As filed with the Securities and Exchange Commission on May 27, 2004

                                                    Registration No. 333-113435

 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               -----------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                     Energy Conversion Devices, Inc.
          (Exact name of Registrant as specified in its charter)

                               -----------------

        Delaware                  3690                   38-1749884
     (State or other        (Primary Standard         (I.R.S. Employer
     jurisdiction of            Industrial           Identification No.)
    incorporation or       Classification Code
      organization)               Number)

                              2956 Waterview Drive
                         Rochester Hills, Michigan 48309
                                 (248) 293-0440
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           -------------------------

                            Roger John Lesinski, Esq.
                                 General Counsel
                         Energy Conversion Devices, Inc.
                              2956 Waterview Drive
                         Rochester Hills, Michigan 48309
                            Telephone: (248) 293-0440

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                    Copy To:

                              Craig A. Roeder, Esq.
                                Baker & McKenzie
                              One Prudential Plaza
                             130 East Randolph Drive
                             Chicago, Illinois 60601
                            Telephone: (312) 861-8000

                               -----------------

      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -----------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to the Registration Statement contains updated information that was included in the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2004, as filed with the Securities and Exchange Commission on May 17, 2004.

 ==============================================================================

                                   PROSPECTUS


                               [  COMPANY LOGO  ]


                                1,146,678 Shares

                                  Common Stock

                         Energy Conversion Devices, Inc.

      This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 1,146,678 shares of our common stock. Of these shares, 573,339 are currently issued and outstanding and 573,339 are issuable upon exercise of warrants held by the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders to purchase 573,339 shares to the extent they are exercised.

      Shares of our common stock are traded on the Nasdaq National Market System under the symbol "ENER." Shares of our Class A common stock and Class B common stock are not publicly traded. On May 25, 2004, the closing price of our common stock was $12.60 per share, as reported by the Nasdaq National Market.

                            -----------------

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                            -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------

             The date of this prospectus is May 27, 2004.

      You should rely only on the information contained in this prospectus. Neither the selling stockholders nor we have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................3

Risk Factors.................................................................7

Cautionary Note Regarding Forward-Looking Statements........................14

Determination of Offering Price.............................................15

Selling Stockholders........................................................16

Plan of Distribution........................................................17

Use of Proceeds.............................................................18

Dividend Policy.............................................................18

Description of Capital Stock................................................19

Security Ownership of Certain Beneficial Owners and Management..............20

Business....................................................................27

Selected Consolidated Financial Data........................................54

Supplementary Consolidated Financial Data...................................55

Management's Discussion and Analysis of Financial Condition and
   Results of Operations....................................................56

Management..................................................................79

Certain Relationships and Related Transactions..............................94

Legal Matters...............................................................96

Experts.....................................................................96

Where You Can Find More Information.........................................96

Index to Consolidated Financial Statements.................................F-1


      Unless the context otherwise requires, throughout this prospectus the words "ECD," "we," "us" and "our" refer to Energy Conversion Devices, Inc. and its consolidated subsidiaries.

      "Ovonic(R)," "Ovonic(TM)," "Ovonic Solid Hydrogen Storage System(TM)," "Ovonic Unified Memory(TM)," "OUM(TM)," and "SmartRoof(SM)" are trademarks and servicemarks of Energy Conversion Devices, Inc. and its affiliated companies.

                               PROSPECTUS SUMMARY

      This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the consolidated financial statements and related notes, before making an investment decision.

                                  Our Business

      Energy Conversion Devices, Inc., or ECD, is a technology, product development and manufacturing company founded by Stanford R. Ovshinsky and his wife Dr. Iris M. Ovshinsky. We are engaged in the invention, engineering, development and commercialization of new materials, products and production technology. Under the direction of Mr. Ovshinsky, our principal inventor, we have established a leadership role in the development of proprietary materials, products and production technology based on our atomically engineered amorphous and disordered materials. We use chemical and structural disorder to provide multiple degrees of freedom to our materials and products that result in our ability to make many new materials.

      We develop materials that permit us to design and commercialize products such as nickel metal hydride, or NiMH, batteries, thin-film solar cell, or photovoltaic, products and phase-change optical memory media. These products have unique chemical, electrical, mechanical and optical properties and superior performance characteristics. Our proprietary materials, products and technologies are branded as "Ovonic."

      We have established a multi-disciplinary business, scientific, technical and manufacturing organization to commercialize products based on our technologies. We have enabling proprietary technologies in the important fields of:

      ALTERNATIVE ENERGY TECHNOLOGY

        o    Energy Storage and Related Technologies

                Ovonic rechargeable NiMH batteries

                Ovonic solid hydrogen storage systems

                Alternative energy vehicles

        o    Energy Generation

                Ovonic thin-film photovoltaic modules and systems

                Ovonic regenerative fuel cell technology

      INFORMATION TECHNOLOGY

        o    Ovonic rewritable optical memory technology

        o    Ovonic Unified Memory

        o    Ovonic Cognitive Computer technology

      We manufacture and sell our proprietary products through our subsidiaries and joint ventures and through licensing arrangements with major companies throughout the world. In addition, in support of these activities, we are engaged in research and development, production of our proprietary materials and products, as well as in designing and building production machinery. Our extensive patent portfolio includes numerous basic and fundamental patents applicable to each of our lines of business. We invent not only materials, but also develop low-cost production technologies and high-performance products. Our patents, therefore, cover not only materials, but also the production technology and products we develop.

      Many of our technologies have been commercialized in products such as NiMH consumer batteries and NiMH batteries for transportation applications, photovoltaic products and phase-change rewritable optical memory disks. Our other technologies require further technical development and financial resources from us, our joint venture partners or third parties in order to achieve commercial production.

      Product manufacturing activities are conducted by us and through our subsidiaries and joint ventures. Our principal manufacturing activity consists of machine building by our Production Technology and Machine Building Division. Our United Solar Ovonic Corp. and United Solar Ovonic LLC subsidiaries manufacture our photovoltaic products. The principal manufacturing activities of our subsidiary, Ovonic Battery Company, Inc., are limited production of our metal hydride negative electrode materials and nickel hydroxide positive electrode materials for NiMH batteries and metal hydride materials. Our COBASYS LLC joint venture manufactures prismatic NiMH modules and battery packs.

      The critical factor to large-scale market penetration of products incorporating our technologies is the manufacturing of such products in sufficient quantities to achieve economies of scale, reduce product cost and deliver to the marketplace products that answer basic industry and consumer needs.

      Our principal executive offices are located at 2956 Waterview Drive, Rochester Hills, Michigan 48309. Our telephone number is (248) 293-0440. We maintain an Internet web site at www.ovonic.com. The information contained on our web site, or on other web sites linked to our web site, is not part of this prospectus.

                                  The Offering


Common stock outstanding as of May 25, 2004 . . . . . .   24,523,001 shares

Common stock offered by the selling stockholders . . . .  1,146,678 shares


Use of proceeds . . . . . . . . . .  All of the net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of common stock. We will not receive any proceeds from the sale of common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders or their subsequent purchasers to purchase 573,339 shares of common stock to the extent these warrants are exercised.

Dividend policy . . . . . . . . . .  We do not intend to pay cash dividends on our common stock for the foreseeable
                                     future. We intend to retain our earnings, if any, for use in the operation and expansion of our business.

Nasdaq National Market symbol . . .  "ENER"

Risk factors  . . . . . . . . . . .  See "Risk Factors" and other sections included in this prospectus for a
                                     discussion of the factors you should
                                     carefully consider before deciding to
                                     invest in our common stock.

                                          Summary Financial Information
                                         (In Thousands, Except per Share)

STATEMENT OF OPERATIONS INFORMATION:

                                      Nine Months Ended
                                          March 31,                         Fiscal Year Ended June 30,
                                     --------------------      ----------------------------------------------------
                                         (unaudited)
                                       2004        2003          2003       2002       2001       2000       1999
                                     --------    --------      --------   --------   --------   --------   --------

Revenues..........................   $ 46,424    $ 47,928      $ 65,179   $ 91,710   $ 71,404   $ 29,979   $ 32,973

Costs and Expenses................   $ 86,004    $ 67,699      $ 98,455   $113,944   $ 81,471   $ 45,914   $ 45,966

Net Loss Before Cumulative
  Effect of Change in Accounting
  Principle.......................   $(39,964)   $ (20,507)    $(38,414)  $(20,888)  $ (5,122)  $(16,656)  $(13,778)

Cumulative Effect of Change in
  Accounting Principle............   $   -       $   2,216     $  2,216   $   -      $   -      $   -      $   -

Net Loss..........................   $(39,964)   $ (18,291)    $(36,198)  $(20,888)  $ (5,122)  $(16,656)  $(13,778)

Basic Net Loss Per Share
  Before Cumulative Effect of
  Change in Accounting Principle..   $  (1.70)   $    (.94)    $  (1.75)  $   (.96)  $   (.26)  $  (1.16)  $  (1.06)

Basic Net Income Per Share for
  Cumulative Effect of Change in
  Accounting Principle............       -             .10          .10       -          -          -          -
                                     --------    ---------     --------   --------   --------   --------   --------
Basic Net Loss Per Share..........   $  (1.70)   $    (.84)    $  (1.65)  $   (.96)  $   (.26)  $  (1.16)  $  (1.06)

Diluted Net Loss Per Share
  Before Cumulative Effect of
  Change in Accounting Principle...  $  (1.70)   $    (.94)    $  (1.75)  $   (.96)  $   (.26)  $  (1.16)  $  (1.06)

Diluted Net Income Per Share for
  Cumulative Effect of Change in
  Accounting Principle............       -             .10          .10       -          -          -          -
                                     --------    ---------     --------   --------   --------   --------   --------
Diluted Net Loss Per Share           $  (1.70)   $    (.84)    $  (1.65)  $   (.96)  $   (.26)  $  (1.16)  $  (1.06)
                                     ========    =========     ========   ========   ========   ========   ========

BALANCE SHEET INFORMATION:

                                   As of March 31,                          As of June 30,
                                ---------------------    ----------------------------------------------------
                                     (unaudited)
                                   2004       2003         2003       2002       2001       2000       1999
                                 --------   --------     --------   --------   --------   --------   --------

Cash and Cash Equivalents.....   $ 18,318   $ 14,323     $  8,567   $ 42,221   $ 33,055   $ 44,592   $ 19,077

Short-Term Investments........   $   -      $ 78,842     $ 26,802   $ 71,997   $ 48,909   $ 44,724   $   -

Total Assets..................   $122,082   $170,472     $153,695   $192,119   $166,105   $148,906   $ 39,808

Long-Term Liabilities.........   $ 10,171   $  2,273     $ 10,187   $ 14,429   $ 18,154   $ 20,059   $  2,680

Working Capital...............   $ 34,174   $ 73,535     $ 37,795   $100,796   $ 92,577   $ 89,789   $ 18,439

Stockholders' Equity..........   $ 92,384   $118,136     $ 99,832   $135,255   $110,741   $ 98,777   $ 23,189


                                  RISK FACTORS

      The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing or otherwise acquiring the common stock offered hereby.

Risks Relating to Our Business

      We have incurred losses in the past and cannot assure you that we will achieve or sustain profits in the future.

      From our founding through March 31, 2004, we have incurred net losses totaling approximately $324 million in connection with the research, development and commercialization of products based on our technologies. Our ability to achieve profitability in the future years will depend largely on the successful commercialization of our products, as to which there can be no assurance.

      We receive a significant portion of our revenues from a small number of customers.

      We historically have entered into agreements with a relatively small number of major customers throughout the world. A significant portion of our revenues is received from three major customers. For example, for our 2003 fiscal year, three major customers accounted for approximately 58% of our total revenues. Our revenues would decrease substantially if we were to lose one or more of these major customers.

      We will need to obtain additional debt or equity financing to continue to operate our business, and financing may be unavailable or available only on disadvantageous terms.

      We have in the past experienced substantial losses and negative cash flow from operations and have required significant debt and equity financing in order to pursue the commercialization of products based on our technologies. We are seeking additional debt and equity financing within the next 12 months. There can be no assurance that such additional financing will be available or that the terms of such additional financing, if available, will be acceptable to us. Additional equity financing may result in substantial dilution to our stockholders, including purchasers of the common stock offered hereby.

      Our revenues are dependent upon licensing arrangements and joint ventures, and our licensees and joint venture partners may be unwilling or unable to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies.

      In the fields of consumer rechargeable batteries, hybrid and electric vehicle batteries, scooter batteries, photovoltaics and information technologies, we have entered into licensing agreements and joint venture agreements with established industrial companies. Any revenues or profits which may be derived by us from these licensing and joint venture agreements will be substantially dependent upon the willingness and ability of our licensees and joint venture partners to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies. There can be no assurance that such financial resources will be available or that such commercialization will be successful. Certain of our joint venture and business agreements contain conditions which, if not satisfied, permit the joint venture or business partner to discontinue such arrangements. Many of such conditions are outside of our control and, accordingly, there can be no assurance that such conditions will be satisfied. There are also various business, technological and other uncertainties that affect us and our joint venture partners and licensees. In fields in which we are not presently a party to joint venture or license agreements, we may be required to enter into collaborative arrangements with established industry partners to produce products on a commercial scale. There can be no assurance that we will be able to enter into such collaborative arrangements.

      We may be unable to continue to protect and maintain the proprietary nature of our technology, or to convince others of the necessity of licensing our technology without litigation.

      Our ability to compete effectively will depend, in part, on our ability to protect and maintain the proprietary nature of our technology. There can be no assurance as to the degree of protection offered by the patents owned by us, or as to the likelihood that additional patents will be issued based upon pending patent applications. Patent applications in the United States are maintained in secrecy until patents are issued. Therefore, we cannot be certain that we were the first creator of the inventions covered by our patents or pending patent applications, or that we were the first to file patent applications for such inventions. The high costs of enforcing patent and other proprietary rights may also limit the degree of protection afforded to us. We may be unable to license our technology without incurring the high costs of litigation to enforce our patent and other proprietary rights. We also rely on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology.

      Other companies may be successful in asserting patent infringement or other claims against us which prevent us from commercializing products based on our technology or which force us to make royalty or other payments to competitors.

      There can be no assurance that our patents or other proprietary rights will be determined to be valid or enforceable if challenged in court or administrative proceedings or that our patents or other proprietary rights, even if determined to be valid, will be broad enough in scope to enable us to prevent third parties from producing products using similar technologies or processes. There can also be no assurance that we will not become involved in disputes with respect to the patents or proprietary rights of third parties. An adverse outcome from such proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, prevent us from collecting royalties from licensees or require us to stop using such technology, any of which would have a material adverse effect on our financial condition and business prospects. We are currently in arbitration proceedings with Matsushita Battery Industrial Co., Ltd. and related companies, Panasonic EV Energy Co. Ltd., and Toyota Motor Corporation and related companies regarding our claims that their nickel metal hydride batteries used in gasoline-electric hybrid vehicles and other products infringe upon our patents. See "Business -- Legal Proceedings" for a more detailed discussion of our patent infringement arbitration against Matsushita Battery.

      Other companies may develop competing technologies which cause our technology to become obsolete or non-competitive.

      We and our joint venture partners compete with firms, both domestic and foreign, that perform research and development, as well as firms that manufacture and sell products. Some of our competitors are among the largest industrial companies in the world and have well-established business organizations and product lines, extensive resources and large research and development staffs and facilities. There can be no assurance that one or more such companies will not succeed in developing technologies or products that will become available for commercial sale prior to our products, that will have performance superior to our products or that would otherwise render our products obsolete or non-competitive.

      Our ability to succeed will be dependent upon our ability to successfully implement our business plan, as to which no assurance can be given.

      Our ability to execute our business plan must be considered in light of the inherent risks, expenses and difficulties typically encountered by research and development companies, particularly companies with new and evolving technologies. Such unique difficulties include the costs and expense of our research and development efforts, the uncertainties associated with manufacturing products implementing new technologies, and the uncertainties of market acceptance of our products. Additionally, our business may be affected by adverse changes in general economic conditions or in political or competitive forces.

      Our product development programs involve a number of uncertainties; additional research and development efforts will be required before certain products can be manufactured and sold commercially, and there can be no assurance that such efforts will be successful.

      Additional research and development efforts will be required before certain of our products and technologies may be manufactured and sold commercially. There can be no assurance that such research and development efforts will be successful or that we will be able to develop commercial applications for our products and technologies. The areas in which we are developing technologies and products are characterized by rapid and significant technological change. Rapid technological development may result in our products becoming obsolete or non-competitive before we are able to recover any portion of the research and development and other expenses we have incurred to develop our products and technologies.

      We and our joint venture partners may not be able to manufacture our developed products successfully on a commercial scale.

      We may not achieve the designed output capabilities of certain manufacturing equipment designed to manufacture our developed products once the technology is ready to be sold commercially, and there can be no assurance that we and our joint venture partners will be able to successfully manufacture our products. In order to produce products on a commercial scale, we and our joint venture partners and certain of our licensees will be required to establish or significantly increase manufacturing capabilities currently being used to produce certain of our products. Although substantially all of our joint venture partners and licensees have experience in commercial-scale manufacturing, we have little such experience and there can be no assurance that we or our joint venture partners and licensees will expand or establish manufacturing capabilities for manufacturing our products beyond those presently in existence.

      It is uncertain that the market will accept our products once the technology has been developed and commercial-scale manufacturing has been achieved.

      There can be no assurance that products based on our technologies will be perceived as being superior to existing products or new products being developed by competing companies or that such products will otherwise be accepted by consumers. The market prices for our products may exceed the prices of competitive products based on current technologies or new products based on technologies currently under development by competitors. There can be no assurance that the prices of our products will be perceived by consumers as cost-effective or that the prices of such products will be competitive with existing products or with other new products or technologies.

      Our government product development and research contracts may be terminated by unilateral government action, or we may be unsuccessful in obtaining new government contracts to replace those which have been terminated or completed.

      We have several government product development and research contracts. Any revenues or profits which may be derived by us from these contracts will be substantially dependent upon the government agencies' willingness to continue to devote their financial resources to our research and development efforts. There can be no assurance that such financial resources will be available or that such research and development efforts will be successful. Our government contracts may be terminated for the convenience of the government at any time, even if we have fully performed our obligations under the contracts. Upon a termination for convenience, we would generally only be entitled to recover certain eligible costs and expenses we had incurred prior to termination and would not be entitled to any other payments or damages.

      We may experience performance problems with key suppliers or subcontractors.

      Our success is highly dependent on the continued services of a limited number of key suppliers and subcontractors. The loss of any of these suppliers and subcontractors could have a material adverse effect on us. There can be no assurance that we will be able to retain existing relationships with key suppliers and subcontractors on acceptable terms.

      We may suffer the loss of key personnel or may be unable to attract and retain qualified personnel to maintain and expand our business.

      Our success is highly dependent on the continued services of a limited number of skilled managers and scientists. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend upon, among other factors, the recruitment and retention of additional highly skilled and experienced management and technical personnel. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms given the competition for such personnel in industry, universities and non-profit research institutions.

      We may become subject to legal or regulatory proceedings which may reach unfavorable resolutions.

      We are currently involved in arbitration proceedings with Matsushita Electric, Matsushita Battery, Panasonic EV Energy, Matsushita Battery Corp. of America, Toyota Motor Corp., Toyota Motor Corp. of America, and Toyota Motor Sales regarding our claims that their nickel metal hydride batteries used in gasoline-electric hybrid vehicles and other products infringe upon our patents. The ultimate outcome of this arbitration may have a material impact on our future financial results. In addition, we are involved in legal proceedings arising in the normal course of business. Due to the inherent uncertainties of legal proceedings, the outcome of any such proceeding could be unfavorable, and we may choose to make payments or enter into other arrangements, to settle such proceedings. Failure to settle such proceedings could require us to pay damages or other expenses, which could have a material adverse effect on our financial condition or results of operations. We have been subject to legal proceedings in the past involving the validity and enforceability of certain of our patents. While such patent-related legal proceedings have been successfully resolved in our favor, such proceedings can require the expenditure of substantial management time and financial resources and can adversely affect our financial performance. There can be no assurance that we will not be a party to other legal proceedings in the future. See "Business - Legal Proceedings" for a more detailed discussion of legal proceedings.

Risks Related to this Offering

      Our stock price is subject to volatility and your investment could suffer a decline in value.

      There has been a history of significant volatility in the market price of our common stock. We believe that many factors, including several which are beyond our control, have a significant effect on the market price of our common stock. These include:

      o   actual or anticipated announcements of technological innovations;

      o   new commercial products;

      o   actual or anticipated changes in laws and governmental regulations;

      o   disputes relating to patents or proprietary rights;

      o   changes in business practices;

      o developments relating to our efforts to obtain additional financing to fund our operations;

      o announcements by us regarding transactions with potential strategic partners;

      o   changes in industry trends or conditions;

      o   our issuance of additional debt or equity securities; and

      o sales of significant amounts of our common stock or other securities in the market.

      In addition, the stock market in general, and the Nasdaq National Market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management's attention and resources.

      There is a large number of shares that may be sold in the market following this offering, which may depress the market price of our common stock.

      Up to 1,146,678 shares of our common stock may be sold in the market in connection with this offering. Sales of a substantial number of shares of our common stock or securities convertible into or exercisable for our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act.

      Our quarterly operating results may fluctuate significantly.

      We expect our results of operations to be subject to quarterly fluctuations. The level of our revenues and results of operations at any given time will be based primarily on the following factors:

      o the status of the development and commercialization of products based on our technologies;

      o our entry into license or joint venture agreements with strategic partners and the timing and accounting treatment of payments to us, if any, under those agreements;

      o our receipt of royalty payments under licenses of our technology to third parties and the timing and accounting treatment of these payments;

      o the addition or termination of research programs or funding support from governmental entities or other third parties;

      o   the addition or termination of machine-building contracts; and

      o variations in the level of capital expenditure and operating expenses related to our business operations during any given period.

      These and other factors may cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

      If we are required or elect to account for employee stock option plans using the fair value method, it could significantly increase our net loss and net loss per share.

      There has been ongoing public debate about whether shares issued under employee stock option plans should be treated as a compensation expense and, if so, how to properly value such compensation. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method, we could have significant additional compensation expense. For example, if we had historically accounted for stock-based compensation plans using the fair value method prescribed in Financial Accounting Standards Board Statement 123, as amended by Statement 148, in our 2003 fiscal year, we would have recorded approximately $5,054,000 in additional expenses, and our basic and diluted loss per share would have been increased by $.23 per share. Although we are not currently required to record any compensation expense using the fair value method in connection with option grants that have an exercise price at or above fair value at the grant date, it is possible that future laws or regulations will require us to treat all stock-based compensation as an expense using the fair value method. See Note A of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003 for a more detailed presentation of our accounting for stock-based compensation.

      Because we do not intend to pay dividends, you will not receive funds without selling shares and, depending on when you sell your shares, you may lose the entire amount of your investment.

      We have never declared or paid any cash dividends on our capital stock and do not intend to pay cash dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any proceeds with respect to your stock prior to selling it. We also cannot assure you that you will receive a return on your investment when you do sell your shares or that you will not lose the entire amount of your investment.

      Our management has broad discretion to determine how to use the proceeds received upon the exercise of the warrants held by the selling stockholders, and may use them in ways that may not enhance our operating results or the price of our common stock.

      All of the net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of common stock. We will not receive any proceeds from the sale of common stock offered by the selling stockholders. However, we will receive proceeds from the exercise of warrants held by the selling stockholders to purchase 573,339 shares of common stock to the extent these warrants are exercised. Depending upon when these warrants are exercised, we would receive between $8,003,812 and $9,190,624 if all of the warrants are exercised. If any of the warrants are exercised, there will be further dilution to investors. The selling stockholders are not obligated to exercise these warrants and we do not expect that the selling stockholders will exercise the warrants unless the price of our common stock increases substantially. If these warrants are exercised, our management could spend the proceeds from the exercise of these warrants in ways our stockholders may not agree with or that do not yield a favorable return. We plan to use the net proceeds from the exercise of these warrants for general corporate purposes, including working capital and capital expenditures. Until we use the proceeds, if any, from the exercise of these warrants, we plan to invest the net proceeds in interest-bearing, investment-grade securities, which may not yield a favorable rate of return.

      Because our officers, directors and certain stockholders will together own shares entitled to 34.79% of the voting power of our outstanding stock, the voting power of other stockholders, including purchasers in this offering, may be effectively limited.

      Based on share ownership as of May 17, 2004, our officers, directors, and our stockholders Sanoh (through a proxy given to Mr. Ovshinsky) and ChevronTexaco (which will vote its shares of our common stock in accordance with votes cast by the holders of Class A common stock and Class B common stock) and their respective affiliates will beneficially own or control, directly or indirectly, a total of 5,317,424 shares of common stock, Class A common stock and Class B common stock, which in the aggregate will represent approximately 34.79% of the voting power of our outstanding stock. As a result, if some of these persons or entities act together, they will have the ability to substantially influence certain matters submitted to our stockholders for approval, including the election and removal of directors, certain amendments to our certificate of incorporation and bylaws and the approval of any business combination. This may delay or prevent an acquisition of ECD or cause the market price of our stock to decline. Some of these persons may have interests different than yours.

      Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

      Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. For example, shares of our Class A common stock are presently entitled to 25 votes per share on all matters to be voted on by our stockholders, including mergers and the sale of all or substantially all of our assets. In addition, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our Board of Directors or act by written consent without a meeting. The acquiror would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted.

      Our Board of Directors also has the ability to issue additional shares of common stock that could significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15% or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

      Our Board of Directors could choose not to negotiate with an acquiror that it did not believe was in our strategic interests. If an acquiror is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by these or other measures, you could lose the opportunity to sell your shares at a favorable price.

           CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our financial condition, results of operations, plans, objectives, expectations, future performance and business prospects. You can identify these statements by forward-looking words such as "may," "will," "anticipate," "believe," "estimate," "expect," "intend," "plan," "seek" and similar expressions. We have based these forward-looking statements on our current expectations with respect to future events and occurrences. Investors are cautioned that our actual results in the future may differ materially from the expected results reflected in our forward-looking statements. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements are contained herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made.

                         DETERMINATION OF OFFERING PRICE

      The selling stockholders may sell all or a portion of the shares, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

      Shares of our common stock are traded on the Nasdaq National Market System under the symbol "ENER." Shares of our Class A common stock and Class B common stock are not publicly traded. On May 25, 2004, the closing price of our common stock was $12.60 per share, as reported by the Nasdaq National Market System.

      Below is the reported high and low price on the Nasdaq National Market System for our common stock for the following quarters:


                                   For the Fiscal Year Ended June 30,
                                          (in Dollars Per Share)
                         -----------------------------------------------------
                               2004                2003             2002
                         ------------------   ---------------  ---------------
                          High      Low        High     Low     High     Low
                         ------    -----      ------   -----   ------   ------
First Quarter            $19.24    $9.06      $15.90   $9.47   $28.00   $12.64
 (July - September)

Second Quarter           $13.50    $8.00      $12.88   $7.21   $22.00   $15.26
 (October - December)

Third Quarter            $10.00    $6.75      $11.85   $7.95   $24.53   $18.18
 (January - March)

Fourth Quarter           $13.35(1) $9.76(1)   $11.32   $8.00   $25.73   $14.01
 (April - June)

------------------
(1) Through May 25, 2004.

                              SELLING STOCKHOLDERS

      The following table provides information regarding the beneficial ownership of the outstanding shares of common stock by the selling stockholders both before the offering and as adjusted to reflect the sale of all of the shares offered under this prospectus. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

                                Beneficial Ownership                         Beneficial Ownership(2)
                                  Before Offering                                After Offering
                               ----------------------                        -----------------------
                                Number                  Number of Shares      Number
                               of Shares     Percent    Being Registered(1)  of Shares      Percent
                               -----------   --------   -------------------  ----------    ---------

Heimdall Investments Ltd.      2,675,584(3)    10.35%        764,452          1,337,792      5.17%
c/o HBK Investments L.P.
300 Crescent Court
Suite 700
Dallas, Texas 75201

CCM Master Qualified
  Fund, Ltd.                   1,971,195(4)     7.82%        382,226          1,588,969      6.36%
c/o Coghill Capital
  Management, LLC
One North Wacker Drive
Suite 4350
Chicago, Illinois 60606

-------------
 (1) Represents the maximum number of shares that may be sold by the selling stockholders.

 (2) Assumes all of the shares being registered pursuant to this registration statement will be sold by the selling stockholders.

 (3) Consists of 1,337,792 outstanding shares of common stock and 1,337,792 shares of common stock issuable upon exercise of currently exercisable warrants. HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares held by Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd.

 (4) Consists of 1,302,299 outstanding shares of common stock and 668,896 shares of common stock issuable upon exercise of currently exercisable warrants. Coghill Capital Management, L.L.C.
      and Clint D. Coghill, through their control of CCM Master Qualified Fund, Ltd., have shared voting and dispositive power over these shares.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledges, assignees and successors-in-interest may sell any or all of the shares covered by this prospectus from time to time. The selling stockholders may sell all or a portion of the shares, on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o   privately negotiated transactions;

      o   short sales;

      o   a combination of any such methods of sale; and

      o   any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The selling shareholders may pay brokers or dealers commissions or give them discounts or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts customary in the types of transactions involved.

      Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share. Also, if a broker-dealer is unable to sell the shares as agent for the selling stockholders, the broker-dealer may purchase, as principal, any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Also, broker-dealers may sell shares in the Nasdaq
Stock Market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with these resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares of common stock in the market and to the activities of the selling stockholders and their affiliates. We have also informed the selling stockholders of the need to deliver a copy of this prospectus at, or prior to, the time of any sale of the shares of common stock offered by this prospectus.

      We are required to pay all of the expenses incidental to this offering and sale of the shares, other than underwriting costs and brokerage discounts and commissions that will be paid by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                                 USE OF PROCEEDS

      The selling stockholders will receive all of the net proceeds from the sale of the common stock offering by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants held by the selling stockholders to purchase 573,339 shares of common stock to the extent they are exercised. Depending upon when these warrants are exercised, we would receive between $8,003,812 and $9,190,624 if all of the warrants are exercised in full. The selling stockholders are not obligated to exercise these warrants and we do not expect that the selling stockholders will exercise the warrants unless the price of our common stock increases substantially. If any of the warrants are exercised, there will be further dilution to investors. We will use these proceeds, if any, for general corporate purposes, including working capital and capital expenditures.

                                 DIVIDEND POLICY

      We have not paid any dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, for the foreseeable future, we intend to retain our earnings, if any, for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, our results of operations and our current and anticipated cash needs.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 50,930,000 shares of capital stock, of which 500,000 shares are designated Class A common stock, 430,000 are designated Class B common stock, and 50,000,000 are designated common stock.

      As of May 17, 2004, there were approximately 2,100 holders of record of common stock, four holders of record of Class A common stock and one holder of record of Class B common stock.

Common Stock

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as declared by our Board of Directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or preemption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Class A Common Stock

      The terms of our Class A common stock are substantially similar to those of the common stock. The principal difference between the Class A common stock and the common stock is with respect to voting rights. Each share of common stock is entitled to one vote per share on all matters to be voted upon by our stockholders, and each share of Class A common stock is entitled to 25 votes per share on all matters to be voted upon by our stockholders. Class A common stock is convertible into common stock on a share-for-share basis at any time and from time to time at the option of the holders, and will be deemed to be converted into common stock on a share-for-share basis on September 30, 2005.

      Under applicable Delaware law, the September 30, 2005 mandatory conversion date may be extended in the future from time to time with approval of our stockholders voting together as a single class.

      Mr. Ovshinsky and his wife, Dr. Ovshinsky (each an executive officer, director and founder of ECD), own of record 153,420 shares and 65,601 shares, respectively (or approximately 69.8% and 29.8%, respectively), of the outstanding shares of Class A common stock. Such shares are owned directly or indirectly through certain trusts of which Mr. and Dr. Ovshinsky are co-trustees. In addition, as of May 17, 2004, Mr. Ovshinsky also had the right to vote 126,500 shares of common stock owned by Sanoh Industrial Co., Ltd. under the terms of an agreement dated as of November 3, 1992 between ECD and Sanoh which, together with the Class A common stock and 19,749 shares of common stock Mr. and Dr. Ovshinsky own, give Mr. and Dr. Ovshinsky voting control over shares representing approximately 18.46% of the combined voting power of our outstanding stock.

Class B Common Stock

      The terms of our Class B common stock are substantially similar to those of the Class A common stock. The principal difference between the Class A common stock and the Class B common stock is with respect to voting rights. Each share of Class B common stock currently entitles the holder to one vote on all matters to be voted upon by our stockholders. However, each share of Class B common stock will become entitled to 25 votes as of the first date upon which all of the outstanding shares of Class A common stock have been converted into common stock and no shares of Class A common stock are outstanding. The preferential voting rights of the Class B common stock, if triggered, will expire on September 30, 2005.

      The Class B common stock is convertible into common stock on a share-for-share basis at any time at the option of the holder. In addition, the Class B common stock will be deemed to be converted into common stock on September 30, 2005. Under applicable Delaware law, the September 30, 2005 mandatory conversion date may be extended in the future from time to time with the approval of our stockholders voting together as a single class. All of the authorized shares of Class B common stock were awarded to Mr. Robert C. Stempel pursuant to the terms of a Restricted Stock Agreement dated as of January 15, 1999 between us and Mr. Stempel.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

      The following table sets forth aggregate information regarding grants under all our equity compensation plans as of May 17, 2004.

                                                                                  Number of securities
                                                                                 remaining available for
                                 Number of securities                         future issuance under equity
                                  to be issued upon      Weighted average         compensation plans
                                  exercise of out-       exercise price of       (excluding securities
      Plan category               standing options      outstanding options     reflected in 1st column)
------------------------------   --------------------   -------------------   ----------------------------
Equity compensation plans
approved by security holders(1)       3,068,938               $16.84                      1,238,140

Equity compensation plans not
approved by security holders          1,070,401(2)(3)         $13.19                        (2)(3)
                                      ---------
Total                                 4,139,339               $15.90                      1,238,140(2)(3)
                                      =========

--------------

(1) These plans consist of our 1995 Non-Qualified Stock Option Plan and 2000 Non-Qualified Stock Option Plan.

(2) Of the 1,070,401 shares issuable upon exercise, options to acquire 467,890 and 302,511 shares were issued to Mr. and Dr. Ovshinsky, respectively, pursuant to Stock Option Agreements dated November 1993 which are subject to periodic anti-dilution protection adjustments based on changes in the number of outstanding shares of our common stock. Under those Stock Option Agreements, if we issue any equity securities, other than pursuant to the exercise of options by Mr. and Dr. Ovshinsky under their respective Stock Option Agreements, we are obligated to grant to Mr. and Dr. Ovshinsky additional options covering sufficient additional shares of our common stock so that their respective proportionate equity interest in ECD as of November 1993 is maintained on a fully-diluted basis. Such adjustments are calculated quarterly as of the last day of each of our fiscal quarters and coincident with significant issuances of our common stock.

(3) Of the 1,070,401 shares issuable upon exercise, options to acquire 300,000 shares were issued to Mr. Robert Stempel pursuant to a Stock Option Agreement dated January 15, 1999. There are no securities available for future issuance under this Stock Option Agreement.

Class A Common Stock

      Mr. Ovshinsky and Dr. Ovshinsky (each an executive officer, director and founder of ECD), own of record 153,420 shares and 65,601 shares, respectively (or approximately 69.8% and 29.8%, respectively), of the outstanding shares of Class A common stock. Such shares are owned directly or indirectly through certain trusts of which Mr. and Dr. Ovshinsky are co-trustees. Our common stock is entitled to one vote per share and each share of Class A common stock is entitled to 25 votes per share. Class A common stock is convertible into common stock on a share-for-share basis at any time and from time to time at the option of the holders, and will be deemed to be converted into common stock on a share-for-share basis on September 30, 2005. Under applicable Delaware law, the September 30, 2005 mandatory conversion date may be extended in the future from time to time with approval of our stockholders voting together as a single class.

      As of May 17, 2004, Mr. Ovshinsky also had the right to vote 126,500 shares of common stock owned by Sanoh Industrial Co., Ltd. under the terms of an agreement dated as of November 3, 1992 between ECD and Sanoh which, together with the Class A common stock and 19,749 shares of common stock Mr. and Dr. Ovshinsky own, give Mr. and Dr. Ovshinsky voting control over shares representing approximately 18.46% of the combined voting power of our outstanding stock.

      ChevronTexaco has agreed that (i) so long as it beneficially owns an aggregate of 5% of our common stock and (ii) so long as Mr. and Dr. Ovshinsky are the beneficial owners of Class A common stock, or Mr. Stempel is the beneficial owner of Class B common stock, ChevronTexaco will vote its shares of our common stock in accordance with the votes cast by the holders of Class A common stock (prior to its conversion) or Class B common stock (after conversion of the Class A common stock).

      The following table sets forth, as of May 17, 2004, information concerning the beneficial ownership of Class A common stock by each director and all of our executive officers and directors as a group. All shares are owned directly except as otherwise indicated. Under the rules of the Securities and Exchange Commission, Mr. Ovshinsky and Dr. Ovshinsky may each be considered to beneficially own the shares held by the other.

                                  Class A
       Name of                  Common Stock          Total Number of Shares
   Beneficial Owner       Beneficially Owned(1)(2)      Beneficially Owned      Percentage of Class
 --------------------     ------------------------    ----------------------    -------------------
Stanford R. Ovshinsky            153,420                  153,420                      69.8%

Iris M. Ovshinsky                 65,601                   65,601                      29.8%

All other executive
officers and directors as           -                        -                           -
a group (9 persons)
                                 -------                  -------                      -----
Total                            219,021                  219,021                      99.6%
                                 =======                  =======                      =====
----------------

(1) The balance of the 219,913 shares of Class A common stock outstanding, 892 shares, or approximately 0.4%, are owned by other members of Mr. and Dr. Ovshinsky's family. Neither Mr. nor Dr. Ovshinsky has voting or investment power with respect to such shares.

(2) On November 10, 1995, the Compensation Committee of our Board of Directors recommended, and the Board of Directors approved, an amendment to Mr. and Dr. Ovshinsky's Stock Option Agreements dated November 18, 1993 to permit Mr. and Dr. Ovshinsky to exercise a portion (126,082 and 84,055 shares, respectively) of their existing common stock option for Class A common stock on the same terms and conditions as provided in the Agreements. The shares of Class A common stock issuable upon exercise of the options under these Stock Option Agreements, as amended, are not included in the number of shares indicated in the above table, but are included in the shares of common stock beneficially owned by Mr. and Dr. Ovshinsky (see table of beneficial ownership of common stock on the following page).

Class B Common Stock

      At our Annual Meeting held on March 25, 1999, our stockholders approved a proposal to increase our authorized capital stock and to authorize 430,000 shares of a new Class B common stock. All of the authorized shares of Class B common stock were awarded to Robert C. Stempel, the Chairman of our Board of Directors, pursuant to the terms of a Restricted Stock Agreement dated as of January 15, 1999 between us and Mr. Stempel.

      The terms of our Class B common stock are substantially similar to those of our Class A common stock. The principal difference between the Class A common stock and the Class B common stock is with respect to voting rights. Each share of Class B common stock currently entitles the holder to one vote on all matters to be voted upon by our stockholders. However, each share of Class B common stock will become entitled to 25 votes as of the first date upon which all of the outstanding shares of Class A common stock have been converted into common stock and no shares of Class A common stock are outstanding. The preferential voting rights of the Class B common stock, if triggered, will expire on September 30, 2005.

      The Class B common stock is convertible into common stock on a share-for-share basis at any time at the option of the holder. In addition, the Class B common stock will be deemed to be converted into common stock on September 30, 2005. Under applicable Delaware law, the September 30, 2005 mandatory conversion date may be extended in the future from time to time with the approval of our stockholders voting together as a single class.

      ChevronTexaco has agreed that (i) so long as it beneficially owns an aggregate of 5% of our common stock and (ii) so long as Mr. and Dr. Ovshinsky are the beneficial owners of Class A common stock, or Mr. Stempel is the beneficial owner of Class B common stock, ChevronTexaco will vote its shares of our common stock in accordance with the votes cast by the holders of Class A common stock (prior to its conversion) or Class B common stock (after conversion of the Class A common stock).

Common Stock

      Directors and Executive Officers. The following table sets forth, as of May 17, 2004, information concerning the beneficial ownership of common stock by each of our director and executive officer and for all of our directors and executive officers as a group. All shares are owned directly except as otherwise indicated.

                                      Amount and Nature of      Percentage
       Name of Beneficial Owner       Beneficial Ownership(1)   of Class(2)
       ------------------------       -----------------------   -----------

       Robert C. Stempel                   1,191,404  (3)          4.64%
       Stanford R. Ovshinsky               1,051,007  (4)          4.13%
       Iris M. Ovshinsky                     588,509  (5)          2.34%
       Nancy M. Bacon                        247,215  (6)          1.00%
       Hellmut Fritzsche                      30,250  (7)           *
       Stephan W.  Zumsteg                    30,000  (8)           *
       Walter J. McCarthy, Jr.                20,708  (9)           *
       James R. Metzger                       19,974 (10)           *
       Stanley K. Stynes                      19,589 (11)           *
       Florence I. Metz                       17,405 (12)           *
       Umberto Colombo                        15,672 (13)           *
       Robert I. Frey                          1,000
       William J. Ketelhut
       Stephen Rabinowitz
                                           ---------
       All executive officers and          3,232,733              11.77%
       directors as a group (14 persons)   =========

  ---------------
   *   Less than 1%.

(1) Under the rules and regulations of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within sixty days, whether through the exercise of options or warrants or through the conversion of another security.

(2) Under the rules and regulations of the Securities and Exchange Commission, shares of common stock issuable upon exercise of options and warrants or upon conversion of securities which are deemed to be beneficially owned by the holder thereof (see Note (1) above) are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Includes 430,000 shares of Class B common stock and 700,000 shares represented by options exercisable within 60 days.

(4) Includes 758,847 (adjusted as of March 31, 2004) shares represented by options exercisable within 60 days, the 126,500 shares of common stock owned by Sanoh Industrial Co., Ltd. over which Mr. Ovshinsky has voting power and 153,420 shares of Class A common stock which are convertible into common stock. Under the rules and regulations of the Securities and Exchange Commission, Mr. Ovshinsky may be deemed a beneficial owner of the shares of common stock and Class A common stock owned by his wife, Dr. Ovshinsky. Such shares are not reflected in Mr. Ovshinsky's share ownership in this table.

(5) Includes 515,399 (adjusted as of March 31, 2004) shares represented by options exercisable within 60 days and 65,601 shares of Class A common stock which are convertible into common stock. Under the rules and regulations of the Securities and Exchange Commission, Dr. Ovshinsky may be deemed a beneficial owner of the shares of common stock and Class A common stock owned by her husband, Mr. Ovshinsky. Such shares are not reflected in Dr. Ovshinsky's share ownership in this table.
(6)   Includes 222,200 shares represented by options exercisable within 60 days.

(7)   Includes 20,388 shares represented by options exercisable within 60 days.

(8)   Includes 28,000 shares represented by options exercisable within 60 days.

(9)   Includes 6,000 shares represented by options exercisable within 60 days.

(10)  Includes 16,000 shares represented by options exercisable within 60 days.

(11)  Includes 6,000 shares represented by options exercisable within 60 days.

(12)  Includes 9,000 shares represented by options exercisable within 60 days.

(13)  Includes 11,000 shares represented by options exercisable within 60 days.

      Principal Shareholders. The following table sets forth, as of May 17, 2004, to our knowledge, the beneficial holders of more than 5% of our common stock (see footnotes for calculation used to determine "percentage of class" category):


          Name and Address of             Amount and Nature of    Percentage of
           Beneficial Holder              Beneficial Ownership      Class(1)
  -----------------------------------     --------------------    -------------

  TRMI Holdings Inc.                          4,376,633(2)          17.39%
  (a unit of ChevronTexaco)
  6001 Bollinger Canyon Road
  San Ramon, California 94583

  FMR Corp.                                    2,719,132(3)          10.55%
  82 Devonshire Street, E31C
  Boston, Massachusetts 02109

  CCM Master Qualified Fund, Ltd.             1,971,195(4)           7.82%
  c/o Coghill Capital Management, L.L.C.
  One North Wacker Drive - Suite 4350
  Chicago, Illinois 60606

  Stanford R. and Iris M. Ovshinsky           1,639,516(5)           6.50%(6)
  Energy Conversion Devices, Inc.
  2956 Waterview Drive
  Rochester Hills, MI 48309

  Heimdall Investments Ltd.                   1,337,792(7)           5.17%
  c/o HBK Investments L.P.
  300 Crescent Court - Suite 700
  Dallas, Texas 75201

 -------------

    (1) Under the rules and regulations of the Securities and Exchange Commission, shares of common stock issuable upon exercise of options and warrants or upon conversion of securities which are deemed to be beneficially owned by the holder thereof are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

    (2) Pursuant to the Stock Purchase Agreement dated as of May 1, 2000, TRMI Holdings Inc., a unit of ChevronTexaco, has agreed that (i) so long as it beneficially owns an aggregate of 5% of our common stock and (ii) so long as Mr. and Dr. Ovshinsky are the beneficial owners of Class A common stock, or Mr. Stempel is the beneficial owner of Class B common stock, ChevronTexaco will vote its shares of our common stock in accordance with the votes cast by the holders of Class A common stock (prior to its conversion) or Class B common stock (after conversion of the Class A common stock). ChevronTexaco's percentage of class is computed based on 23,947,522 shares of common stock outstanding, 219,913 shares of Class A common stock outstanding and 430,000 shares of Class B common stock outstanding.

    (3) Consists of 1,259,566 outstanding shares of common stock and 1,259,566 shares of common stock issuable upon exercise of currently exercisable warrants. As of April 12, 2004, based upon information contained in a Schedule 13G with the Commission, FMR

        Corp., on behalf of funds managed or advised by subsidiaries of FMR Corp. and affiliates of FMR Corp. have sole power to dispose or to direct the disposition of 2,719,132 shares of our common stock. Sole power to vote the shares of common stock beneficially owned by FMR Corp. resides in the respective boards of trustees of the funds that have invested in the shares. The interest of Fidelity Capital Appreciation Fund, an investment company registered under the Investment Company Act of 1940, amounted to 2,519,132 shares or 9.771% of our common stock.

    (4) Consists of 1,302,299 outstanding shares of common stock and 668,896 shares of common stock issuable upon exercise of currently exercisable warrants. Coghill Capital Management, L.L.C. and Clint D. Coghill, through their control of CCM Master Qualified Fund, Ltd., have shared voting and dispositive power over these shares.

    (5) Includes 219,012 shares of Class A Common Stock owned by Mr. and Dr. Ovshinsky (which shares are convertible at any time into Common Stock and will be deemed to be converted into Common Stock on September 30,
        2005), 19,749 shares of Common Stock owned by Mr. and Dr. Ovshinsky, 126,500 shares of Sanoh Shares over which Mr. Ovshinsky has voting rights, and 1,274,246 (adjusted as of March 31, 2004) shares represented by options exercisable within 60 days.

   (6) Represents the sum of Mr. and Dr. Ovshinsky's respective ownership interests calculated separately.

    (7) Consists of 1,337,792 shares of common stock issuable upon exercise of currently exercisable warrants. HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares held by Heimdall Investment Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd.

                                    BUSINESS
Overview

      Energy Conversion Devices, Inc. is a technology, product development and manufacturing company founded by Stanford R. Ovshinsky and Dr. Iris M. Ovshinsky. We are engaged in the invention, engineering, development and commercialization of new materials, products and production technology. Under the direction of Mr. Ovshinsky, our principal inventor, we have established a leadership role in the development of proprietary materials, products and production technology based on our atomically engineered amorphous and disordered materials. We use chemical and structural disorder to provide multiple degrees of freedom to our materials and products that result in our ability to make many new materials.

      We develop materials that permit us to design and commercialize products such as NiMH batteries, thin-film photovoltaic products and phase-change optical memory media. These products have unique chemical, electrical, mechanical and optical properties and superior performance characteristics. Our proprietary materials, products and technologies are branded as "Ovonic."

      Certain technical terms used in this prospectus are defined in the section captioned "Business -- Glossary of Technical Terms."

      We have established a multi-disciplinary business, scientific, technical and manufacturing organization to commercialize products based on our technologies. We have enabling proprietary technologies in the important fields of:

      ALTERNATIVE ENERGY TECHNOLOGY

         o   Energy Storage and Related Technologies

                Ovonic rechargeable NiMH batteries

                Ovonic solid hydrogen storage systems

                Alternative energy vehicles

         o   Energy Generation

                Ovonic thin-film photovoltaic modules and systems

                Ovonic regenerative fuel cell technology

      INFORMATION TECHNOLOGY

         o   Ovonic rewritable optical memory technology

         o   Ovonic Unified Memory

         o   Ovonic Cognitive Computer technology

      We manufacture and sell our proprietary products through our subsidiaries and joint venture companies and through licensing arrangements with major companies throughout the world. In addition, in support of these activities, we are engaged in research and development, production of our proprietary materials and products, as well as in designing and building production machinery. Our extensive patent portfolio includes numerous basic and fundamental patents applicable to each of our lines of business. We invent not only materials, but also develop low-cost production technologies and high-performance products. Our patents, therefore, cover not only materials, but also the production technology and products we develop.

      Our corporate structure and the activities we conduct directly and through our subsidiaries and joint ventures are summarized below:

Alternative Energy Technology                        Ownership
-----------------------------                        ---------

  Energy Storage and Related Technologies
  ---------------------------------------
     Batteries
        Ovonic Battery Company, Inc.(1)              ECD -- 91.4%
                                                     Honda Motor Company, Ltd. -- 3.2%
                                                     Sanoh Industrial Co., Ltd. -- 3.2%
                                                     Sanyo Electric Co. Ltd. -- 2.2%

        COBASYS LLC (f/k/a Texaco Ovonic             Ovonic Battery Company, Inc. -- 50%
           Battery Systems LLC)                      Texaco Energy Systems LLC, a unit of
                                                       ChevronTexaco Corporation -- 50%

        Rare Earth Ovonic Metal                      ECD & Ovonic Battery Company,  Inc. -- 19%
          Hydride Joint Venture Co. Ltd.
        Rare Earth Ovonic High Power                 Inner Mongolia Baotou Steel Rare Earth
          NiMH Battery Joint Venture Co. Ltd.          High-Tech Holding Co. Ltd. -- 75%
        Rare Earth Ovonic NiMH Battery
          Electrode Joint Venture Co. Ltd.           American Wako Koeki Corp. -- 6%

        Sovlux Battery Closed-Stock                  ECD -- 50%
          Company                                    Chepetsky Mechanical Plant -- 50%
                                                       (an enterprise of the Russian Ministry
                                                       of Atomic Energy)

     Hydrogen
        Texaco Ovonic Hydrogen                       ECD -- 50%
          Systems LLC                                Texaco Energy Systems LLC, a unit of
                                                       ChevronTexaco Corporation -- 50%

     Alternative Energy Vehicles
        ITS Innovative Transportation Systems A.G.   ECD -- 26%
                                                     Neville D. Chamberlain Family and Related
                                                       Entity -- 66%
                                                     COBASYS LLC -- 8%

  Energy Generation                                  Ownership
  -----------------                                  ---------
     Photovoltaics
        United Solar Ovonic Corp.(1)(2)              ECD -- 100%

        United Solar Ovonic LLC(1)(3)                ECD -- 60%
                                                     United Solar Ovonic Corp.-- 40%

        Sovlux Co., Ltd.                             ECD -- 50%
                                                     State Research & Production Enterprise Kvant and
                                                       enterprises of the Russian Ministry of Atomic Energy -- 50%

     Fuel Cell Technology
        Ovonic Fuel Cell Company LLC(1)(4)           ECD -- 100%


  Information Technology
  ----------------------
     Optical Memory
        Ovonic Media, LLC                            ECD -- 49%
                                                     General Electric -- 51%

     Ovonic Unified Memory
        Ovonyx, Inc.                                 ECD -- 41.7%
                                                     Mr. Tyler Lowrey, Intel Capital and private investors -- 58.3%

     Ovonic Cognitive Computer Technology
        Ovonic Cognitive Computer, Inc.(1)           ECD -- 95%
                                                     Ovonyx -- 5%

-------------------

(1) The revenues and/or expenses of these entities are included in our consolidated financial statements. The revenues and/or expenses of United Solar Ovonic Corp. are included in our consolidated financial statements effective April 11, 2000 upon our attaining 81% ownership of that entity on that date. The revenues and/or expenses of United Solar Ovonic LLC are included in our consolidated financial statements effective May 15, 2003 upon our acquisition of the 60% interest in United Solar Ovonic LLC formerly owned by a unit of N.V. Bekaert S.A. The revenues and/or expenses of Ovonic Fuel Cell Company are included in our consolidated financial statements effective January 1, 2003 upon our acquisition of the 50% interest formerly owned by a unit of ChevronTexaco.

(2)   Formerly known as United Solar Systems Corp.

(3)   Formerly known as Bekaert ECD Solar Systems LLC.

(4)   Formerly known as Texaco Ovonic Fuel Cell Company LLC.

      Many of our technologies have been commercialized in products such as NiMH consumer batteries and NiMH batteries for transportation applications, photovoltaic products and phase-change rewritable optical memory disks. Our other technologies require further technical development and financial resources from us, our joint venture partners or third parties in order to achieve commercial production.

      Product manufacturing activities are conducted by us and through our subsidiaries and joint ventures. Our principal manufacturing activity consists of machine building by our Production Technology and Machine Building Division. Our United Solar Ovonic Corp. and United Solar Ovonic LLC subsidiaries manufacture our photovoltaic products. The principal manufacturing activities of our subsidiary, Ovonic Battery Company, Inc., are limited production of our metal hydride negative electrode materials and nickel hydroxide positive electrode materials for NiMH batteries and metal hydride materials. Our
COBASYS LLC subsidiary manufactures prismatic NiMH modules and battery packs.

      The critical factor to large-scale market penetration of products incorporating our technologies is the manufacturing of such products in sufficient quantities to achieve economies of scale, reduce product cost and deliver to the marketplace products that answer basic industry and consumer needs.

Major Businesses

      Our business strategy is to develop and commercialize enabling technologies for use in the fields of alternative energy and information technologies. We are pursuing our business strategy by developing and commercializing new products and production technologies based on our proprietary Ovonic materials. We have established joint ventures, licensing arrangements and other strategic alliances with major companies around the world to achieve our strategic objectives.

      Our energy activities include developing and manufacturing complete systems for energy generation, storage and infrastructure, and represent a major element of our business. Environmentally safe methods of generating and storing energy have become critical in today's world. Our battery and photovoltaic products as well as our hydrogen storage materials and technologies have gained worldwide recognition, particularly in light of continued concerns about energy security, air pollution, global climate change, ozone layer depletion, dependence on imported oil and related concerns which contribute to international political, military and economic instability.

      Our information technology activities include our Ovonic phase-change rewritable optical memory technology, which is directed to applications in the emerging DVD rewritable optical disk market. Due to their high data storage capacity, leading manufacturers in the optical disk industry are targeting a wide range of computer and information technology applications for DVD-Rewritable disks, including digital television broadcast recording. We are also applying our optical phase-change technology under a three-year contract from the National Institute of Standards and Technology's Advanced Technology Program to develop new optical switching devices for active optical routing devices in digital signal processing. Information technology activities also include Ovonic Unified Memory, or OUM, which is based on our proprietary electrical phase-change materials that have a wide variety of computer and information technology applications. OUM is being developed to replace conventional FLASH and DRAM semiconductor memory and information processing devices. We are developing the Ovonic Cognitive Computer technology, a unique approach to computing based on the learning capability that mimics the functionality of the human brain to combine memory and processing in a single sub-micron device.

      Consolidated revenues for the nine months ended March 31, 2004 and March 31, 2003 and for our last three fiscal years (including ECD, Ovonic Battery, United Solar Ovonic Corp. and, from May 15, 2003, United Solar
Ovonic LLC revenues, but excluding revenues of licensees and joint ventures in our major business groups) were as follows:

                                         Nine Months Ended           Fiscal Year Ended
                                             March 31,                   June 30,
                                         ------------------     ---------------------------
                                          (in thousands)             (in thousands)
                                          2004       2003        2003      2002      2001
                                         -------    -------     -------   -------   -------
Alternative energy technology
  Energy storage                         $15,694    $24,083     $32,041   $42,366   $32,727
  Energy generation                       26,284     13,055      20,176    17,189    17,406
Information technology                       453        822         907     2,398     3,336
Other
  Machine building and equipment sales     3,252      9,703      11,450    29,533    16,934
  Services to joint ventures                -         -            -         -          677
  Other                                      741        265         605       224       324
                                         -------   --------     -------   -------   -------
      Total Revenues                     $46,424   $47,928      $65,179   $91,710   $71,404
                                         =======   =======      =======   =======   =======

      We have historically entered into agreements with a relatively small number of major customers throughout the world. In the year ended June 30, 2003, three customers represented 58% of our total revenues (21% Texaco Ovonic Hydrogen Systems, 21% Texaco Ovonic Battery Systems (renamed COBASYS LLC in March 2004) and 16% Rare Earth Ovonic joint ventures). In the year ended
June 30, 2002, three customers represented 67% of our total revenues (28% Rare Earth Ovonic joint ventures, 20% Texaco Ovonic Hydrogen Systems and 19% Texaco Ovonic Battery Systems).

Alternative Energy Technology

Energy Storage

      Rechargeable Batteries. Using Ovonic materials, our Ovonic Battery Company subsidiary has developed the proprietary materials and technology for NiMH batteries which have been licensed to all significant NiMH battery manufacturers throughout the world. NiMH batteries were not commercially viable prior to Ovonic Battery's development of disordered electrode technology.

      Ovonic NiMH batteries store over twice as much energy as standard nickel cadmium or lead acid batteries of equivalent weight and size. In addition, Ovonic NiMH batteries have high power, long cycle life, are maintenance free and have no memory effect. Moreover, Ovonic NiMH batteries do not contain cadmium or lead, both environmentally hazardous substances. Ovonic NiMH batteries are capable of being made in a wide range of sizes and have a wide range of applications, including hand-held consumer electronics such as digital cameras; hybrid electric vehicles and electric vehicles; power tools, utility and industrial applications; and 36/42 volt batteries to meet the emerging requirements for higher voltages, power and energy of next-generation fuel-efficient vehicle applications.

      Our basic patents cover all commercial NiMH batteries. Ovonic Battery has established a dominant patent position in the field of NiMH batteries, with 85 issued U.S. patents and 254 foreign counterparts. While all of our patents involving Ovonic NiMH battery technology are important to our licensing activities, there are approximately 11 patents which we believe to be particularly important. These patents have various dates of expiration through 2013. Additional U.S. and foreign patent applications are in various stages of preparation, prosecution and allowance. In view of the overall strength of our patent position relating to NiMH batteries, and with the realization that the validity of newer patents has not been tested in court, we do not believe that the expiration of any of our NiMH battery patents during the next five years will have a material adverse effect on our business. We are, however, involved in arbitration, asserting certain of our patents against infringement by third parties. In another matter, a Federal District Court has dismissed the lawsuit of a party claiming that we infringe such party's patent. The Federal District Court's dismissal has been appealed by the other party and, in December 2003, the Court of Appeals for the Federal Circuit issued an opinion vacating the District Court's dismissal of the complaint and remanded the case to the District Court for further proceedings concerning the meaning of certain terms in the now expired patent. See "Business -- Legal Proceedings."

      Ovonic NiMH batteries are manufactured and sold throughout the world by such major companies as Sanyo Electric Co. under a licensing arrangement and by COBASYS, our joint venture with Texaco Energy Systems LLC, a unit of ChevronTexaco. In the last three years, we have licensed our NiMH patents to nine battery manufacturers in the People's Republic of China. We are also in discussions with other Chinese companies for additional license agreements. Ovonic Battery also produces limited quantities of the metal hydride negative electrode materials and nickel hydroxide positive electrode materials for sale to several of our licensees. Limited quantities of metal hydride materials for use in Ovonic solid hydrogen storage systems are also being manufactured and sold by Ovonic Battery to Texaco Ovonic Hydrogen Systems. During the fiscal year ended June 30, 2003, Ovonic Battery produced metal hydride negative electrode materials and nickel hydroxide positive electrode materials generating revenues of $973,000 from sales to licensees for assembly into complete batteries for consumer and transportation applications.

      Our royalty-bearing NiMH battery licenses have provided for upfront nonrefundable license fees of up to $5 million paid to us at the time we enter into the license agreement. A license fee of $3 to $5 million, depending on factors such as geographical scope and fields of application, requires licensees to pay us a royalty of 0.5% (for consumer applications) or 3.0% (for transportation applications) of the selling price of NiMH batteries. Licensees of NiMH batteries for consumer applications are granted nonexclusive, royalty-bearing licenses under our NiMH battery patents (and, in the case of certain licensees, our NiMH battery technology) to make, have made, use, sell, lease or otherwise dispose of NiMH batteries. Certain licensees, particularly our Chinese licensees, have paid modest upfront, nonrefundable license fees, but are required to pay royalty rates considerably higher than 0.5% and to pay additional license fees as their sales of NiMH batteries increase, or have been granted substantially narrower rights to geographical areas in which licensed products can be made or sold. Our joint ventures established to manufacture NiMH batteries are licensees of Ovonic Battery. Typically, we acquired our ownership interest in the NiMH battery joint ventures by the contribution of patents or technology, or both. These licenses to our NiMH battery joint ventures do not require the payment of royalties and, depending on the scope of the license, may not require the payment of upfront nonrefundable license fees.

      All licenses can be terminated by us if the licensee fails to make royalty payments. The licensee also can terminate the license should it determine the license is unnecessary. In this case, however, the licensee's rights to make NiMH batteries under our patents would also terminate. Generally, the term of the license agreements extends for so long as the patents being licensed are in force. Some licenses have fixed terms but provide for extensions of additional one-year periods. Based upon our NiMH battery patent portfolio (and should a market for NiMH batteries remain for the next 10 years), we believe that patents applicable to NiMH batteries can provide us with royalty revenues through 2013.

      Through our joint venture, COBASYS, and our subsidiary, Ovonic Battery, we are currently focusing on seven principal battery markets:

      o   portable electronics, portable power tools and consumer applications;

      o hybrid electric vehicle, electric vehicle, fuel cell electric vehicle and fuel cell hybrid electric vehicle batteries for propulsion in vehicles and light trucks;

      o 36/42 volt batteries to meet the emerging requirements for higher voltages, power and energy of next-generation fuel-efficient vehicle applications;

      o   hybrid electric and electric buses and trucks;

      o two- and three-wheeled electric vehicle propulsion including power-assisted bicycles;

      o industrial applications such as utility applications, energy storage for remote power generation and battery-operated industrial equipment; and

      o   other stationary and telecommunications applications.

      Rechargeable Portable Electronics, Portable Power Tools and Consumer Batteries. The need for high energy density rechargeable batteries has continued to grow in recent years. Increasing consumer dependence on portable electronic products (such as cellular telephones, digital cameras and cordless tools) has created a large market for rechargeable batteries and has fueled development of higher energy density battery systems. Consumer and governmental awareness that cadmium contained in nickel cadmium batteries can cause serious health problems is moving the industry away from nickel cadmium batteries. Although conventional storage batteries, such as nickel cadmium, have been further improved in design and packaging in recent years, the demand for higher performance batteries continues to increase. Ovonic NiMH batteries are now commercially available from one of our licensees having a specific energy of over 100 watt-hours/kilogram, which is more than two times that of nickel cadmium batteries. Over 1,500 watts/kilogram of specific power has been achieved in prototype batteries for transportation applications, with higher energy and power in the process of development.

      Lithium-Ion batteries compete with NiMH batteries in applications for consumer electronic devices and have a stronger market share than NiMH in certain laptop computers and cell phones. NiMH technology has numerous advantages over Lithium-Ion technology, such as lower cost, higher power, safety and abuse tolerance. NiMH batteries are most favored by manufacturers of mass-market consumer products incorporating rechargeable batteries where cost is a factor, and are the batteries of choice by the manufacturers of hybrid electric vehicles where safety considerations in large, high-energy battery systems are extremely important.

      Ovonic Battery has licensing arrangements with the most significant battery manufacturing companies throughout the world. Its proprietary battery technology or patents have been licensed for consumer battery applications to Sanyo Electric Co., Toshiba Battery Co., Ltd. (which sold its former NiMH battery manufacturing business to Sanyo), Canon Inc., Hitachi Maxell, Ltd., Yuasa Corporation, GP Batteries International Limited, Varta Batterie AG, Sovlux Battery Co., our joint venture in Russia, Harding Energy Inc., Walsin Technology Corporation, Nan Ya Plastics Corporation, and Samsung Electronics Co., Ltd. Additionally, Saft, S.A., Saft America, Inc., GS-Saft Ltd. and Japan Storage Battery Co., Ltd. have licensed Ovonic Battery's proprietary battery patents in the United States.

      In addition to our three Rare Earth Ovonic joint ventures in China with Rare Earth High-Tech Co., which are licensed for consumer and propulsion battery applications, we have entered into royalty-bearing consumer battery license agreements with eight other Chinese companies - BYD Battery Co., Ltd., SANIK Battery Co., Ltd., Lexel Battery (Shenzhen) Co., Ltd., Henan Huanyu Power Source Co., Ltd., TWD Battery Co., Ltd., Guangdong Shida Battery Co., Ltd., Linghao Battery (H.K.) Co., Ltd., and Mcnair-tech Co., Ltd.

      Licensees engaged in manufacturing NiMH batteries for consumer applications are Sanyo, Hitachi Maxell, GP Batteries, Varta, GS-Saft Ltd., Japan Storage, Yuasa, BYD Battery, SANIK Battery, Lexel Battery, Henan Huanyu Power Source, TWD Battery, Guangdong Shida Battery, Linghao Battery and Mcnair-tech.

      Hybrid Electric, Electric, Fuel Cell Electric and Fuel Cell Hybrid Electric Vehicle Batteries. The strategic importance of hybrid electric vehicles, electric vehicles, fuel cell electric vehicles and fuel cell hybrid electric vehicles both in the United States and worldwide has increased greatly in recent years. This heightened interest is due to many concerns such as air pollution, energy security, global climate change, ozone layer depletion, dependence on imported oil and the high cost of fuel. We generally refer to these types of vehicles as Alternative Energy Vehicles.

      Most of the world's major automobile manufacturers have active programs underway to develop and commercialize Alternative Energy Vehicles. The proprietary Ovonic NiMH battery is the enabling technology that has made hybrid electric vehicles practical. It has, therefore, become the battery of choice for several major automobile manufacturers as they commercialize and market hybrid electric vehicles due to a variety of factors such as energy, power, life, cost, abuse resistance and safety. Currently, Toyota Motor Corporation and Honda Motor Company are manufacturing hybrid electric vehicles using NiMH batteries incorporating our Ovonic battery technology and, to date, over 100,000 hybrid electric vehicles have been sold worldwide.

      In July 2001, we and ChevronTexaco Corporation formed COBASYS, a 50/50 joint venture for the purpose of bringing advanced Ovonic NiMH batteries into widespread commercial production for both transportation and stationary applications. Texaco Ovonic Battery Systems is also investing in the development of proof-of-concept prototypes of the new Ovonic NiMH monoblock battery, a compact design for high-voltage (36/42 volt) automotive electrical systems for future gasoline-powered automobiles which will permit automobiles to have far more electrical power.

      ChevronTexaco is contributing up to $178 million to COBASYS to increase the manufacturing capacity at COBASYS' facilities in Michigan and Ohio, and for market and advanced product development. Through March 31, 2004, ChevronTexaco has contributed $124 million to COBASYS. We have contributed intellectual property, licenses, production


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processes, know-how, personnel and engineering services relating to Ovonic NiMH battery technology to the joint venture.

      COBASYS completed construction of a new 170,000 square foot manufacturing facility in Springboro, Ohio during 2003. The facility includes state-of-the-art manufacturing with ISO and QS production certifications and expects to be capable of producing 1.2 million battery modules annually at full capacity.

      The advanced product development is being accomplished through a product development contract between COBASYS and Ovonic Battery. We recorded revenues of approximately $4.3 million, $12.4 million and $16.3 million for work performed under the contract in the nine months ended March 31, 2004 and in the years ended June 30, 2003 and 2002, respectively, and are budgeted to receive approximately $5 million in fiscal 2004.

      Sovlux Battery. Sovlux Battery, a 50/50 joint venture between us and the Chepetsky Mechanical Plant, an enterprise of the Russian Ministry of Atomic Energy, in Glazov, Russia, plans to produce NiMH battery materials and components for sale to Ovonic Battery and its licensees. No significant battery or battery materials manufacturing activities have been undertaken by Sovlux Battery. In the longer term, Sovlux Battery expects to manufacture batteries for the emerging two- and three-wheeled electric vehicle market in Europe and Asia and for four-wheeled electric vehicles in Russia. Our contribution to Sovlux Battery in return for our 50% interest consisted of licenses, know-how and proprietary technology.

      The availability of Russian raw materials for the battery, Chepetsky's alloy processing and production expertise, and joint collaboration on battery research and development could provide the potential for reductions in the cost of Ovonic Battery's proprietary NiMH batteries.

      Other Battery Applications. Several licensees of Ovonic NiMH battery technology, have been granted rights to manufacture and sell NiMH batteries for energy storage applications for electricity generated by photovoltaics, remote power generation, utility applications and battery-operated industrial equipment. Our licensees presently are not engaged in manufacturing NiMH batteries for such applications. There are numerous other applications for Ovonic NiMH batteries where standby, uninterruptible and portable energy storage is required or convenient.

      Ovonic Solid Hydrogen Storage Systems. Hydrogen energy technology has been a part of our scientific work and business strategy since our founding in 1960. Our approach to the hydrogen economy encompasses a complete system -- from generation to storage to infrastructure to products. Our integrated systems approach will bring together the whole range of our technologies and products from the Ovonic solar cell to Ovonic NiMH batteries to solid hydrogen storage.

      Hydrogen is an ideal fuel. It is clean and efficient and it yields more energy per unit of weight than any other existing combustible fuel. Hydrogen's only waste product is water vapor. Because hydrogen is a major component of water and of hydrocarbons, it is in abundant supply and has been referred to as the ultimate fuel.

      The principal stumbling block to the use of hydrogen as a fuel has been the inability to store hydrogen safely and efficiently. Conventional methods of storing hydrogen have been high-pressure compressed gas and liquefaction at extremely low temperatures. Using these methods of storage allows just 23 grams of hydrogen per liter to be stored in gaseous form at a


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high pressure of 5,000 pounds per square inch and 71 grams per liter in liquid form at the extremely low temperature of -253(0)C. Hydrogen liquefaction requires a tremendous amount of energy (approximately 10 kWh of electric energy to liquefy 1 kilogram of hydrogen) and expensive cryogenic storage tanks. In addition, liquid hydrogen evaporates at a rate of approximately 1-3% per day.

      We have developed a new, practical approach to store hydrogen in a safe and economical manner using a family of new efficient metal hydrides based upon our proprietary, atomically-engineered materials technology. Our storage systems store hydrogen in a solid metal matrix at low practical pressures. Our Ovonic solid hydrogen storage systems technology is capable of storing up to 125 grams of hydrogen per liter. Our advanced hydride materials have been shown to store up to 7% hydrogen by weight, or the equivalent of 780 standard liters of hydrogen per kilogram of hydride materials.

      We have a basic patent position in the solid storage of hydrogen with 36 U.S. patents and 170 foreign counterparts applicable to hydrogen storage in a metal hydride, as well as patent applications in various stages of prosecution. Many of the more fundamental patents applicable to our NiMH battery technology also provide us with a proprietary position in our solid hydrogen storage in metal hydride materials technology.

      In October 2000, we and ChevronTexaco formed a joint venture, Texaco Ovonic Hydrogen Systems LLC, to further develop and advance the commercialization of the Ovonic solid hydrogen systems. ChevronTexaco is focused on commercialization efforts in hydrogen storage systems in conjunction with its development of viable fuel-processing technology. We and ChevronTexaco each own 50% of Texaco Ovonic Hydrogen Systems. The initial funding of Texaco Ovonic Hydrogen Systems from ChevronTexaco for initial product and market development provides up to $104 million. We recorded revenues of approximately $6.7 million, $13.7 million, $18.6 million and $11.8 million in the nine months ended March 31, 2004 and the years ended June 30, 2003, 2002 and 2001, respectively, for work performed for Texaco Ovonic Hydrogen Systems under product development and service contracts, and are budgeted to receive approximately $9 million in 2004. Through March 31, 2004, ChevronTexaco has contributed $56 million to Texaco Ovonic Hydrogen Systems. Our contribution to Texaco Ovonic Hydrogen Systems in return for our 50% interest consisted of licenses, know-how and proprietary technology.

      Our solid hydrogen storage materials can be packaged in a variety of sizes and shapes to meet application requirements - from automobiles to consumer electronic devices. For example, Texaco Ovonic Hydrogen Systems is currently producing prototype compact hydrogen storage canisters that can store hydrogen in a portable form to operate lawnmowers, garden equipment, power generators or barbecue grills once such hydrogen-powered products become commercially available.

      Our prototype metal hydride systems have functioned safely in tests conducted in cooperation with automobile manufacturers. Our tests indicate that metal hydride materials will provide more than 2,000 refilling cycles (equivalent to more than 200,000 miles in an automobile) with no performance degradation. Among other applications, our advancements in metal hydrides may facilitate storing sufficient hydrogen to power a fuel cell electric vehicle for several hundred miles. To provide 300 miles of range in an advanced fuel cell electric vehicle, four to six kilograms of hydrogen storage capacity are expected to be required, depending on the size of the vehicle.


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      Hydrogen can also be used to power internal combustion engines. Such engines can be designed to be very clean, meeting or exceeding California's Ultra Low Emission Vehicles regulations, and virtually eliminate carbon dioxide and hydrocarbon emissions. In fiscal year 2002, we completed a program sponsored by the U.S. Department of Energy to develop an integrated renewable hydrogen-generation storage system. This system uses our multijunction photovoltaics to electrolyze water into oxygen and hydrogen and stores the produced hydrogen in metal hydride hydrogen storage devices. In connection with this program, we have converted a 4-stroke gasoline-powered scooter to run on hydrogen stored in our solid hydrogen storage materials and devices.

      We do not believe that the expiration of any patent applicable to our solid hydrogen storage materials technology during the next five years will have a material adverse effect on our business, and we expect to replace expiring patents with new applications and patents.

      We have completed a joint project with ChevronTexaco for the conversion of a 2-liter internal combustion engine to run on hydrogen. This converted engine is being used to power a hybrid electric vehicle (a 2002 Toyota Prius) using a low-pressure solid hydrogen storage system. The modified Prius is being used to demonstrate solid hydrogen storage technology with a trunk-mounted 60-liter pressure vessel storing three kilograms of hydrogen to provide a 130-mile vehicle range. Refueling at 1,500 pounds per square inch takes 10 minutes. We and ChevronTexaco equally shared the cost of this $1,000,000-development program. We have recognized revenues of $500,000 under this hydrogen internal combustion engine program with ChevronTexaco, of which $203,000 was recognized as revenue in the year ended June 30, 2002 and $297,000 was recognized as revenue in the year ended June 30, 2003. This program was completed as of June 30, 2003.

      Our Ovonic solid hydrogen storage systems technology, based on our atomically engineered materials, is being further improved and developed and requires additional financial resources to reach commercial product status.

Alternative Energy Vehicles

      ITS Innovative Transportation Systems A.G. In May 1999, we participated in the founding of Unique Mobility Europa, GmbH to manufacture and sell Alternative Energy Vehicles for world markets. The business and assets of Unique Mobility Europa have been reorganized into a new company, ITS Innovative Transportation Systems A.G., or ITS, based in Germany. We own a direct 26% interest in ITS and an indirect beneficial ownership of approximately 4% through Ovonic Battery's membership interest in COBASYS. ITS has built a running prototype of its product, the InnoVan, a new, purpose-built minivan using a composite body structure and an advanced battery-powered electric drivetrain. The InnoVan can be configured as either a 2-passenger cargo van or a 6-passenger commuter van and is designed to serve urban transportation requirements where urban pollution concerns have restricted the use of conventional vehicles. The vehicle has been specifically designed to utilize our Ovonic NiMH batteries.
ITS requires significant additional investments to commercialize its products and currently lacks funds to continue operations. Neither partner in the venture has an obligation nor has committed to provide additional funding.

      Four-Wheeled Vehicle Battery Business Arrangements. In addition to its COBASYS joint venture, Ovonic Battery has entered into royalty-bearing, nonexclusive license agreements granting limited rights for the manufacture of Ovonic NiMH four-wheeled vehicle propulsion batteries and related products outside of the United States with Sanyo, Toshiba, Hyundai Motor


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


Company, Varta, Nan Ya, GP Batteries and Sovlux Battery. Sanyo, Toshiba, Hyundai, GP Batteries, the Rare Earth Ovonic joint ventures and Sovlux Battery have restricted rights to export vehicle propulsion batteries to North America. Varta's license includes the right to manufacture vehicle propulsion batteries subject to certain limitations on access to technology and restrictions on manufacturing in North America. GS-Saft Ltd. and the United States Advanced Battery Consortium are licensed under a royalty-bearing, nonexclusive license agreement for the manufacture and sale of vehicle propulsion batteries in the United States. Among our licensees of Ovonic NiMH batteries for four-wheeled vehicle propulsion applications, Sanyo and GP Batteries are engaged in manufacturing batteries for such applications.

      COBASYS is responding to significant interest by bus manufacturers seeking to comply with government initiatives for providing pollution-free mass transportation in urban areas. It has a bus demonstration program in the city of Rome, Italy, pursuant to which an Ovonic NiMH battery pack replaced an existing lead acid battery. The NiMH batteries provide three times the range on a single charge which permits continuous operation over an entire shift service, thus eliminating expensive downtime and labor costs.

      In June 2001, Ovonic Battery was awarded a contract by the U.S. Army Tank-Automotive and Armaments Command, a division of the Department of the Army, U.S. Department of Defense, to develop an advanced liquid-cooled, plastic monoblock battery for heavy-duty hybrid electric vehicles. This 30-month, $5 million contract requires us to share 50% of the program cost and calls for coordinated research and development to be carried out by Ovonic Battery, in collaboration with COBASYS, and the U.S. Army Tank-Automotive and Armaments Command. The program is linked to the 21st Century Truck Initiative, a government/industry partnership aimed at doubling to tripling the fuel economy of heavy-duty vehicles. The products developed under this program will find application in both the public and private sectors, satisfying the "dual use" requirement established by the U.S. Department of Defense.

      Based on the demonstrated ability of NiMH batteries to be engineered for different energy and power densities in a wide range of applications, COBASYS is developing a "Family of Batteries" that can satisfy the energy storage needs of the full spectrum of Alternative Energy Vehicles, including bicycles, two- and three-wheeled scooters, cars, trucks and vans. The automotive industry has expressed considerable interest in batteries for the emerging hybrid electric vehicle market and COBASYS is positioning itself to offer the industry a high performance NiMH battery. Ovonic NiMH batteries for hybrid electric vehicles are being reviewed with a variety of potential customers.

      COBASYS' hybrid electric vehicle battery is intended to meet specifications set by the U.S. Department of Energy's FreedomCar Initiative and its predecessor, the Partnership for Next Generation of Vehicles, a joint program among automakers, suppliers, the U.S. Department of Energy, the U.S. Department of Commerce, the U.S. Department of Defense and the national laboratories. In July 2002, COBASYS announced that it had received a $5.2 million, two-year cost-sharing contract, sponsored by U.S. Department of Energy's FreedomCar Initiative, to continue the development work on its proprietary liquid-cooled 12V monoblock NiMH battery technology for hybrid electric vehicles focusing on complete battery systems, performance and production costs. COBASYS is funding a program, conducted by Ovonic Battery, to increase the energy and power densities of future NiMH batteries for both hybrid electric vehicles and electric vehicles as well as reducing their size and cost.


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


      Two- and Three-Wheeled Vehicles. We have installed Ovonic NiMH batteries in scooters converted to electric power and successfully demonstrated the application of our battery for two- and three-wheeled electric vehicles, including power-assisted electric bicycles. We consider two- and three-wheeled electric vehicles and power-assisted bicycles a potentially large-volume market since these types of vehicles are the primary mode of transportation in many European and developing countries throughout the world, such as India, China and Taiwan. Electric two- and three-wheeled vehicles using Ovonic NiMH batteries should improve the acute air pollution problems in these regions caused by conventional internal-combustion-engine-powered two- and three-wheeled vehicles. Scooters powered by Ovonic NiMH batteries have won many awards. At the 2000 Tour de Sol, the Ovonic scooter was the overall first place winner among the one-person vehicle entries, achieving a range of 73 miles with an efficiency equivalent to more than 300 miles per gallon of gasoline.

      Ovonic Battery has entered into royalty-bearing license agreements for the manufacture and sale of Ovonic NiMH batteries for two- and three-wheeled vehicles with Sanyo, Walsin, Sanoh Industrial Co., Nan Ya and our Rare Earth Ovonic joint ventures. Subject to these agreements, COBASYS has been granted an exclusive royalty-free license for the manufacture and sale of batteries for two- and three-wheeled vehicles. We believe that Sanyo and Sanoh are engaged in the manufacture of Ovonic NiMH batteries for two- and three-wheeled vehicle applications.

Energy Generation

      Photovoltaic Technology. Photovoltaic systems provide a clean and simple solid-state method for direct conversion of sunlight into electrical energy. The major barrier to the widespread use of direct solar-to-electrical energy conversion has been the lack of an inexpensive solar cell technology. Based on Mr. Ovshinsky's basic pioneering inventions in the field of renewable energy, we originated and have patented our proprietary continuous web, multilayer, large-area thin-film amorphous silicon technology and are leaders in thin-film amorphous photovoltaic technology.

      We have invented a unique proprietary approach to the manufacture of thin-film photovoltaic products. Compared to photovoltaic products that are produced using other technologies, our photovoltaic products are substantially lighter, more rugged, require much less energy to produce and can be manufactured in high volume at significantly lower cost. We believe that with large-volume production equipment incorporating improved technology and making solar products capable of producing on an annual basis 100 megawatts of electrical power, the costs of our photovoltaic products can be lowered dramatically to open up new opportunities in the energy markets which are now dominated by fossil fuels. Our proprietary position in photovoltaic technology ranges from the invention of materials and the development of products to the design and manufacture of production equipment.

      Using our proprietary thin-film, vapor-deposited amorphous silicon alloy materials, we have developed proprietary technology to reduce the materials cost in a solar cell. Because amorphous silicon absorbs light more efficiently than its crystalline counterpart, the amorphous silicon solar cell thickness can be 100 times less than that of crystalline technology, thereby significantly reducing materials cost. By utilizing a flexible, stainless steel substrate and polymer-based encapsulants, our United Solar Ovonic subsidiaries' photovoltaic products can be very lightweight, flexible and abuse-tolerant. They do not break during shipping, are particularly easy to transport to remote rural areas, thus saving shipping costs, and can be installed without breakage.


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


      Through our United Solar Ovonic subsidiaries, we have advanced our pioneering work in amorphous silicon alloy photovoltaic technology and hold current world records for both large- and small-area conversion efficiency for amorphous silicon solar cells, as measured by U.S. Department of Energy's National Renewable Energy Laboratory. Conversion efficiency is the percentage of sunlight that is converted into electricity. We have achieved a world record of 10.2% stabilized energy conversion efficiency for large area (one-square foot) amorphous silicon alloy photovoltaic modules, which the U.S. Department of Energy characterized in 1994 as a major breakthrough. United Solar Ovonic holds the world records for amorphous silicon alloy photovoltaic cells, including solar-to-electricity stabilized efficiency of 13% for small-area amorphous silicon alloy photovoltaic cells.

      To further reduce the manufacturing cost of photovoltaic modules, we have pioneered the development of and have the fundamental patents on a unique approach utilizing proprietary continuous roll-to-roll solar cell deposition process. Using a roll of flexible stainless steel that is a mile and one-half long and 14 inches wide, nine thin-film layers of amorphous silicon alloy with different light absorption properties are deposited sequentially, one on top of another, in a high yield, automated machine to make a continuous, stacked three-cell structure to capture the broad solar spectrum more effectively, increase energy conversion efficiency and improve performance stability. The roll of solar cell material then is processed further for use in a variety of photovoltaic products. This basic approach, pioneered by us, is unique in the industry and has significant manufacturing cost advantages. We believe that, in high-volume production, our photovoltaic modules will be significantly less expensive than conventional crystalline silicon and other thin-film solar modules produced on glass and can be cost competitive with fossil fuels.

      We have 127 U.S. patents and 175 foreign counterparts in photovoltaic technology. Because many of our patents are broad and because our patent portfolio is extensive, we do not believe that the expiration of any of our photovoltaic technology patents occurring in the next five years will have a material adverse effect on our business.

      On May 14, 2003, we acquired the 19% interest of N.V. Bekaert S.A. in United Solar Ovonic Corp. (formerly known as United Solar Systems Corp.), and Bekaert's 60% interest in United Solar Ovonic LLC (formerly known as Bekaert ECD Solar Systems LLC) bringing our direct and indirect interest in each of these entities to 100%. The purchase price was $6 million, with $4 million paid at closing and $2 million paid in December 2003. Additionally, we provided approximately $36 million to United Solar Ovonic LLC to terminate its sale and leaseback arrangement with third parties. In addition, we provided letters of credit of approximately $5 million to extinguish guarantees provided by Bekaert. As part of the transaction, Bekaert received rights to United Solar Ovonic's technologies outside the field of photovoltaics and limited rights to build sputtering machines outside the field of triple-junction photovoltaics. In addition, Bekaert assigned to us its $12.2 million note receivable for its bridge loans to United Solar Ovonic LLC. We incurred expenses of $953,000 in connection with the acquisition.

      United Solar Ovonic operates its 30-megawatt solar products manufacturing equipment, the world's largest thin-film solar cell manufacturing machine, designed and built by our Production Technology and Machine Building Division using our roll-to-roll technology, at its manufacturing plant in Auburn Hills, Michigan. Approximately $67 million has been invested in this new, state-of-the-art manufacturing equipment. The solar-cell manufacturing equipment is being optimized to its designed manufacturing capability of producing on an annual basis solar products generating 30 megawatts of electrical power through a program of maintenance time-reduction and improved operational efficiency.


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


      United Solar Ovonic is producing a variety of photovoltaic products and selling photovoltaic modules and systems throughout the world. It manufactures products for remote power applications, telecommunications, photovoltaic-powered lighting systems, building-integrated photovoltaic systems and marine applications at its Michigan facilities.

      United Solar Ovonic has developed, and is manufacturing and selling, unique products for the building and construction industries such as photovoltaic shingles, metal roofing products and photovoltaic laminate products which emulate conventional roofing materials in form, construction, function and installation. In December 2002, United Solar Ovonic unveiled its SmartRoof residential solar electric system for homeowners. This system offers ease of installation, lower maintenance and full integration into a home's roof. The SmartRoof system can generate 50 to 90 percent of a typical household's daily electrical needs.

      The photovoltaic roofing products are receiving enthusiastic market response. In 2001, United Solar Ovonic shipped solar panels capable of producing 100 kilowatts of electrical power to Sacramento Municipal Utilities District, California, and solar panels for 148 kilowatts to Energy Australia. United Solar Ovonic has completed a contract with ChevronTexaco and has installed a photovoltaic system in California capable of producing 500 kilowatts of electrical power to help power oil field operations. It is one of the largest photovoltaic installations in the United States and the largest array of flexible amorphous silicon solar technology in the world.

      In May 2003, U.S. Air Force Research Laboratory (AFRL) awarded United Solar Ovonic an $11.5 million, 18-month contract to develop its continuous web, thin-film, multijunction solar cell technology to be used in space and airship vehicles addressing defense and homeland security applications. The AFRL has an option to fund an additional $7.8 million. This contract builds upon the success of earlier contracts with the Air Force and will fund research activities to develop ultra-lightweight solar arrays as the next-generation solar power technology for Air Force missions using advanced materials and innovative manufacturing technology.

      United Solar Ovonic space photovoltaic products offer an ultra-light, low-cost alternative to conventional space photovoltaic modules made of crystalline silicon or gallium arsenide. The United Solar Ovonic triple-junction modules, originally developed for terrestrial applications, are made of amorphous silicon based thin-film alloys, which are deposited on a 5-mil flexible stainless steel substrate. By utilizing a polymeric or a thinner stainless substrate, new space cells, we believe, can be developed that have a specific power density greater than 600 watts per kilogram. A high specific power density is required for airship application and, considering the high launching cost of satellites, lightweight cells also are economically attractive for space application. The radiation hardness and superior high-temperature performance of amorphous silicon make it an attractive material for space application.

      In 1998, United Solar Ovonic successfully installed its space solar modules on the MIR Space Station. Cell data was sent by telemetry and virtually no change in performance was detected during the 19 months and 252 million miles flown in 1998-2000.

      In May 2003, we were awarded a subcontract by the U.S. Department of Energy's National Renewable Energy Laboratory, or NREL, to develop new solar cell manufacturing technology based on our continuous web, thin-film, multijunction technology. This subcontract will provide matching funds for a research and development program aimed at lowering the manufacturing cost of solar cells. NREL will fund about $3 million of the approximately $6 million three-year, phased subcontract, and we will provide the balance of the funds.


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      In October 2002, we were awarded a cost-shared, three-phase subcontract by
NREL to develop new optically enhanced back reflector and improved deposition processes for amorphous silicon-based solar cells. NREL will fund more than $1.1 million of the approximately $1.4 million three-year, phased subcontract, and we will provide the balance of the funds. The achievement of the goals of this program and application of the advances to United Solar Ovonic's 30-megawatt solar products manufacturing equipment could lead to an immediate improvement in module light input to electrical output efficiencies.

      In May 2002, we were awarded a cost-shared, three-phase contract by NREL to carry out research work on high efficiency amorphous silicon based solar cells and modules. The estimated amount for the three-year contract is $4.9 million, of which United Solar Ovonic will provide $2 million. Continuation of the contract after each phase is determined by performance and availability of funds.

      Ovonic Regenerative Fuel Cell Technology. In September 2000, we and ChevronTexaco formed a joint venture, Texaco Ovonic Fuel Cell Company LLC, to further develop and advance the commercialization of the Ovonic regenerative fuel cell technology. Until December 31, 2002, we and ChevronTexaco each owned 50% of Texaco Ovonic Fuel Cell. The funding of Texaco Ovonic Fuel Cell from ChevronTexaco for initial product and market development was $9.4 million (of which we recorded $8.8 million in revenue) and $9.8 million (of which we recorded $8.9 million in revenue) in fiscal years 2001 and 2002, respectively. For fiscal year 2003, ChevronTexaco provided $5.5 million in funding of which we recorded $4 million in revenue. Our contribution to Texaco Ovonic Fuel Cell in return for our 50% interest consisted of licenses, know-how and proprietary technology. Effective as of December 31, 2002, we purchased ChevronTexaco's 50% interest in Texaco Ovonic Fuel Cell Company for $1. It is now owned 100% by us and has been renamed Ovonic Fuel Cell Company. Since January 1, 2003, we have funded 100% of the activities of Ovonic Fuel Cell Company at reduced levels.

      The Ovonic regenerative fuel cell technology employs electrochemical devices that include two electrodes, an anode and a cathode. Between the two electrodes is a solid or liquid electrolyte that allows ions to pass through, but prevents electrons from passing through. Hydrogen enters the anode and is oxidized, and oxygen in air enters the cathode and is consumed, thereby releasing electrical energy and byproducts of water and heat.

      The Ovonic regenerative fuel cell technology is being developed for commercial use in a full range of stationary, portable power and transportation applications, which can supply electricity as an alternative or supplement to electricity supplied through grid distribution or portable fossil-fuel-powered generators.

      Many of the patents applicable to our NiMH battery technology are also applicable to our Ovonic regenerative fuel cell technology. These patents have various dates of expiration through 2018. We do not believe that the expiration of any patent applicable to Ovonic regenerative fuel cell technology during the next five years will have a material adverse effect on our business.

      Our Ovonic regenerative fuel cell technology is being further improved and developed and requires additional financial resources to reach commercial product status.


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Information Technology

      We have developed a number of key proprietary products and processes in the field of information technology. The phase-change optical, electrical memory and Ovonic Cognitive Computer technologies are based on Mr. Ovshinsky's basic pioneering inventions.

      Optical Memory. We are the inventor and originator of phase-change rewritable optical memory disk technology. Our Ovonic phase-change rewritable optical memory technology makes it possible to store in a convenient, removable disk format, many times the amount of data as a conventional floppy magnetic disk. The product is much more robust and has a much lower cost than removable rigid magnetic disks. Our proprietary phase-change rewritable optical memory uses a laser to write or erase digital data on a thin film of amorphous semiconductor alloy that has been deposited onto a substrate disk. The disk and data-reading process are similar to an ordinary CD-ROM or DVD-ROM, with the significant difference being that the phase-change rewritable optical memory can be erased and rewritten many times (up to 1,000 times in the case of CD-RW and up to 500,000 times in the case of DVD-RAM).

      We have licensed our Ovonic phase-change rewritable optical memory technology to a number of data storage media companies, including Matsushita Electric Industrial Co., Ltd., Ricoh Company Limited, Sony Corporation, Toshiba Corporation, Pioneer Corporation, Hitachi, Ltd., Plasmon Limited, Toray Industries, Inc., TDK Corporation and Teijin, Limited. Licensees engaged in limited production of phase-change optical memory products are Matsushita and Ricoh.

      Our rewritable phase-change optical memory licenses provide for a nonrefundable advance royalty payment of $25,000 paid to us at the inception of the license agreement. Generally, licensees pay us a royalty of 1-1/2% of the net selling price of the rewritable optical memory disks for the first one million sold and 1% of the net selling price thereafter. Licensees are granted nonexclusive, royalty-bearing, worldwide licenses under our rewritable phase-change optical memory patents in existence at the time the license is granted to make, have made, use, sell, lease or otherwise dispose of rewritable optical memory disks. The licenses can be terminated by us if the licensee fails to make royalty payments or can be terminated by the licensee, in which event the licensee's rights to make optical memory disks under our patents would also terminate. The term of the license agreements extends as long as the patents are in force. Our portfolio of patents relating to rewritable optical memory products contains patents expiring beginning in 2005 through 2015 and we expect to replace expiring patents with new applications and patents.

      A convergence of the information processing, communications and entertainment industries is taking place as a result of advances in digital electronics. A new and emerging product offering higher-capacity data storage is the DVD. DVD-RAM, DVD-RW and DVD+RW, three formats of the DVD that use our phase-change rewritable optical memory technology, are commercially available now. These products are used for storage of both video and computer data.

      We are also applying our Ovonic optical phase-change technology under a three-year contract awarded in September 2003 by the National Institute of Standards and Technology's Advanced Technology Program to develop new optical switching devices for active optical routing devices in digital signal processing.

      Following the successful development of technology under a project funded by the National Institute of Standards and Technology's Advanced Technology Program, we and General Electric formed a strategic alliance in 2000. We and GE also formed a joint venture, Ovonic Media, LLC, to design, develop, demonstrate and commercialize our proprietary continuous web roll-to-roll technology for the ultra-high-speed manufacture of optical media products, primarily rewritable DVDs. GE owns 51% of Ovonic Media and we own 49%. We have contributed intellectual property, know-how, licenses and equipment to the joint venture. GE has made cash and other contributions to the joint venture. Since its inception, Ovonic Media has paid us $5.6 million through the end of fiscal year 2003 for services to the joint venture. We recorded revenues of approximately $615,000, $1.9 million and $2.3 million in the years ended June 30, 2003, 2002 and 2001, respectively, for work performed for Ovonic Media under service contracts.

      Ovonic Media has successfully met its Phase I milestones. GE suspended additional funding after January 3, 2003 and has been evaluating the current market situation to determine the next steps. GE and we have been in discussions as how to best position the joint venture in order to meet the needs of the marketplace and secure new equity investors and strategic partners to fund the joint venture's operations. In the interim, we are directly funding continuing product development activities for this technology.

      Ovonic Unified Memory. We developed the first nonvolatile semiconductor memory, the Ovonic Electrically Erasable Programmable Read Only Memory, for computer data storage in the 1960s. We have advanced and extended that early work and have developed with our Ovonyx joint venture a proprietary family of high-performance nonvolatile semiconductor memory and information processing devices called Ovonic Unified Memory, or OUM.

      In 1999, we and Mr. Tyler Lowrey, the former vice chairman and chief technology officer of Micron Technology, Inc., formed Ovonyx, Inc. (initially owned 50% by us and the balance owned by Mr. Lowrey and a colleague) to further develop and commercialize OUM. Our contribution to Ovonyx, in return for our ownership interest, consisted of licenses, know-how and proprietary technology.

      In February 2000, Ovonyx and Intel Capital entered into a collaboration and royalty-bearing license agreement to jointly develop and commercialize OUM technology. The investment by Intel Capital and other investors in Ovonyx has brought our ownership of Ovonyx to 41.7%.

      Ovonyx's strategy for OUM is to initially target the direct replacement of FLASH memory in products such as cell phones, digital cameras and personal digital assistants where a single OUM device can replace DRAM and FLASH devices. OUM is a high-speed, nonvolatile memory with advantages such as reduced cost per bit, low power and low voltage, and a robust temperature range. It also is a random-access, non-destructive read memory that is scalable, radiation hard and provides a user-friendly PC interface. OUM technology has demonstrated one million times the cycle life of FLASH and 100 times the write speed of FLASH.
It offers a way to realize full system-on-a-chip capability through integrating unified memory, linear, and logic on the same silicon chip.

      In 1999, Ovonyx and BAE Systems (formerly Lockheed Martin Space Electronics & Communications) entered into a royalty-bearing agreement to commercialize the OUM technology in radiation-hardened space and military applications. Ovonyx and BAE Systems are engaged in a joint development program directed toward application of OUM in BAE Systems' space products.

      In 2000, Ovonyx and STMicroelectronics signed a nonexclusive royalty-bearing agreement whereby STMicroelectronics was granted a license to use the thin-film nonvolatile semiconductor memory technology of Ovonyx in the STMicroelectronics product line. The two companies also established a joint development program. In February 2003, Ovonyx and STMicroelectronics agreed to expand the scope of the technology license and agreed to extend their joint development program.

      OUM technology will require further technical development and may require additional financial resources to reach commercial product status.

      Ovonic Cognitive Computer Technology. In October 2002, we formed Ovonic Cognitive Computer, Inc. as the exclusive licensee of certain technologies, which previously had been licensed to Ovonyx, for the development of the Ovonic Cognitive Computer technology. We own 95% of Ovonic Cognitive Computer, Inc. and Ovonyx owns the balance. The Ovonic Cognitive Computer technology is a unique multifunctional approach to computing that is basically different than the Von Neumann concept, the prototype of today's computers. It can accomplish many tasks in a simple manner impossible to perform on conventional computers and has learning capability that mimics the functionality of the human brain by combining memory and processing in a single sub-micron device. The Ovonic Cognitive Computer technology incorporates nanostructural Ovonic materials deposited as a thin film with the capability to execute ordinary arithmetic and logic operations as well as advanced functions such as non-binary processing, higher mathematics, pattern recognition and encryption in a densely interconnected and parallel fashion. The Ovonic Cognitive Computer technology requires further technical and product development and additional financial resources to reach commercial product status.

Production Technology and Machine Building Division and Central Analytical Laboratory

      Our Production Technology and Machine Building Division has been an important element in our strategy and has extensive experience in designing and building proprietary automated production equipment. The Production Technology and Machine Building Division has designed and built for us and certain of our licensees multiple generations of photovoltaic production lines, including machinery and equipment for manufacturing solar products which is being optimized to designed manufacturing capability to produce on an annual basis 30 megawatts of electrical power for United Solar Ovonic, as well as research, development and manufacturing equipment for high-rate microwave plasma-enhanced chemical vapor deposition and other materials technology.

      In September 2003, we and GE Global Research, the centralized research organization of General Electric, announced that we had been awarded a grant from the National Institute of Standards and Technology's Advanced Technology Program to develop a low-cost, roll-to-roll process for the production of large-area organic electronic devices. The cost of the $13 million, four-year project will be shared among the National Institute of Standards and Technology, GE and us. The program's goal is to create a cost-effective system for the mass production of products such as flexible electronic paper displays, portable TV screens the size of posters, embedded sensors, solar powered cells and high-efficiency lighting devices. The proposed roll-to-roll research prototype line will input a roll of plastic film and output working organic electronic devices. GE will design and provide the organic electronic technology, while we will provide our unique roll-to-roll equipment-building expertise. The key is to form the active organic layers using low-cost printing techniques such as gravure or screen printing. If successful, the program will demonstrate that organic electronic devices can be made on flexible material in a continuous roll-to-roll process without the huge capital investment normally required for batch-processed inorganic semiconductor technology. The two major technology challenges that scientists face are ensuring that roll-to-roll processing is compatible with the materials and device designs, and integrating all of the fabrication steps into one line.

      Our Central Analytical Laboratory conducts analysis of materials produced by us and our joint venture partners and licensees as well as materials produced by other companies and manufactures high quality sputtering targets.

Research and Product Development

      The nature of our business has required, and will continue to require, expenditures for research and product development to achieve our objective of product commercialization. Agencies of the U.S. government and our licensees and industrial partners have partially funded our research and product development activities. We believe the materials, production technologies and products being developed and produced by us and our joint venture partners are technologically sophisticated and are designed for markets characterized by rapid technological change and competition based, in large part, upon technological and product performance advantages.

      We have completed the installation of a new state-of-the-art clean room fabrication facility. This facility will allow us to extend the application of Ovonic materials and fabricate amorphous semiconductor devices, including devices that will be used in the development of our Ovonic Cognitive Computer technology.

      The sophisticated capability of this fabrication facility and electronic test equipment enables us to conduct work not only for ourselves in advanced materials, optical and memory activities, but for our Ovonyx joint venture as well as others who could utilize our advanced capabilities.

      As of March 31, 2004, the amount of future revenues to be billed and recognized as revenue under contracts with government agencies totaled approximately $13,066,000, $4,836,000 of which has not yet been approved by the government as of March 31, 2004. These contracts are cancelable at any time with provisions to reimburse us for any costs through the termination date.
Our government contracts, which have partially funded development of specific segments of our technologies, provide the government with "march-in rights" to use, or have others use, technologies developed under the applicable contract on a royalty-free basis under certain conditions. We retain the technology rights for any inventions or other discoveries under these contracts. The U.S. government has not exercised its "march-in rights" with respect to any technologies developed by us under such product development contracts.

      The following is a summary of our consolidated direct expenditures, excluding the allocation of patents, depreciation and general and administrative expenses, for product research and development for the three years ended June 30, 2003. All of our research and development costs are expensed as incurred and are included in our Consolidated Statement of Operations as cost of revenues from product development agreements and product development and research.

                                   Direct Research and Development Expenditures
                                               Year Ended June 30,
                                   --------------------------------------------
                                        2003           2002          2001
                                    -----------    -----------    -----------
    Sponsored by industrial
      partners, government
      agencies and licensees        $28,139,630    $40,358,618    $26,936,302

    Sponsored by us                  12,539,628      7,467,157      7,809,453
                                    -----------    -----------    -----------
                                    $40,679,258    $47,825,775    $34,745,755
                                    ===========    ===========    ===========

Sources and Availability of Raw Materials

      Materials, parts, supplies and services used in our business are generally available from a variety of sources. However, interruptions in production or delivery of these goods and services could have an adverse impact on our manufacturing operations. The key raw materials used in our business are metals, primarily nickel, titanium, manganese, cobalt and stainless steel, as well as various rare-earth elements; high purity industrial gases, primarily argon, nitrogen, hydrogen, silane, disilane and germane; and polymer materials.

Patents and Proprietary Rights

      Since our founding in 1960, we have focused our research and product development efforts on amorphous, disordered and related materials, a previously unrecognized field of physics and materials science that has since attracted widespread attention. We have established a multi-disciplinary business, scientific and technical organization ranging from research and development to product development and manufacturing and selling products, as well as designing and building production machinery. We recognize that all of our activities need to be carefully protected. Our extensive patent portfolio, including patents assigned to our joint ventures, consists of 369 U.S. patents and 670 foreign counterparts, and includes numerous basic and fundamental patents applicable to each of our lines of business. We invent not only materials, but also develop low-cost production technologies and high-performance products. Our patents, therefore, cover not only materials, but also the production technology and products we develop.

      Because we generate patents which basically and broadly cover our business, we believe that our proprietary patent position will be sustained notwithstanding the expiration of certain patents and do not expect the expiration of the patents to adversely affect our business prospects.

      We believe that worldwide patent protection is important for us to compete effectively in the marketplace. Certain of our patents have been the subject of legal actions, all of which, to date, have been resolved in our favor prior to trial. See "Business -- Legal Proceedings" for pending and recently resolved legal proceedings.

Working Capital Items

      Our most significant working capital item is the inventory level ($14.4 million as of March 31, 2004) at United Solar Ovonic Corp. and at United Solar Ovonic LLC.

      These two entities require significant inventory for the ramp up of production for their new 30MW production plant, for the stockpiling of certain materials, and for the availability of products for their customers. This need for working capital will continue until the 30MW equipment is fully operational and customer demand has increased.

      In addition, United Solar Ovonic Corp. and United Solar Ovonic LLC have substantial accounts receivable balances ($10 million as of March 31, 2004) due to the fact that they deal with firms with extended payment terms, such as the construction industry, international customers and other customers dependent on government-provided incentives for financing. This need for working capital will also continue for the foreseeable future.

Concentration of Revenues

      See Note B of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003 included in this prospectus.

Revenues by Geographical Areas

      See Note B to Notes to Consolidated Financial statements for the three years ended June 30, 2003 included in this prospectus.

Backlog

      Our backlog of orders as of March 31, 2004 for machine-building and equipment sales contracts, photovoltaic products and metal hydride materials was $7,821,000, $6,097,000 of which is expected to be recognized in the current fiscal year. The comparable backlog at March 31, 2003 was $12,347,000.

Competition

      Because each of our technologies has the potential to replace certain existing energy storage, energy generation and information technology products, competition for products based on our technologies comes from new technologies, improvements to current technologies and improved products from current technologies.

      We also compete with companies that currently manufacture and distribute products based on well-established technologies in the fields of energy generation and storage and information technology. Some of the firms with which we compete are among the largest industrial companies in the world. Many of our competitors have established product lines, extensive financial, manufacturing and marketing resources, and large research and development staffs and facilities.

      We believe our success depends primarily on our ability to apply our technologies to the development and production of proprietary products and production technologies that offer significant advantages in performance, efficiency, cost and environmental friendliness over competing products and technologies, as well as to package our technologies and products with those of others into fully integrated systems. We expect to maintain our competitive position by diligently prosecuting patents, designing and obtaining patents for innovative applications for our technologies, removing costs from our technology applications, developing volume manufacturing processes, and continuing to form strategic relationships with leading companies.

      Many of our technologies, such as those in the field of energy generation and storage, compete with well-established existing conventional technologies. There are likely to be transition costs incurred in switching from existing technologies to new technologies in these fields. Until we are able to achieve cost reductions through increased production volumes, the costs to produce products based on our technologies may also be higher than the cost of products based on existing technologies. These factors may combine to provide companies offering products based on existing technologies with a competitive advantage.

Employees

      As of May 17, 2004, we and our consolidated subsidiaries had a total of 527 employees in the U.S. and 165 employees outside of the U.S. The above numbers do not include employees of our joint ventures or licensees.

Principal Facilities

      A summary of our principal facilities and those of our consolidated subsidiaries, Ovonic Battery, United Solar Ovonic and Ovonic Fuel Cell Company, follows:

                                                                  Number of
            Location                                             Square Feet
            --------                                             -----------
            ECD:
               2956 Waterview, Rochester Hills, MI                  49,550

               1050 East Square Lake Road, Bloomfield Hills, MI     11,000

               1621 Northwood, Troy, MI                             24,900


            Ovonic Battery:
               1864 Northwood, Troy, MI                             12,480

               1826 Northwood, Troy, MI                             12,480

               1707 Northwood, Troy, MI                             27,400

               2968 Waterview, Rochester Hills, MI                  33,804

               1414 Combermere, Troy, MI                             9,870

            United Solar Ovonic:
               1100 West Maple Road, Troy, MI                       47,775

               3800 Lapeer Road, Auburn Hills, MI                  167,526

               Av. La Paz. No. 10009, Parque Industrial
                     Pacifico, Tijuana, B.C., Mex. C.P. 22670       67,362


            Ovonic Fuel Cell Company:
               2983 Waterview, Rochester Hills, MI                  27,080
                                                                  --------
                         TOTAL                                     491,227
                                                                  ========

      Except for the property located at 1050 East Square Lake Road, Bloomfield Hills, Michigan, which is owned by us, the foregoing properties, which are generally of brick and block construction, are leased by us. The foregoing properties are devoted primarily to the product development, production and pre-production activities and administrative and other operations. We expect to vacate the property located at 1707 Northwood, Troy, Michigan, upon expiration of the lease term at the end of June 2004. Management believes that the above facilities are adequate for present operations.

      A summary of the facilities of our North American joint ventures follows:

                                                              Number of
            Location                                         Square Feet
            --------                                         -----------
            Texaco Ovonic Hydrogen Systems:

               2983 Waterview, Rochester Hills, MI             50,292


            COBASYS:

               1334 Maplelawn, Troy, MI                        28,122

               1250 Maplelawn, Troy, MI                        21,000

               1104 West Maple Road, Troy, MI                  15,000

               50 Ovonic Way, Springboro, OH                  170,000
                                                              -------
                         TOTAL                                284,414
                                                              =======

Legal Proceedings

      In March 2001, Ovonic Battery initiated litigation in Federal District Court for the Eastern District of Michigan against Matsushita Battery Industrial Co., Ltd. and related companies, or MBI, Panasonic EV Energy Co. Ltd., Toyota Motor Corporation and related companies, and five employees of MBI for infringement of Ovonic Battery's U.S. Patent Nos. 5,348,822 and 5,536,591 in connection with hybrid electric vehicle battery and consumer battery sales in the United States; U.S. Patent No. 5,879,831 in connection with hybrid electric vehicle sales in the United States; for misappropriating confidential information and filing applications for U.S. Patent No. 6,013,390 and corresponding foreign patents incorrectly naming MBI employees instead of Ovonic Battery employees as inventors. In July 2001, COBASYS sought to join the litigation as a co-plaintiff. The plaintiffs presented a motion for a preliminary injunction against MBI and its affiliates to enjoin the sale of infringing batteries in the United States. After a hearing held on October 10, 2001, the Court allowed COBASYS to join the case, found that certain counts of our Amended Complaint should be arbitrated, and scheduled a hearing on our request for a preliminary injunction to prevent MBI from infringing our patents by offering or selling batteries to U.S. manufacturers of hybrid electric vehicles, pending the outcome of the arbitration. On December 12, 2001, we filed an arbitration demand with the International Chamber of Commerce on the counts held to be arbitrable by the Federal District Court as well as additional patent infringement claims. In December 2001, the parties initiated settlement discussions and the Court, on January 16, 2002, granted a joint motion to stay further proceedings in the litigation pending the outcome of the settlement discussions. The

International Chamber of Commerce also agreed to hold its proceedings in abeyance pending settlement discussions.

      In December 2002, we and our related companies entered into an arbitration agreement with MBI and Toyota Motor Corporation and related companies. The agreement established the basic terms, conditions and procedures to resume arbitration before the International Chamber of Commerce of the existing patent infringement disputes involving nickel metal hydride batteries used in gasoline-electric hybrid vehicles and other products. Pursuant to the arbitration agreement, the existing disputes among the parties will be resolved in the arbitration and, therefore, the parties have agreed to dismiss the patent infringement litigation previously initiated by our related companies in the U.S. District Court, Eastern District of Michigan. The arbitration proceeding was held in New York City from November 4-19, 2003 and concluded on January 21, 2004. The parties to the arbitration have requested that the Arbitral Tribunal postpone its decision until July 2004 because the parties are engaged in settlement negotiations. It is expected that the Company will not incur significant expenses associated with the arbitration after the fourth fiscal quarter.

      On July 24, 2001, an individual, Kaplesh Kumar, filed a lawsuit against Ovonic Battery, ECD and Mr. Ovshinsky, in the Federal District Court of Massachusetts, alleging infringement of Kumar's U.S. Patent No. 4,565,686 and other acts of unfair competition for inducing others to infringe. On July 8, 2002, the Court granted our motion for summary judgment and dismissed Kumar's complaint. Kumar has appealed the decision of the Federal District Court granting our motion for summary judgment of non-infringement and the Court's dismissal of Kumar's complaint to the United States Court of Appeals for the Federal Circuit. Oral arguments were presented before a panel of the Court of Appeals for the Federal Circuit on September 19, 2003. In December 2003, the Court of Appeals for the Federal Circuit issued an opinion vacating the District Court's dismissal of Kumar's complaint and remanded the case to the District Court for further proceedings concerning the meaning of certain terms in Kumar's now expired patent. We believe that the suit is without merit and that we will prevail.

        Due to the uncertainty of the ultimate outcome of these matters, the impact on future financial results is not subject to reasonable estimates.

Glossary of Technical Terms

      Certain technical terms used herein have the following meanings:

Amorphous -- having an atomic structure that is not periodic.

CD-ROM (CD--Read Only Memory) -- a type of data-storage media using a CD format with pre-recorded data which cannot be recorded by the user.

CD-RW (CD--Rewritable Memory) -- a type of data storage media using a CD format employing our proprietary phase-change rewritable optical memory technology capable of being recorded and re-recorded many times.

Crystalline -- having a repeating atomic structure in all three dimensions.

Cycle Life -- the number of times a device can be switched or can be charged and discharged.

Disordered -- Minimizing and lifting of lattice constraints which provides new degrees of freedom, permitting the placement of elements in multi-dimensional spaces where they interact in ways not previously available. This allows the use of multi-elements and complex materials where positional, translational and compositional disorder remove restrictions so new local order environments can be generated controlling the physical, electronic and chemical properties of the material, thereby permitting the synthesis of new materials with new mechanisms.

DRAM (Dynamic Random Access Memory) -- a type of semiconductor memory device used for the main system memory in most computers.

Electrode (battery) -- the chemically active portions of a battery.

Energy Density -- the amount of energy stored in a specific volume or weight.

Electric Vehicle -- a vehicle propelled exclusively by an electric drive system powered by an electrochemical energy storage device, typically a rechargeable battery.

FLASH -- a type of semiconductor memory device that retains stored data even with the power off.

Encryption -- encoding of information.

Fuel Cell Electric Vehicle -- an electric vehicle that derives its electricity from a fuel cell.

Fuel Cell Hybrid Electric Vehicle - a vehicle that is propelled both by a fuel cell and an electrochemical energy storage device coupled to an electric drive.

Fuel Cell -- a device which produces electric power by oxidizing hydrogen and exhausting only water and heat as byproducts.

Hybrid Electric Vehicle -- a vehicle that is propelled both by an electrochemical energy storage device coupled to an electric drive and an auxiliary power unit powered by a conventional fuel such as reformulated gasoline, direct injection diesel, compressed natural gas or hydrogen.

Nanostructural - refers to materials having functional features on the nanometer length scale.

Nonbinary processing -- computation in a base other than the binary base 2 used in conventional computers.

Nonvolatile -- a property of some types of computer memory which retain stored data even when power is removed.

Optical Memory -- a computer memory technology that uses lasers to record and play back data stored on a rotating disc.

Ovonic -- [after Stanford R. Ov(shinsky) + (electr)onic] - the term used to describe our proprietary materials, products and technologies.

Peak Power -- the maximum rate of energy output available for a sustained period of time, typically 10 to 30 seconds.

Phase-Change Rewritable -- an optical memory technology invented by Mr. Ovshinsky in which data is stored or erased on memory media by means of a laser beam that switches the structural phase of a thin-film material between crystalline and amorphous states.

Photovoltaic -- direct conversion of light into electrical energy.

Regenerative Power -- the process of restoring energy to the battery by absorbing kinetic energy of the vehicle as it slows down.

Roll-to-Roll Process -- a process where a roll of substrate is continuously converted into a roll of product.

Semiconductor -- a class of materials with special electrical properties used to fabricate solar cells, transistors, integrated circuits and other electronic devices.

Specific Energy -- the amount of energy capacity divided by the weight of the battery.

Specific Power -- the amount of energy available for a sustained period of time divided by the weight of the battery.

Stabilized Energy Conversion Efficiency -- the long-term ratio of electrical output to light input.

System-on-a-chip -- an ASIC (application specific integrated circuit) that integrates, on a single silicon die, processors, memories, logic, I/O (input/output), and analog functions previously implemented as multiple discrete chips.

Thin Film -- a very thin layer of material formed on a substrate.

Von Neumann concept -- classical sequential method of computing.

                                        SELECTED CONSOLIDATED FINANCIAL DATA

      Set forth below is certain financial information derived from our audited and unaudited consolidated financial statements.

                                         Nine Months                                    Fiscal Year Ended
                                       Ended March 31,                                       June 30,
                                  --------------------------   --------------------------------------------------------------------
                                      2004          2003           2003          2002          2001          2000          1999
                                  ------------  ------------   ------------  ------------  ------------  ------------  ------------
                                          (Unaudited)
Revenues:
   Product sales                  $ 22,650,376  $ 14,703,729   $ 22,415,790  $ 36,634,167  $ 24,239,970  $  6,892,355  $  4,524,238
   Royalties                         2,044,525     1,429,525      1,843,647     2,000,914     2,898,956     3,440,164     2,735,622
   Revenues from product
     development agreements         21,182,333    28,091,876     37,335,248    52,685,717    37,582,138    10,418,985    17,240,615
   Revenues from license and
     other agreements                   75,000     3,419,114      3,444,114        25,000     5,300,000     3,138,000     4,753,995
   Other                               471,920       283,403        140,061       364,487     1,383,429     6,089,581     3,717,826
                                  ------------  ------------   ------------  ------------  ------------  ------------  ------------
            TOTAL REVENUES          46,424,154    47,927,647     65,178,860    91,710,285    71,404,493    29,979,085    32,972,296
                                  ------------  ------------   ------------  ------------  ------------  ------------  ------------
NET LOSS BEFORE CUMULATIVE
  EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE            $(39,963,528) $(20,507,045)  $(38,413,719) $(20,888,034) $ (5,121,838) $(16,656,128) $(13,777,589)

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                  -          2,215,560      2,215,560        -             -             -             -
                                  ------------  ------------   ------------  ------------  ------------  ------------  ------------
NET LOSS                          $(39,963,528) $(18,291,485)  $(36,198,159) $(20,888,034) $ (5,121,838) $(16,656,128) $(13,777,589)
                                  ============  ============   ============  ============  ============  ============  ============
BASIC NET LOSS PER SHARE BEFORE
  CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE         $      (1.70) $       (.94)  $      (1.75) $       (.96) $       (.26) $      (1.16) $      (1.06)

BASIC NET INCOME PER SHARE FOR
  CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE               -                .10            .10         -             -             -             -
                                  ------------  ------------   ------------  ------------  ------------  ------------  ------------
BASIC NET LOSS PER SHARE          $      (1.70) $       (.84)  $      (1.65) $       (.96) $       (.26) $      (1.16) $      (1.06)
                                  ============  ============   ============  ============  ============  ============  ============
DILUTED NET LOSS PER SHARE
  BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING
  PRINCIPLE                       $      (1.70) $       (.94)  $      (1.75) $       (.96) $       (.26) $      (1.16) $      (1.06)

DILUTED NET INCOME PER SHARE
  FOR CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING
  PRINCIPLE                             -                .10            .10        -             -             -             -
                                  ------------  ------------   ------------  ------------  ------------  ------------  ------------
DILUTED NET LOSS PER SHARE        $      (1.70) $       (.84)  $      (1.65) $       (.96) $       (.26) $      (1.16) $      (1.06)
                                  ============  ============   ============  ============  ============  ============  ============

At balance sheet date:
    Cash and Cash Equivalents     $ 18,318,319  $ 14,323,162   $  8,567,261  $ 42,221,015  $ 33,055,399  $ 44,592,017  $ 19,076,983
    Short-Term Investments        $     -       $ 78,841,734   $ 26,801,506  $ 71,997,154  $ 48,908,662  $ 44,723,500  $     -
    Total Assets                  $122,082,433  $170,471,728   $153,694,650  $192,118,594  $166,105,387  $148,905,642  $ 39,807,998
    Long-Term Liabilities         $ 10,170,576  $  2,272,763   $ 10,187,127  $ 14,428,769  $ 18,154,121  $ 20,059,353  $  2,679,936
    Working Capital               $ 34,173,781  $ 73,535,435   $ 37,794,730  $100,796,311  $ 92,577,489  $ 89,789,457  $ 18,438,953
    Stockholders' Equity          $ 92,383,680  $118,135,906   $ 99,832,172  $135,254,960  $110,740,711  $ 98,776,560  $ 23,188,627

See notes to consolidated financial statements.

                               SUPPLEMENTARY CONSOLIDATED FINANCIAL DATA
                              (In thousands except for per share amounts)

                                      First        Second       Third        Fourth       Total
                                      Quarter      Quarter      Quarter      Quarter      Year
                                      -------      -------      -------      -------      -------
Year Ending June 30, 2004
   Revenue                             $ 14,205    $ 15,674     $ 16,545        -           -
   Operating loss                      $(14,413)   $(13,087)     (12,080)       -           -
   Net income (loss)                   $(14,282)   $(13,416)     (12,266)       -           -
   Basic net loss per share            $   (.65)   $   (.57)        (.49)       -           -
   Diluted net loss per share          $   (.65)   $   (.57)        (.49)       -           -

Year Ended June 30, 2003
   Revenues                            $ 15,855    $ 18,478     $ 13,595     $ 17,251     $ 65,179
   Operating loss                      $ (6,388)   $ (4,036)    $ (9,347)    $(13,506)    $(33,277)
   Net loss before cumulative
     effect of change in
     accounting principle              $ (5,652)   $ (5,779)    $ (9,076)    $(17,907)    $(38,414)
   Cumulative effect of change
     in accounting principle           $  2,216    $   -        $   -        $   -        $  2,216
   Net loss                            $ (3,436)   $ (5,779)    $ (9,076)    $(17,907)    $(36,198)
   Basic net loss per share
     before cumulative effect
     of change in accounting
     principle                         $   (.26)   $   (.26)    $   (.41)    $   (.82)    $  (1.75)
   Basic net income per share
     for cumulative effect of
     change in accounting
     principle                         $    .10    $   -        $   -        $   -        $    .10
   Basic net loss per share            $   (.16)   $   (.26)    $   (.41)    $   (.82)    $  (1.65)
   Diluted net loss per share
     before cumulative effect
     of change in accounting
     principle                         $   (.26)   $   (.26)    $   (.41)    $   (.82)    $  (1.75)
   Diluted net income per share
     for cumulative effect of
     change in accounting principle    $    .10    $   -        $   -        $   -        $    .10
   Diluted net loss per share          $   (.16)   $   (.26)    $   (.41)    $   (.82)    $  (1.65)

Year Ended June 30, 2002
   Revenues                            $ 22,459    $ 26,745     $ 24,490     $ 18,016     $ 91,710
   Operating loss                      $ (3,897)   $ (5,002)    $ (5,737)    $ (7,597)    $(22,233)
   Net loss                            $ (2,765)   $ (4,317)    $ (5,015)    $ (8,791)    $(20,888)
   Basic net loss per share            $   (.13)   $   (.20)    $   (.23)    $   (.40)    $   (.96)
   Diluted net loss per share          $   (.13)   $   (.20)    $   (.23)    $   (.40)    $   (.96)


                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, we are required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. We are impacted by factors such as the continued receipt of contracts from the U.S. government and industrial partners, our ability to protect and maintain the proprietary nature of our technology, our continued product and technological advances and the strength and ability of our licensees and joint venture partners to commercialize our products and technologies.

      We have identified the following as our critical accounting policies: principles of consolidation, equity accounting and revenue recognition for product sales, royalties, and business agreements.

Principles of Consolidation and Equity Accounting

      The consolidated financial statements include our accounts and our 100%-owned subsidiaries United Solar Ovonic Corp. (previously called United Solar Systems Corp. and 81% owned prior to May 14, 2003) and United Solar Ovonic LLC (previously called Bekaert ECD Solar Systems LLC and 40% owned by United Solar Ovonic Corp. prior to May 14, 2003), to which we refer jointly as United Solar Ovonic, a business formed to develop and commercialize our continuous web, multilayer, large-area thin-film amorphous silicon photovoltaic technology (see Note E of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003), and our approximately 91%-owned subsidiary Ovonic Battery Company, Inc., a company formed to develop and commercialize our Ovonic NiMH battery technology. The remaining shares of Ovonic Battery are owned by Honda Motor Company, Sanoh Industrial Co. and Sanyo Electric Co. No minority interest related to Ovonic Battery is recorded in the consolidated financial statements because there is no additional funding requirement by the minority shareholders.

      We have a number of strategic alliances and have five major investments accounted for using the equity method:

      o COBASYS LLC, a joint venture between Ovonic Battery and ChevronTexaco Corporation, each having 50% interest, to manufacture and sell our proprietary NiMH batteries for transportation and stationary applications;

      o Texaco Ovonic Hydrogen Systems LLC, a joint venture between ECD and ChevronTexaco, each having 50% interest, to further develop and commercialize Ovonic solid hydrogen storage technology;

      o Ovonyx, Inc., a 41.7%-owned joint venture with Mr. Tyler Lowrey, Intel Capital and other investors, to further develop and commercialize our Ovonic Unified Memory technology;

      o Ovonic Media, LLC, a joint venture owned 51% by General Electric through its GE Plastics business unit and 49% by ECD, formed to design, develop, demonstrate and commercialize our proprietary continuous web roll-to-roll technology for ultra-high-speed manufacture of optical media products; and

      o ITS Innovative Transportation Systems A.G., a German company beneficially owned 30% by ECD, formed to manufacture battery-powered electric vehicles.

      In addition, prior to May 14, 2003, we accounted for United Solar Ovonic LLC, owned 40% by United Solar Ovonic Corp. (now 100% owned by ECD), using the equity method of accounting.

      Also, we have two 50%-owned joint ventures in Russia, Sovlux Co., Ltd., or Sovlux, and Sovlux Battery Closed-Stock Company, or Sovlux Battery. See Note E of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003 for discussion of all of our ventures.

      Our investments in COBASYS, Texaco Ovonic Hydrogen Systems and Ovonic Media are recorded at zero. We will continue to carry our investment in each of these joint ventures at zero until the venture becomes profitable (based upon the venture's history of sustainable profits), at which time we will start to recognize over a period of years our share, if any, of the then equity of each of the ventures, and will recognize our share of each venture's profits or losses on the equity method of accounting. To the extent that we have made cash or other contributions, we recognize our proportionate share of any losses until the investment reaches zero.

      We have three joint ventures, to which we refer collectively as Rare Earth Ovonic, with Rare Earth High-Tech Co., a subsidiary of Baotou Steel Company of Inner Mongolia, China, for the manufacture of battery and other related products and components. We account for our 19% interest in each of these joint ventures using the cost method of accounting (total cash investment of $1,710,000).

      In October 2002, through our newly formed subsidiary, Ovonic Cognitive Computer, Inc., which is owned 95% by ECD and 5% by Ovonyx, we made a capital contribution of $1,000,000 in Ovonyx in exchange for technology previously contributed by us to Ovonyx. ECD made a $50,000 minimum royalty payment i November 2003. We received an exclusive, royalty-bearing license, subject to existing agreements, for the use of all Ovonic Unified Memory, Ovonic
Threshold Switch and other Ovonyx technology for use in the field of cognitive computers. We have recorded our $1,050,000 investment in Ovonyx and account for this investment on the equity method and will recognize our proportionate share of Ovonyx losses to the extent of our $1,050,000 investment. In the year ended June 30, 2003, we recorded an equity loss of $406,000, and in the nine months ended March 31, 2004, we recorded an equity loss of $644,000.

      While we believe, based upon the opinion of legal counsel, that we have no obligation to fund any losses that our joint ventures incur beyond our investment, we have decided to fund certain of our joint ventures.

      Upon consolidation, all intercompany accounts and transactions are eliminated. Any profits on intercompany transactions are eliminated to the extent of our ownership percentage.

Product Sales

      Product sales include revenues related to photovoltaic products, machine-building and equipment sales contracts, nickel hydroxide and metal hydride materials and battery packs. Revenues related to machine-building and equipment sales contracts and sales related to other long-term contracts are recognized on the percentage-of-completion method of accounting using the costs incurred to date as a percentage of the total expected costs. All other product sales are recognized when the product is shipped. These products are shipped FOB shipping point.

Royalties

      Most license agreements, other than those granted to certain joint ventures, provide for us to receive royalties from the sale of products which utilize the licensed technology. Typically, the royalties are incremental to and distinct from the license fee and are recognized as revenue upon the sale of the respective licensed product. In several instances, we have received cash payments for nonrefundable advance royalty payments which are creditable against future royalties under the licenses. Advance royalty payments are deferred and recognized in revenues as the creditable sales occur, the underlying agreement expires, or when we have demonstrable evidence that no additional royalties will be creditable and, accordingly, the earnings process is completed.

Business Agreements

      A substantial portion of revenues is derived through business agreements for the development or commercialization of products based upon our proprietary technologies. We have two major types of business agreements.

      The first type of business agreement relates to licensing our proprietary technology. Licensing activities are tailored to provide each licensee with the right to use our technology, most of which is patented, for a specific product application or, in some instances, for further exploration of new product applications of such technologies. The terms of such licenses, accordingly, are tailored to address a number of circumstances relating to the use of such technology which have been negotiated between us and the licensee. Such terms generally address whether the license will be exclusive or nonexclusive, whether the licensee is limited to very narrowly defined applications or to broader-based product manufacture or sale of products using such technologies, whether the license will provide royalties for products sold which employ such licensed technology and how such royalties will be measured, as well as other factors specific to each negotiated arrangement. In some cases, licenses relate directly to product development that we have undertaken pursuant to product development agreements. In other cases, they relate to product development and commercialization efforts of the licensee. Still other agreements combine our efforts with those of the licensee.

      License agreement fees are generally recognized as revenue at the time the agreements are consummated, which is the completion of the earnings process. Typically, such fees are nonrefundable, do not obligate us to incur any future costs or require future performance by us, and are not related to future production or earnings of the licensee. License fees payable in installments are recorded at the present value of the amounts to be received, taking into account the collectibility of the license fee. In some instances, a portion of such license fees is contingent upon the commencement of production or other uncertainties. In these cases, license fee revenues are not recognized until commencement of production or the resolution of uncertainties. Generally, there are no current or future direct costs associated with license fees.

      In the second type of agreement, product development agreements, we conduct specified product development projects related to one of our principal technology specializations for an agreed-upon fee. Some of these projects have stipulated performance criteria and deliverables whereas others require "best efforts" with no specified performance criteria. Revenues from product development agreements that contain specific performance criteria are recognized on a percentage-of-completion basis which matches the contract revenues to the costs incurred on a project, based on the relationship of costs incurred to estimated total project costs. Revenues from product development agreements, where there are no specific performance terms, are recognized in amounts equal to the amounts expended on the programs. Generally, the agreed-upon fees for product development agreements contemplate reimbursing us for costs considered associated with project activities including expenses for direct product development and research, patents, selling, general and administrative expenses and depreciation. Accordingly, expenses related to product development agreements are recorded as cost of revenues from product development agreements.

      The following discussion of our financial condition and results of operations should be read together with our unaudited consolidated financial statements for the nine months ended March 31, 2004 and March 31, 2003, including the notes thereto, and our audited consolidated financial statements for the three years ended June 30, 2003, including the notes thereto, appearing elsewhere in this prospectus. The results of operations for the nine months ended March 31, 2004 are not necessarily indicative of results to be expected in future periods. This discussion contains forward-looking statements. See "Forward-Looking Statements" for a discussion of uncertainties, risks and assumptions associated with these statements.

                            Results of Operations

Nine Months Ended March 31, 2004 Compared to Nine Months Ended March 31, 2003

      The loss from operations increased to $39,580,000 in 2004 from $19,771,000 in 2003 because of:

    o An increased operating loss of $6,776,000 for United Solar Ovonic (operating loss of $8,357,000 in 2004 versus an operating loss of $1,581,000 in 2003) primarily due to the impact of 100% ownership of United Solar Ovonic in 2004, a license fee of $3,269,000 in 2003, start-up and other costs, including depreciation expense associated with increasing production capacity, partially offset by $4,884,000 improvement in United Solar Ovonic's loss from operations due to higher revenues and cost reductions in 2004.

    o An increased operating loss of $8,976,000 for Ovonic Battery (operating loss of $13,146,000 in 2004 versus operating loss of $4,170,000 in
         2003) primarily from lower revenues for the profitable equipment contract with Rare Earth Ovonic in 2004 compared to 2003, lower revenues from product development agreements and $3,964,000 in higher costs for patent defense, partially offset by higher royalties and higher sales of nickel hydroxide in 2004.

    o An operating loss of $18,077,000 in 2004 for the ECD segment versus operating loss of $14,020,000 in 2003, primarily due to higher investment in product development as the Company received reduced funding from third parties in 2004.

     The decrease in consolidated revenues primarily resulted from a reduction in revenues from product development agreements of $6,910,000, decreased license and other agreements ($75,000 in 2004 versus $3,419,000 in 2003), partially offset by a $7,947,000 increase in product sales and a $615,000 increase in royalty revenues. (See Note H - Product Sales, Royalties, Revenues from Product Development Agreements, and License and Other Agreements and Note L - Business Segments.)

    o United Solar Ovonic's 2003 revenues increased substantially, as a result of consolidation of United Solar Ovonic LLC's operating results into the Company's operating results following the May 14, 2003 acquisition, to $25,090,000 in 2004 versus $8,827,000 in 2003. A major component of the increase resulted from higher product sales ($18,322,000 in 2004 from $4,129,000 in 2003; $8,661,000 of the increase resulted from consolidating third-party sales in 2004 and $5,532,000 due to higher third-party sales). Third-party product sales are included in revenues in 2004 while they were not in 2003. Also contributing to higher revenues in 2004 were revenues from product development agreements, principally from the recently signed Air Force contract (revenues of $5,304,000). The 2003 revenues included a license fee of $3,269,000.

    o The $10,914,000 decrease in Ovonic Battery's revenues was primarily due to lower equipment sales to Rare Earth Ovonic ($3,172,000 in 2004 versus $9,033,000 in 2003) due to the near completion of phase one of this program, reduced revenues from product development agreements ($5,693,000 in 2004 versus $11,062,000 in 2003) principally related to decreased activities under the advanced product development agreement from COBASYS.

    o The ECD segment's revenues, net of consolidating entries, decreased to $9,752,000 in 2004 from $16,605,000 in 2003, primarily due to a decrease of $6,845,000 from product development agreements, which was due to reduced revenues for Ovonic Fuel Cell Company (zero in 2004 compared to $3,940,000 in 2003), Texaco Ovonic Hydrogen Systems ($6,738,000 in 2004 compared to $10,328,000 in 2003) and Ovonic Media
         (zero in 2004 compared to $615,000 in 2003). Partially offsetting these reductions are a new contract with NREL ($752,000 in 2004 versus zero in 2003) and two new contracts with NIST ($388,000 in 2004 versus zero in 2003).

      Product sales, consisting of photovoltaic products, machine building and equipment sales, and nickel hydroxide and metal hydride materials, increased 54% to $22,650,000 in the nine months ended March 31, 2004 from $14,704,000 in the nine months ended March 31, 2003. Photovoltaic sales were $18,322,000 for 2004, which were sales to third parties, and $4,129,000 for 2003, which were sales to an affiliate. Machine-building and equipment sales revenues decreased 66% to $3,252,000 in 2004 from $9,703,000 in 2003, primarily due to Ovonic Battery contracts with Rare Earth Ovonic to provide battery-manufacturing equipment, the first phase of which is nearing completion, ($3,172,000 in 2004 compared to $9,033,000 in 2003). All machine-building and equipment sales contracts are accounted for using percentage-of-completion accounting. Sales of nickel hydroxide and metal hydride materials increased to $1,069,000 in 2004 compared to $648,000 in 2003. (See Note H of Notes to Consolidated Financial Statements.) The Company currently has a product sales backlog of $7,821,000, $6,097,000 of which is expected to be recognized as revenues in fiscal 2004.

      Royalties increased 43% to $2,045,000 in the nine months ended March 31, 2004 from $1,430,000 in the nine months ended March 31, 2003. Higher royalties reflect higher sales of large propulsion batteries by one of our licensees and payment for optical memory royalties from a licensee who had not previously made payments that covered amounts owed for a four-year period. The Company also recognized in 2004 royalties of $360,000 related to an advance royalty payment received by the Company in 1985 associated with a license agreement under which the licensee no longer has an obligation to make royalty payments.

      Revenues from product development agreements decreased 25% to $21,182,000 in the nine months ended March 31, 2004 from $28,092,000 in the nine months ended March 31, 2003 primarily due to reduced battery activities under advanced product development agreements with COBASYS ($4,267,000 for 2004 compared to $8,803,000 in 2003), the suspension of funding to Ovonic Media (zero in 2004 versus $615,000 in 2003), a decrease in revenues from Texaco Ovonic Hydrogen Systems ($6,738,000 for 2004 compared to $10,328,000 for 2003) and Ovonic Fuel Cell (zero for 2004 - Ovonic Fuel Cell is now 100% owned and included in our consolidated financial results - compared to $3,940,000 for 2003). These decreases were partially offset by increased photovoltaic product development revenues in 2004 ($7,962,000 compared to $1,717,000 in 2003), primarily due to the new Air Force contract ($5,304,000), a new contract with NREL ($752,000 in 2004 versus zero in 2003) and two new contracts with NIST ($388,000 in 2004 versus zero in 2003).

      Revenues from license and other agreements decreased to $75,000 in the nine months ended March 31, 2004, from $3,419,000 in the nine months ended March 31, 2003. The 2004 license fees resulted from licenses to Linghao Battery and Mcnair-tech Co., Ltd. of China. Revenues from license and other agreements depend on a small number of new business arrangements, are sporadic and vary dramatically from period to period. The license revenue in 2003 resulted from United Solar Ovonic issuing to Canon a notice whereby United Solar Ovonic granted Canon rights to manufacture in two countries of its choice in Southeast Asia, excluding India and the People's Republic of China. This notice was issued in satisfaction of the outstanding obligation ($2,500,000 plus accrued interest of $769,000) due Canon in connection with a previous loan made to United Solar Ovonic by Canon. United Solar Ovonic recorded the satisfaction of the loan from Canon ($3,269,000) as revenue from license agreements in its statement of operations for the nine months ended March 31, 2003.

      Other revenues are primarily related to personnel, facilities and miscellaneous administrative and laboratory services provided to some of the Company's joint ventures. Other revenues increased to $472,000 in the nine months ended March 31, 2004 from $283,000 in the nine months ended March 31, 2003, primarily due to increased laboratory billings to third parties.

      Cost of product sales increased by $11,813,000 in the nine months ended March 31, 2004 ($28,027,000 in 2004 compared to $16,214,000 in 2003). This resulted in an increased loss on product sales of $5,376,000 in 2004 compared to a loss of $1,510,000 in 2003. There were negative margins on photovoltaic sales of $2,743,000 on sales of finished products in 2004 compared to negative margins of $1,843,000 on sales of semi-finished products to an affiliate in 2003, as well as planned optimization costs of $1,530,000 for the photovoltaic production machine. In addition, the margin on sales at Ovonic Battery decreased to negative $1,203,000 in 2004 from positive $562,000 in 2003 due to negative margins on sales of metal hydride materials because of low sales volumes and high fixed costs and lower revenues on equipment sales because of the near completion of the first phase of the profitable Rare Earth Ovonic contract.

      Revenues from product development agreements currently fund 56% of the Company's cost of product development as the Company continues to develop its core technologies. Revenues from product development agreements decreased by $6,910,000, and spending decreased by $3,974,000, resulting in an increase of $2,936,000 in net cost of product development.

                                                 Nine Months Ended
                                                      March 31,
                                                2004            2003
                                             ----------     -----------
Cost of revenues from product
   development agreements                   $19,696,000     $27,556,000
Product development and research             18,204,000      14,318,000
                                            -----------     -----------
     Total cost of product development       37,900,000      41,874,000
Revenues from product development
   agreements                                21,182,000      28,092,000
                                            -----------     -----------
     Net cost of product development        $16,718,000     $13,782,000
                                            ===========     ===========

      The expenditures continued the development of the Company's core technologies in energy storage, energy generation and information technology. Product development programs include work on the Ovonic Cognitive Computer technology - a unique approach to develop computing based on the learning capability that mimics the functionality of the human brain to combine memory and processing in a single sub-micron device. The Company is also developing a unique 3-terminal Ovonic threshold/memory device technology to have high speed, high current capabilities. Included in the development costs for the Ovonic Cognitive Computer technology is depreciation ($736,000) related to the new state-of-the-art clean room and the related equipment. The Company, together with ChevronTexaco, has modified and demonstrated a hybrid electric vehicle (a 2002 Toyota Prius) to operate on clean hydrogen fuel stored in an Ovonic solid hydrogen system. This on-board solid storage system can potentially be applied to hydrogen-powered fuel cell vehicles and demonstrates the principles of utilizing metal hydrides to address hydrogen infrastructure.

      Expenses were incurred in 2004 and 2003 in connection with the protection of the Company's United States and foreign patents covering its proprietary technologies. Total patent expenses increased to $7,937,000 in the nine months ended March 31, 2004 from $4,097,000 in the nine months ended March 31, 2003, principally due to higher patent defense costs ($6,359,000 in 2004 versus $2,394,000 in 2003) for the protection of the Company's NiMH battery patents and technology. ChevronTexaco has agreed to share 50% of the patent defense costs relating to batteries for non-consumer applications beginning in fiscal 2002. ChevronTexaco's share of the patent defense costs were $7,705,000 and $1,509,000 for the nine months ended March 31, 2004 and 2003, respectively. In March 2001, Ovonic Battery filed suit against Matsushita Battery Industrial Co., Ltd., Toyota Motor Corporation, Panasonic EV Energy Co., Ltd. and several related entities for infringement of patents held by Ovonic Battery. In October 2001, COBASYS joined the litigation as a co-plaintiff. In December 2002, we and our related companies entered into an arbitration agreement with Matsushita Battery Industrial Co., Ltd. and its related companies and Toyota Motor Corporation and a related company. The arbitration proceeding was held in New York City, with a hearing before the Arbitral Tribunal in November 2003. Post trial briefs were filed in December and closing oral arguments were delivered on January 21, 2004. The parties to the arbitration have requested that the Arbitral Tribunal postpone its decision until July 2004 because the parties are engaged in settlement negotiations. It is expected that the Company will not incur significant expenses associated with the arbitration after the fourth fiscal quarter.

      Selling, general and administrative expenses are allocated to product development and research expenses and to cost of revenues from research and development agreements based on a percentage of direct labor costs. For cost of revenues from product development agreements, this allocation is limited to the amount of revenues, after direct expenses, under the applicable agreements.

      Selling, general and administrative expenses (net) increased from $5,515,000 in the nine months ended March 31, 2003 to $12,139,000 in the nine months ended March 31, 2004. As a result of consolidation of United Solar Ovonic LLC following the May 14, 2003 acquisition, gross selling, general and administrative expenses increased by $5,006,000 and net expenses by $4,170,000. The remainder of the increase in net selling, general and administrative expenses resulted from lower allocations to product development and research and cost of revenues from product development agreements. Selling expenses for 2003 were lower as a result of a contractual agreement reducing such expenses in connection with equipment sales.

      The following is a summary of the gross selling, general and administrative expenses and the aforementioned allocations:


                                                       Nine Months Ended
                                                            March 31,
                                                      2004            2003
                                                   -----------    -----------

Gross Expenses                                     $22,767,000    $17,510,000
Less - allocations to product development
         and research                               (6,985,000)    (5,807,000)
     - allocations to cost of revenues from
         product development agreements             (3,643,000)    (6,188,000)
                                                   -----------    -----------
Net Expenses                                       $12,139,000    $ 5,515,000
                                                   ===========    ===========

      The $352,000 improvement in other income (net) ($384,000 expense in 2004 compared to $736,000 expense in 2003) resulted primarily from lower equity losses attributed to losses at ITS (zero in 2004 compared to $416,000 in 2003), at United Solar Ovonic LLC (zero in 2004 - fully consolidated in 2003 and no longer on the equity basis - compared to $4,532,000 in 2003) and higher equity losses at Ovonyx ($644,000 in 2004 versus $280,000 in 2003), partially offset by lower short-term investments and lower interest rates causing lower interest income ($635,000 in 2004 compared to $3,049,000 in 2003) on the Company's investments.

      In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 required the Company to recognize, at the adoption of SFAS 142, the unamortized negative goodwill of approximately $2,216,000 (a favorable benefit) as the cumulative effect of a change in accounting principle in the Company's statements of operations on July 1, 2002.

Year Ended June 30, 2003 Compared to Year Ended June 30, 2002

      For the period July 1, 2002 through May 14, 2003, we owned 81% of United Solar Ovonic Corp. (formerly United Solar Systems Corp.) and consolidated that entity with a 19% minority interest recognized, and accounted for United Solar Ovonic Corp.'s 40% interest in United Solar Ovonic LLC (formerly Bekaert ECD Solar Systems LLC) on the equity basis. Effective May 15, 2003, with the purchase by us from Bekaert Corporation of the remaining interests in United Solar Ovonic Corp. and United Solar Ovonic LLC, we own 100% of each of the entities and have consolidated the entities in their entirety for the period from May 15, 2003 through June 30, 2003.

      We had a net loss of $36,198,000 on revenues of $65,179,000 in the year ended June 30, 2003 compared to a net loss of $20,888,000 on revenues of $91,710,000 for the year ended June 30, 2002. The $15,310,000 increase in the net loss resulted primarily from increased patent defense expenses (net) of $2,680,000 to protect Ovonic Battery's intellectual property, increased losses on product sales of $2,992,000, an increase of $7,672,000 in the net cost of product development as we received lower third-party funding to offset our spending on our core technologies, reduced interest income of $1,166,000 due to a lower cash balance and lower interest rates and increased equity in losses and writedown of joint ventures of $8,136,000, partially offset by increased license revenues of $3,419,000. In addition, we recognized income of $2,216,000 attributable to the cumulative effect of a change in accounting principle. See Note A of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003.

      The loss from operations increased to $33,277,000 in 2003 from $22,233,000 in 2002 because of:

      o a $5,690,000 increased operating loss for our ECD segment, net of consolidating entries, which includes machine building, optical memory, fuel cell technology, support services for hydrogen storage, and Ovonic Cognitive Computer technology ($16,924,000 in 2003 versus $11,234,000 in 2002), primarily due to higher investment in product development as we received lower third-party funding to offset our spending on our core technologies;

      o an increased operating loss of $1,816,000 for United Solar Ovonic (operating loss of $6,355,000 in 2003 versus operating loss of $4,539,000 in 2002) primarily due to costs associated with increasing production capacity with the February 2003 start-up of new manufacturing equipment which, when fully optimized, is capable of producing 30 megawatts of photovoltaic products annually and due to, after May 14, 2003, recognition of 100% of United Solar Ovonic's operating results;

      o a $3,538,000 increased operating loss for Ovonic Battery (operating loss of $9,998,000 in 2003 versus operating loss of $6,460,000 in 2002) primarily resulting from higher costs for patent defense and lower revenues from product development agreements.

      The decrease in consolidated revenues primarily resulted from lower product sales ($14,218,000), lower revenues from product development agreements ($15,351,000) and lower royalties ($157,000), partially offset by higher license and other agreements ($3,444,000 in 2003 versus $25,000 in 2002).

      o Our ECD segment's revenues, net of consolidating entries, decreased to $21,463,000 in 2003 from $36,024,000 in
          2002 primarily due to an $11,293,000 decrease in revenues from product development agreements, principally from the reduced work from the advanced product development agreement with Texaco Ovonic
          Hydrogen Systems, and due to the discontinuance of funding by the joint venture partners for both Ovonic Media and the development of work related to Ovonic fuel cell technology (beginning January 2003).

      o The $19,703,000 decrease in Ovonic Battery's revenues was primarily due to lower equipment sales to Rare Earth Ovonic ($10,726,000 in 2003 versus $25,287,000 in 2002)
          as the first phase of this program nears completion, decreased revenues from product development agreements ($14,942,000 in 2003 versus $20,078,000 in 2002) due to reduced work on advanced product development for COBASYS and decreased royalties ($136,000 reduction), partially offset by increased revenues from license and other agreements ($175,000 in 2003 versus $25,000 in 2002).

      o United Solar Ovonic's 2003 consolidated revenues increased to $14,890,000 in 2003 versus $7,157,000 in 2002 due to (i)
          increased product sales as it continues to expand its manufacturing capacity from the previous 5-megawatt manufacturing equipment to the current equipment which, when fully optimized, is capable of producing 30 megawatts of photovoltaic products annually, (ii) the acquisition of 100% of United Solar Ovonic LLC on May 14, 2003 and the resultant consolidation of their revenues from third parties after that date, and (iii) higher revenues from product development agreements.

      Product sales, consisting of machine building and equipment sales, photovoltaic products and nickel hydroxide and metal hydride materials, decreased 39% to $22,416,000 in the year ended June 30, 2003 from $36,634,000 in the year ended June 30, 2002. Machine-building and equipment sales revenues decreased 61% to $11,450,000 in 2003 from $29,533,000 in 2002, primarily due to the near completion of the first phase of Ovonic Battery's contracts with Rare Earth Ovonic to provide battery-making equipment ($10,726,000 in 2003 compared to $25,287,000 in 2002). All machine-building and equipment sales contracts are accounted for using percentage-of-completion accounting. Partially offsetting this decrease were photovoltaic sales (sales of semi-finished products to an affiliate, United Solar Ovonic LLC, prior to May 14, 2003, and sales of finished products to third parties after that date) which were $9,769,000 for 2003 and $5,883,000 for 2002. See Note E of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003. Sales of nickel hydroxide and metal hydride materials were $973,000 in 2003 compared to $940,000 in 2002.

      Royalties decreased 8% to $1,844,000 in the year ended June 30, 2003 from $2,001,000 in the year ended June 30, 2002. Lower royalties reflect lower sales of small consumer batteries and increased production efficiencies of our licensees, which have resulted in lower prices.

      Revenues from product development agreements decreased 29% to $37,335,000 in the year ended June 30, 2003 from $52,686,000 in the year ended June 30, 2002. The decrease was primarily a result of reduced funding from ChevronTexaco for agreements with Texaco Ovonic Hydrogen Systems ($13,651,000 for 2003 compared to $18,581,000 for 2002), Ovonic Fuel Cell, which is now self-funded by us ($4,022,000 for 2003 compared to $8,887,000 for 2002), and COBASYS
($12,367,000 for 2003 compared to $16,315,000 for 2002) for advanced product development agreements. Also contributing were lower revenues from a service agreement with Ovonic Media ($615,000 in 2003 versus $1,923,000 in 2002) and the completion of programs with National Institute of Standards and Technology and U.S. Department of Energy, which advanced our hydrogen storage and optical memory technologies (zero in 2003 versus $521,000 in 2002). See Note B of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003.

      Revenues from license and other agreements increased to $3,444,000 in the year ended June 30, 2003 from $25,000 in the year ended June 30, 2002. The increase primarily resulted from United Solar Ovonic Corp. issuing to Canon Inc. a notice whereby United Solar Ovonic Corp. granted Canon rights to manufacture photovoltaic products in two countries of its choice in Southeast Asia, excluding India and the People's Republic of China. These rights were granted in satisfaction of the outstanding obligation ($2,500,000 plus accrued interest) due Canon in connection with a previous loan made to United Solar Ovonic Corp. by Canon. United Solar Ovonic Corp. recorded the satisfaction of the loan and accrued interest from Canon ($3,269,000) as revenue from license agreements in our statement of operations for the year ended June 30, 2003. Also, Ovonic Battery entered into license agreements with four Chinese companies for a total of $175,000. See Note B of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003. Revenues from license and other agreements depend on a small number of new business arrangements, are sporadic and vary dramatically from period to period.

      Other revenues are primarily related to personnel, facilities and miscellaneous administrative and laboratory services provided to some of our joint ventures. Other revenues decreased to $140,000 in the year ended June 30, 2003 from $364,000 in the year ended June 30, 2002. This decrease was primarily due to certain adjustments which reduced revenues to reflect a change in estimate based on information received by us pertaining to certain customers and contracts, partially offset by increases in revenues for services provided by our Central Analytical Lab and Production Technology and Machine Building Division to affiliates and others.

      The $11,226,000 decrease in cost of product sales in the year ended June 30, 2003 resulted from the $14,218,000 decrease in product sales and resulted in a $3,523,000 loss on product sales in 2003, compared to a $531,000 loss in 2002. The increased loss primarily relates to sales of photovoltaic products as the new manufacturing equipment for photovoltaic products was brought on line. Partially offsetting this increased loss was improved profitability on the contract to provide battery manufacturing equipment to Rare Earth Ovonic and a smaller loss on the sales of metal hydride materials.

      Revenues from product development agreements funded 66% (compared to 82% for 2002) of our cost of product development. While we continued to spend aggressively on our core technologies, the total cost of product development decreased by $7,679,000 for the year ended June 30, 2003. However, third-party funding decreased by $15,351,000, resulting in an increase of $7,672,000 in net cost of product development.

                                                     Fiscal Year Ended
                                                          June 30,
                                                ---------------------------
                                                    2003           2002
                                                ------------   ------------
      Cost of revenues from product
         development agreements                 $ 37,001,000   $ 51,703,000
      Product development and research            19,798,000     12,775,000
                                                ------------   ------------
            Total cost of product development 56,799,000 64,478,000 Revenues from product development
         agreements                               37,335,000     52,686,000
                                                ------------   ------------
            Net cost of product development     $ 19,464,000   $ 11,792,000
                                                ============   ============


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


      The expenditures continued the development of our core technologies in energy storage, energy generation and information technology. Also, product development programs include work on the Ovonic Cognitive Computer technology. Included in the development costs for the Ovonic Cognitive Computer technology is depreciation ($886,000) related to the new state-of-the-art clean room and the related equipment. Another project, in collaboration with ChevronTexaco, was the conversion of a 2-liter internal combustion engine to run on hydrogen. This converted engine is being used to power a hybrid electric vehicle (a 2002 Toyota Prius) using our Ovonic low-pressure solid hydrogen storage system. This solid storage system can potentially be applied to hydrogen-powered fuel cell vehicles and demonstrates the principles of utilizing hydrides to address the hydrogen infrastructure.

      Expenses were incurred in 2003 and 2002 in connection with the protection of our U.S. and foreign patents covering our proprietary technologies. Total patent expenses increased to $7,618,000 in the year ended June 30, 2003 from $4,932,000 in the year ended June 30, 2002, principally due to litigation costs ($5,429,000 in 2003 versus $2,749,000 in 2002) for the protection of our NiMH battery patents and technology. ChevronTexaco has agreed to share 50% of the battery litigation expenses, other than those related to consumer batteries, beginning in fiscal 2002. The reimbursements of $624,000 in fiscal year 2003 and $2,167,000 in fiscal year 2002 have been offset against the patent defense costs.

      Operating, general and administrative expenses are allocated to product development and research expenses and to cost of revenues from research and development agreements based on a percentage of direct labor costs. For cost of revenues from product development agreements, this allocation is limited to the amount of revenues, after direct expenses, under the applicable agreements.

      The increase in operating, general and administrative expenses (net of allocations) from $7,368,000 in the year ended June 30, 2002 to $8,099,000 in the year ended June 30, 2003 was due primarily to reduced allocations of expenses to cost of revenues from product development agreements ($2,945,000), partially offset by increased allocations to product development and research ($2,412,000).

      The following is a summary of the gross operating, general and administrative expenses and the aforementioned allocations:

                                                        Fiscal Year Ended
                                                              June 30,
                                                         2003          2002
                                                      -----------   -----------
      Gross Expenses                                  $24,219,000   $24,487,000
      Less  - allocations to product development
                and research                           (7,667,000)   (5,255,000)
            - allocations to cost of revenues
                from product development agreements    (8,453,000)  (11,398,000)
            - amortization of negative goodwill            -           (466,000)
                                                      -----------   -----------
      Remaining Expenses                              $ 8,099,000   $ 7,368,000
                                                      ===========   ===========

      The $6,482,000 decrease in other income (expense) ($5,137,000 expense in 2003 compared to $1,345,000 income in 2002) resulted primarily from increased equity losses attributed to losses at United Solar Ovonic LLC ($6,103,000 in 2003 compared to $2,944,000 in 2002), equity losses and the writedown of our investment in ITS Innovative Transportation Systems ($5,286,000 loss in 2003) and from lower interest income on our investments as a result of lower interest rates and a lower level of investments ($3,561,000 in 2003 compared to $4,727,000 in 2002), partially offset by increased realized gains on the sale of investments ($1,427,000 in 2003 versus $304,000 in 2002) and because 2002 had a $1,000,000 write-off of our investment in EV Global.

      In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 required us to recognize, at the adoption of SFAS 142, the unamortized negative goodwill of approximately $2,216,000. This is a favorable adjustment to us and is the cumulative effect of a change in accounting principle in our statements of operations on July 1, 2002. We had an amortization of negative goodwill of $466,000 in 2002 and zero in 2003.

      For the three years ended June 30, 2003, there has been no material impact of inflation and changing prices on our revenue or on our losses from continuing operations.

      We do business in many different parts of the world and our royalty revenues are affected by changes in foreign currencies and their exchange rates relative to the U.S. dollar. However, the vast majority of our business agreements are denominated in U.S. dollars and, as such, we have minimized our exposure to currency rate fluctuations.

Year Ended June 30, 2002 Compared to Year Ended June 30, 2001

      We had a net loss of $20,888,000 on revenues of $91,710,000 in the year ended June 30, 2002 compared to a net loss of $5,122,000 on revenues of $71,404,000 for the year ended June 30, 2001. The $15,766,000 increase in the net loss resulted primarily from reduced license revenues of $5,275,000, increased patent defense expenses (net) of $836,000 to protect our intellectual property, reduced royalties of $898,000, an increase of $3,466,000 in the net cost of product development as we increased spending on our core technologies, reduced interest income of $1,137,000 due to lower interest rates, decreased margins on product sales of $1,395,000, increased equity losses (net of minority interest) of $1,195,000, and a $1,000,000 write-off of our investment in EV Global Motors Company.

      The loss from operations increased to $22,233,000 in 2002 from $10,067,000 in 2001 because of:

      o an operating loss of $11,234,000 in 2002 for our ECD segment (net of consolidating entries) versus operating income of $302,000 in 2001, primarily due to higher investment in product development as we increased spending on our core technologies and an increase in the cost estimate to complete our contract with United Solar Ovonic LLC to design and build equipment making solar products which, when fully optimized, is capable of producing on an annual basis 30 megawatts of electrical power;

      o an increased operating loss of $1,797,000 for United Solar Ovonic Corp. (operating loss of $4,539,000 in 2002 versus operating loss of $2,742,000 in 2001) primarily due to costs associated with the increased production capacity and the move to the Auburn Hills facility;

      o   a $1,167,000 decreased operating loss for Ovonic Battery
          (operating loss of $6,460,000 in 2002 versus operating loss of $7,627,000 in 2001) primarily resulting from a profitable equipment sales contract and higher revenue from product development agreements, partially offset by higher costs for litigation and lower revenues from license agreements and royalties.

      The increase in consolidated revenues primarily resulted from higher product sales ($12,394,000) and higher revenues from product development agreements ($15,104,000), partially offset by lower royalties ($898,000) and license and other agreements ($25,000 in 2002 versus $5,300,000 in 2001).

      o Our ECD segment's revenues, net of consolidating entries, increased to $36,024,000 in 2002 from $29,356,000 in 2001 due to increased revenues of $6,549,000 from product development agreements, primarily resulting from the advanced product development agreement with Texaco Ovonic Hydrogen Systems.

      o The $14,155,000 increase in Ovonic Battery's revenues was primarily due to higher equipment sales to Rare Earth Ovonic ($25,287,000 in 2002 versus $12,931,000 in 2001)
          and increased revenues from product development agreements ($20,078,000 in 2002 versus $10,771,000 in
          2001) as work was begun on the advanced product development agreement for COBASYS, partially offset by decreased revenues from license and other agreements ($25,000 in 2002 versus $5,300,000 in 2001) and decreased royalties ($933,000).

      o United Solar Ovonic Corp.'s 2002 revenues decreased to $7,157,000 in 2002 versus $7,674,000 in 2001 due to lower sales prices for semi-finished products sold to United
          Solar Ovonic LLC and lower revenues from product development agreements.

      Product sales, consisting of machine-building and equipment sales, photovoltaic products, and nickel hydroxide and metal hydride materials, increased 51% to $36,634,000 in the year ended June 30, 2002 from $24,240,000 in the year ended June 30, 2001. Machine-building and equipment sales revenues increased 74% to $29,533,000 in 2002 from $16,934,000 in 2001, primarily due to
Ovonic Battery's contracts with Rare Earth Ovonic to provide battery-making equipment ($25,287,000 in 2002 compared to $12,931,000 in 2001). Photovoltaic sales, which are sales of semi-finished products to an affiliate, United Solar Ovonic LLC, were $5,883,000 for 2002 and $5,975,000 for 2001. See Note B of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003. Sales of nickel hydroxide and metal hydride materials were $940,000 in 2002 compared to $355,000 in 2001.

      Royalties decreased 31% to $2,001,000 in the year ended June 30, 2002 from $2,899,000 in the year ended June 30, 2001. Lower royalties reflect increased production efficiencies of our licensees, which have resulted in lower prices as licensees move aggressively to increase market share, unfavorable exchange rates, and crediting a previous overpayment of royalties calculated erroneously by a licensee.

      Revenues from product development agreements increased 40% to $52,686,000 in the year ended June 30, 2002 from $37,582,000 in the year ended June 30, 2001. The increase was primarily a result of agreements with Texaco Ovonic Hydrogen Systems ($18,581,000 for 2002 compared to $11,818,000 for 2001), Ovonic Fuel Cell ($8,887,000 for 2002 compared to $8,831,000 for 2001) and COBASYS ($16,315,000 for 2002 compared to $6,433,000 in 2001) for advanced product development agreements, partially offset by decreases in revenues from the services agreement with Ovonic Media ($1,923,000 in 2002 versus $2,298,000 in 2001) and the completion of programs with the National Institute of Standards and Technology, which advanced our hydrogen storage and optical memory technologies ($173,000 in 2002 versus $1,744,000 in 2001). See Note B of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003.

      Revenues from license and other agreements decreased to $25,000 in the year ended June 30, 2002, from $5,300,000 in the year ended June 30, 2001. The 2002 license fee resulted from a license to Lexel Battery (Shenzhen) Co., of China. Revenues from license and other agreements depend on a small number of new business arrangements, are sporadic and vary dramatically from period to period.

      Other revenues are primarily related to personnel, facilities and miscellaneous administrative and laboratory services provided to some of our joint ventures. Other revenues decreased to $364,000 in the year ended June 30, 2002 from $1,383,000 in the year ended June 30, 2001. This decrease was due to reductions in revenues from COBASYS as it now performs in-house services previously provided by Ovonic Battery. Revenues from Ovonyx were affected by a $142,000 offset to revenues reflecting an adjustment in revenues previously recognized.

      The $13,789,000 increase in cost of product sales in the year ended June 30, 2002 resulted from the $12,394,000 increase in product sales and resulted in a $531,000 loss on product sales in 2002, compared to $864,000 profit in 2001. The reduced margin primarily relates to a change in estimate for our contract with United Solar Ovonic LLC to design and build equipment making solar products that is expected to be capable of producing on an annual basis 30 megawatts of electrical power.

      Revenues from product development agreements funded 82% of our cost of product development in both years. The total cost of product development increased by $18,570,000 for the year ended June 30, 2002, as we increased spending on our core technologies. This increase in the total cost of product development was partially offset by increased revenues of $15,104,000, resulting in an increase of $3,466,000 in net cost of product development.

                                                    Fiscal Year Ended
                                                         June 30,
                                                    2002           2001
                                                ------------   ------------
      Cost of revenues from product
         development agreements                 $ 51,703,000   $ 36,553,000
      Product development and research            12,775,000      9,355,000
                                                ------------   ------------
            Total cost of product development 64,478,000 45,908,000 Revenues from product development
         agreements                               52,686,000     37,582,000
                                                ------------   ------------
            Net cost of product development     $ 11,792,000   $  8,326,000
                                                ============   ============

      The expenditures continued the development of our core technologies in energy storage, energy generation and information technology. In addition, product development programs include work on the Ovonic Cognitive Computer technology. Another project, in collaboration with ChevronTexaco, was the conversion of a 2-liter internal combustion engine to run on hydrogen.

      Expenses were incurred in 2002 and 2001 in connection with the protection of our U.S. and foreign patents covering our proprietary technologies. Total patent expenses increased to $4,932,000 in the year ended June 30, 2002 from $3,766,000 in the year ended June 30, 2001, principally due to litigation costs ($2,749,000 in 2002 versus $1,913,000 in 2001) for the protection of our NiMH battery patents and technology. ChevronTexaco has agreed to share 50% of the battery litigation expenses, other than those related to consumer batteries, beginning in fiscal 2002. This reimbursement ($2,167,000) has been offset against the patent defense costs for the year ended June 30, 2002.

      Operating, general and administrative expenses are allocated to product development and research expenses and to cost of revenues from research and development agreements based on a percentage of direct labor costs. For cost of revenues from product development agreements, this allocation is limited to the amount of revenues, after direct expenses, under the applicable agreements.

      The decrease in operating, general and administrative expenses (net) from $8,421,000 in the year ended June 30, 2001 to $7,368,000 in the year ended June 30, 2002 was due primarily to increased allocations of expenses because of the increased level of activity for product development and research expenses and to cost of revenues from product development agreements ($5,521,000), partially offset by increased spending ($4,468,000) as a result of selling expenses associated with equipment sales, personnel additions and other expenses associated with our growth.

      The following is a summary of the gross operating, general and administrative expenses and the aforementioned allocations:

                                                          Fiscal Year Ended
                                                               June 30,
                                                         2002          2001
                                                      -----------   -----------
      Gross Expenses                                  $24,487,000   $20,019,000
      Less  - allocations to product development
                and research                           (5,255,000)   (1,714,000)
            - allocations to cost of revenues
                from product development agreements   (11,398,000)   (9,418,000)
            - amortization of negative goodwill          (466,000)     (466,000)
                                                      -----------   -----------
      Remaining Expenses                              $ 7,368,000   $ 8,421,000
                                                      ===========   ===========

      The $3,600,000 decrease in other income (net) ($1,345,000 income in 2002 compared to $4,945,000 income in 2001) resulted primarily from lower interest rates causing lower interest income ($4,727,000 in 2002 compared to $5,864,000 in 2001) on our investments and from higher equity losses attributed to losses at United Solar Ovonic LLC ($2,944,000 in 2002 compared to $1,948,000 in 2001) and ITS ($714,000 in 2002 compared to $48,000 in 2001) and the $1,000,000 write-off of our interest in EV Global.

      We had an amortization of negative goodwill of $466,000 in both 2002 and 2001.

      For the three years ended June 30, 2003, there has been no material impact on inflation and changing prices on our revenue or on our losses from continuing operations.

      We do business in many different parts of the world and our royalty revenues are affected by changes in foreign currencies and their exchange rates relative to the U.S. dollar.

However, the vast majority of our business agreements are denominated in U.S. dollars and, as such, we have minimized our exposure to currency rate fluctuations.

Liquidity and Capital Resources

      As of March 31, 2004, the Company had consolidated cash, cash equivalents, short-term investments and accounts and short-term note receivable (including $2,029,000 of amounts due from related parties) of $34,521,000, a decrease of $29,975,000 from June 30, 2003. As of March 31, 2004, the Company had consolidated working capital of $34,174,000 compared with a consolidated working capital of $37,795,000 as of June 30, 2003.

      In November 2003, the Company received a total of $27,940,000 in connection with a sale of units to institutional investors. In January 2004, the Company received $5,593,000 in connection with a sale of additional units of its securities to two of the institutional investors who had acquired units in November 2003 (see Note B of Notes to Consolidated Financial Statements).

      The Company has been using the proceeds from these sales for working capital and to support its development and other operating activities.

      The Company expects the amount of cash to be received under existing product development agreements in the year ending June 30, 2004 to decrease to approximately $27,500,000, compared to $42,383,000 received in the year ended June 30, 2003, substantially due to reduced funding to be received in the year ending June 30, 2004 from ChevronTexaco. Certain of the Company's product development and product purchase agreements contain provisions allowing for the termination of such agreements for, among other things, failure of the Company to meet agreement milestones or for breach of material contractual provisions. Generally, the termination provisions allow for the Company to recover any costs incurred through the termination date.

      The Company is engaged in discussions and negotiations with other parties, including the U.S. government, which are expected to provide additional funding for product development activities.

      In September 2003, ECD was awarded two new contracts by NIST. One contract is a three-year, cost-sharing contract (ECD to receive $1,972,000) for the development of new optical routing devices, based on ECD's phase-change materials, for telecommunication and broadband information delivery. The second contract is a four-year, cost-sharing contract (ECD to receive $2,645,000) with GE as the team leader for further development of ECD's roll-to-roll processing for the mass production of products such as flexible electronic paper displays, portable TV screens the size of posters, embedded sensors, solar powered cells and high-efficiency lighting devices.

      In October 2003, ECD was awarded a contract for $500,000 by the U.S. Army Tank-Automotive and Armaments Command for the development, on behalf of Texaco Ovonic Hydrogen Systems, of a transportable, solid-hydrogen storage and refueling system for hydrogen fuel-cell-powered, off-road military vehicles.

      In January 2004, United Solar Ovonic was awarded a four-month, $465,000 contract from Lockheed Martin for the development of solar cells for an airship.

      In February and March 2004, United Solar Ovonic received an order for 1MW of photovoltaic panels from ThyssenKrupp Hoesch Bausysteme GmbH of Germany and for 1.25MW of photovoltaic panels from Sunset Energietechnik GmbH of Germany, respectively. In April 2004, United Solar Ovonic entered into an agreement with Solar Integrated Technologies to purchase more than 5MW of products from United Solar Ovonic in calendar 2004.

      In March 2004, we were awarded a cost-sharing contract by the U.S. Department of Energy to convert internal combustion engine (ICE) 3-wheeled vehicles to run on clean hydrogen instead of polluting gasoline or diesel fuel. The U.S. Agency for International Development is providing $500,000 for this one-year program and we are providing the additional funds to complete this program.

      In the first phase of an equipment supply agreement with Rare Earth Ovonic, Ovonic Battery has three contracts to supply equipment and technology totaling $63,600,000 to its Rare Earth Ovonic joint ventures in China. As of March 31, 2004, Ovonic Battery has received payments totaling $59,484,000 under the three contracts. Ovonic Battery has recorded revenues of $57,265,000 for the contracts, $2,219,000 less than the cash received. Therefore, in future periods, the Company will receive less cash than revenues recognized to the extent of the deferred revenues.

      As of March 31, 2004, the Company had $18,318,000 consolidated cash and cash equivalents ($1,450,000 of which was restricted) consisting of mortgage and asset-backed securities and corporate notes, classified as available-for-sale, maturing from one day to 20 days. It is the Company's policy that investments (including cash equivalents) shall be rated "A" or higher by Moody's or Standard and Poor's, no single investment shall represent more than 10% of the portfolio and at least 20% of the total portfolio shall have maturities of 90 days or less. Due to reductions in the total portfolio, two investments each represent more than 10% of the portfolio at March 31, 2004.

      During the nine months ended March 31, 2004, $46,400,000 of cash was used in operations. The difference between the net loss of $39,964,000 and the net cash used in operations was principally due to a $13,372,000 decrease in working capital (other than cash). Also contributing were noncash costs, principally depreciation ($6,099,000) and equity in losses of joint ventures ($644,000).

      The Company spent $2,832,000 on property, plant and equipment that was placed in service during the nine months ended March 31, 2004. A balance of $514,000 was in other assets at March 31, 2004 which represents deposits and progress payments for property, plant and equipment, all of which is expected to be placed in service during fiscal 2004. In total, the Company expects to spend $3,500,000 for capital expenditures in fiscal 2004, primarily for additions to the Company's state-of-the-art clean room and leasehold improvements.

      The Company had contractual obligations of $49,148,000 at June 30, 2003 and $37,275,000 at March 31, 2004. In the nine months ending March 31, 2004, the Company incurred additional contractual obligations of $3,800,000 for gases and stainless steel in its photovoltaic operations. On January 2, 2004, Bekaert paid $12,000,000 to Canon in full satisfaction of Bekaert's $12,000,000 obligation to United Solar Ovonic and ECD's $12,000,000 obligation to Canon (see Note C - Accounts Receivable).

      As part of its long-standing strategy, the Company has made investments in its technologies, which have resulted in enabling intellectual property and products. The technology emerging from these investments has enabled the Company to finance its operations and growth through strategic alliances (joint ventures and license agreements) with third parties who can provide financial resources and marketing expertise for the Company's technologies and products.

      The resultant strategic alliances and joint ventures form the basis for advancement of the commercialization of the Company's technologies and products:

    o COBASYS LLC - a 50/50 joint venture between Ovonic Battery and ChevronTexaco formed to bring advanced NiMH batteries into widespread commercial production for hybrid and electric vehicles as well as for telecommunications and stationary applications. ChevronTexaco is funding an initial amount up to $178,000,000 ($124,000,000 of which has been funded as of March 31, 2004) to increase the manufacturing capacity at COBASYS' facilities in Michigan and Ohio, and for market development and advanced product development. The advanced product development is being accomplished through a product development contract from COBASYS to Ovonic Battery. The contract may be cancelled if mutually agreed-upon business objectives and milestones are not materially satisfied. The objectives and milestones were developed three years ago, have been modified from time to time and may no longer be relevant. Certain of the business objectives have not been materially satisfied and the COBASYS management committee has requested that the management of COBASYS prepare a new business and marketing plan that will guide the strategic direction of the venture and form the basis for revised business objectives. A new business plan is under review by the Management Committee. The Company recorded revenues of $916,000 and $4,267,000 for work performed under the contract in the three months and nine months ended March 31, 2004, respectively, and expects to record approximately $5 million in fiscal 2004.

    o Texaco Ovonic Hydrogen Systems LLC - a 50/50 joint venture between ECD and ChevronTexaco formed to further develop and advance the commercialization of ECD's proprietary technology to store hydrogen in metal hydrides. ChevronTexaco is funding an initial amount of up to $104,000,000 ($56,248,000 received through March 31, 2004), including product and market development. A significant portion of the funding is committed to a product development contract from Texaco Ovonic Hydrogen Systems to ECD. The contract began July 1, 2000, and may be cancelled if mutually agreed-upon milestones are not materially satisfied. The Company has revenues for work performed under the contract of $1,975,000 and $6,738,000 for the three months and nine months ended March 31, 2004, respectively, and is expected to record approximately $9 million in fiscal 2004.

      These strategic alliances, in addition to the purchase of our former partners' interests in the photovoltaic and fuel cell ventures, have both near-term and long-term impacts on the Company's capital resources. While the Company was able to purchase the interests in the photovoltaic and fuel cell ventures for only $6,000,000 and $1, respectively, it is now funding 100% of the cash requirements for (i) United Solar Ovonic (after May 14, 2003), (ii) Ovonic Fuel Cell (after December 31, 2002) and (iii) Ovonic Media (after January 3,
2003). Also in connection with the purchase of Bekaert's United Solar Ovonic interests, the Company provided approximately $40 million to United Solar Ovonic to terminate the sale and leaseback agreements related to the 30MW and 5MW photovoltaic production equipment and extinguish related guarantees provided by Bekaert and ECD.

      Agreements with ChevronTexaco, Bekaert, Ovonyx and General Electric have resulted in the acceleration of the commercialization and development of the Company's products and technologies. While the Company's business partners have funded most of its product development activities, additional sources of cash are required to sustain the Company's operations. The Company expects to continue to use significant cash to fund its operations in the coming year and is engaged in a number of activities to raise capital, grow revenues and reduce costs.

      Since July 2003, we have implemented a series of initiatives aimed at aggressively continuing to grow revenue through increased photovoltaic production and sales, continued expansion of NiMH battery manufacturing capability and expected growth in solid hydrogen storage systems while significantly reducing operating costs. In order to meet our cost-reduction goals, we took the following actions:

    o Reduced staffing by 15% at ECD and Ovonic Battery through reallocation and reductions ($4,500,000 in annual savings).

    o    Changed the healthcare benefit program ($2,200,000 in annual savings).

    o Implemented a salary freeze for all ECD and Ovonic Battery employees and a 10% salary reduction by the executive management team ($1,900,000 in annual savings).

    o    Reduced purchased services and contract employees.

    o    Lowered capital expenditures.

      The Company is reviewing additional cost containment initiatives. The Company is engaged in a number of negotiations and discussions to fund its operations, including forming new strategic alliances to fund and grow its photovoltaic, fuel cell and other businesses and raise additional capital through equity and debt financings. In addition, the Company is engaged in negotiations with government agencies for contracts to fund its development activities. The Company is also in discussions with third parties to refinance the 30MW production equipment.

      Management believes that funds generated from operations, new business agreements, equity and debt financings, new government contracts and the cost-containment initiatives described above, together with existing cash and cash equivalents, will be adequate to support the Company's operations for the coming year. However, the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs. The Company has recurring losses from operations and is actively engaged in discussions to obtain the needed additional working capital.

Off-Balance Sheet Arrangements

      We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Quantitative and Qualitative Disclosures about Market Risk

      The following discussion about our exposure to market risk of financial instruments contains forward-looking statements. Actual results may differ materially from those described.

      Our holdings of financial instruments are comprised of debt securities and time deposits. All such instruments are classified as securities available-for-sale. We do not invest in portfolio equity securities, or commodities, or use financial derivatives for trading purposes. Our debt security portfolio represents funds held temporarily, pending use in our business and operations. We had $18,110,000 and $32,995,000 of these investments (including cash equivalents) on March 31, 2004 and June 30, 2003, respectively, including restricted amounts of $1,450,000 at March 31, 2004 and $7,000,000 at June 30, 2003. On March 31, 2004, the investments had an average maturity of six days. On June 30, 2003, the investments had an average maturity of 292 days, $26,802,000 of which had maturities of 35 days to 31 months. It is our policy that investments shall be rated "A" or higher by Moody's or Standard and Poor's, no single investment shall represent more than 10% of the portfolio and at least 20% of the total portfolio shall have maturities of 90 days or less. Due to reductions in the total portfolio, two investments represent more than 10% of the portfolio at March 31, 2004. Our market risk primarily relates to the risks of changes in the credit quality of issuers. As of March 31, 2004, the risk associated with changes in interest rates is minimal due to the short average maturity of the investments.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

      On October 29, 2003, our Audit Committee was advised by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, that Deloitte & Touche declined to stand for reelection as our independent auditors, and on October 30, 2003 we received a letter from Deloitte confirming "that the client-auditor relationship between Energy Conversion Devices, Inc. (Commission File No. 1-8403) and Deloitte & Touche LLP has ceased." The cessation of our client-auditor relationship with Deloitte & Touche was not recommended or approved by our Board of Directors or Audit Committee.

      The audit report of Deloitte & Touche on our consolidated financial statements as of and for the year ended June 30, 2003, dated October 21, 2003, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles except that the report included explanatory paragraphs concerning (i) substantial doubt about our ability to continue as a going concern and (ii) effective July 1, 2002, our change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The audit report of Deloitte & Touche on our consolidated financial statements as of, and for the year ended June 30, 2002, dated September 27, 2002 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

      In connection with the audits of our two most recent fiscal years ended June 30, 2003 and 2002 and for the period July 1, 2003 through October 30, 2003, we had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on our consolidated financial statements.

      In connection with the audits of our two most recent fiscal years ended June 30, 2003 and 2002 and for the period July 1, 2003 through October 30, 2003, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that Deloitte & Touche has advised us of certain internal control matters that Deloitte & Touche believes are "reportable conditions" under standards adopted by the American Institute of Certified Public Accountants. The following is a summary of events and actions taken to address and correct these conditions:

      o as of June 30, 2003, an evaluation was carried out under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d - 15(e) under the Securities Exchange Act of 1934). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, with the exception of the items listed below, the design and operation of these disclosure controls and procedures were effective for gathering, analyzing and disclosing information required to be disclosed in connection with our filing of our Annual Report on Form 10-K for the year ended June 30, 2003;

      o in reviewing our internal controls, it was identified that the policies and procedures regarding employee conduct and acceptable business practices, including expense reporting and personal use of our assets, were not well-documented and did not adequately communicate our expectations regarding these matters;

      o recent filings of our Annual Reports on Form 10-K have been filed in a timely manner. However, we were not able to meet the filing deadline for the most recent Form 10-K because we lacked the resources to address the financial reporting related to significant and complex business transactions entered into in fiscal year 2003;

      o Deloitte has advised us that the above matters represent "reportable conditions" under standards established by the American Institute of Certified Public Accountants. However, Deloitte also advised us that they believe that none of these conditions are material weaknesses;

      o since the date of the evaluation, there have been no significant changes to our disclosure controls and procedures or significant changes in other factors that could affect our disclosure controls and procedures. However, as noted below, we have taken, and are continuing to take, certain actions designed to enhance our disclosure controls and procedures;

      o on September 1, 2003, we appointed a Director of Risk Management and Internal Audit who is responsible for leading the assessment of our internal controls and recommending any required changes;

      o we have completed our evaluation of resources to address our financial reporting and believe our resources are sufficient and will provide the time necessary to prepare, and provide for reviews by management, the Audit Committee and the Board of Directors, and file periodic reports within the time periods specified in the SEC's rules and regulations;

      o we have taken, and are continuing to take, certain actions designed to enhance our disclosure controls and procedures;

      o   we have established a Sarbanes-Oxley Section 404 Internal
          Control Committee. This Committee is responsible for all phases of this project, including an assessment of current internal controls, developing improvements to internal controls and testing internal controls - all leading to management's assessment of internal controls effectiveness and the report of our Independent Registered Public Accounting Firm on such attestation of control effectiveness by management in accordance with
          Section 404 of the Sarbanes-Oxley Act of 2002;

      o we have named the Director of Corporate Risk Management and Internal Audit as the Section 404 project manager, who has developed a project plan and has retained outside professional advisors who are assisting in the evaluation of existing internal controls and procedures and providing recommendations for improvement;

      o we have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees;

      o we have established a confidential and anonymous reporting process for the receipt of concerns regarding questionable accounting, auditing or other business matters from employees or other Company stakeholders; and

      o we have instituted certain process changes to enhance the Company's monitoring and expectations regarding expense reporting and personal use of Company's assets.

      On November 14, 2003, our Audit Committee engaged the public accounting firm of Grant Thornton LLP as our principal independent registered public accounting firm. In our two most recent fiscal years and any subsequent interim period prior to the engagement of Grant Thornton, neither we nor anyone acting on our behalf has consulted Grant Thornton regarding either:

      o the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements; and neither a written report was provided to us nor oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

      o any matter that was either the subject of a "disagreement," as that term is defined in Item 304(a)(l)(iv) of Regulation
          S-K and the related instructions to Item 304 of Regulation S-K, or a "reportable event," as that term is defined in Item 304(a)(l)(v) of Regulation S-K.

                                   MANAGEMENT

Board of Directors

      Our directors are elected by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The composition of our Board of Directors is as follows:



                         Director
                          of the
                         Company                                Principal Occupation and
         Name             Since          Office                   Business Experience
----------------------   --------   ----------------   ------------------------------------------

Stanford R. Ovshinsky    1960       President,         Mr. Ovshinsky, 81, the co-founder, President
                                    Chief              and Chief Technology Officer of ECD,
                                    Technology         has been an executive officer and director
                                    Officer and        of ECD since its inception in 1960.  Mr.
                                    Director           Ovshinsky is the principal inventor of ECD's
                                                       technologies.  He also serves as the chief
                                                       executive officer and a director of Ovonic
                                                       Battery Company, Inc.; chief executive officer
                                                       and chairman of United Solar Ovonic Corp. and
                                                       United Solar Ovonic LLC; president of Ovonic Fuel
                                                       Cell Company LLC; president and member of the Management
                                                       Committees of Texaco Ovonic Hydrogen Systems LLC;
                                                       a member of the Management Committee of Texaco
                                                       Ovonic Battery Systems LLC; chairman and director
                                                       of Ovonyx, Inc.; a member of the Alliance Board of
                                                       Ovonic Media, LLC; and co-chairman of the board of
                                                       directors of Sovlux Co., Ltd. Mr. Ovshinsky is the
                                                       husband of Dr. Iris M. Ovshinsky.

Iris M. Ovshinsky        1960       Vice President     Dr. Ovshinsky, 76, co-founder and Vice
                                    and Director       President of ECD, has been an executive
                                                       officer and director of ECD since its
                                                       inception in 1960.  Dr. Ovshinsky also
                                                       serves as a director of Ovonic Battery.
                                                       Dr. Ovshinsky is the wife of Stanford R.
                                                       Ovshinsky.

Robert C. Stempel        1995       Chief Executive    Mr. Stempel, 70, is Chief Executive Officer and
                                    Officer,           Chairman of the Board of ECD.  Prior to
                                    Chairman of        his election as a director in December
                                    the Board and      1995, Mr. Stempel served as senior business
                                    Director           and technical advisor to Mr. Ovshinsky.  He
                                                       is also the chairman of Ovonic Battery; a
                                                       director of United Solar Ovonic Corp. and
                                                       United Solar Ovonic LLC; vice chairman
                                                       and director of Ovonyx; a member of the
                                                       Management Committee of Texaco Ovonic Hydrogen
                                                       Systems and Texaco Ovonic Battery Systems
                                                       and a member of the Alliance Board of Ovonic
                                                       Media. From 1990 until his retirement in 1992,
                                                       he was the chairman and chief executive officer
                                                       of General Motors Corporation; prior to
                                                       serving as chairman, he was GM's president
                                                       since 1987.  He is a director of Southwall
                                                       Technologies, Inc. and serves as chairman of
                                                       its Audit Committee.


                                       79


Umberto Colombo          1995       Director           Professor Colombo, 76, is Chairman of the
                                                       Scientific Councils of the ENI Enrico Mattei
                                                       Foundation and of the Instituto Per l'Ambiente
                                                       in Italy.  He was chairman of the Italian
                                                       National Agency for New Technology, Energy and
                                                       the Environment until 1993 and then served as
                                                       Minister of Universities and Scientific and
                                                       Technological Research in the Italian Government
                                                       until 1994.  Professor Colombo is a member of
                                                       the board of directors of several Italian-based
                                                       public companies.  He is also active as a
                                                       consultant in international science and
                                                       technology policy institutions related to
                                                       economic growth.

Robert I. Frey           2004       Director           Mr. Frey, 60, a visiting professor of global
                                                       management and marketing at Seidman School of
                                                       Business, Grand Valley State University, joined
                                                       Herman Miller,  Inc. in 1996, where he was an
                                                       executive vice president and member of the executive
                                                       committee and president of Herman Miller International
                                                       accountable for international strategic planning,
                                                       manufacturing and marketing until his retirement
                                                       in 2001.  Prior to 1996,  he was chairman of the
                                                       board and chief executive officer at Whirlpool
                                                       Corporation, Asian operations.  He also served as
                                                       Whirlpool's General Counsel from 1983-1989.

William J. Ketelhut      2004       Director           Mr. Ketelhut, 51, was, from 2001-2002, president of
                                                       Control Products at Honeywell, a global company with
                                                       15 major lines of businesses including semiconductors,
                                                       consumer products and sensors products.  From 1994-2001,
                                                       he served as president of several business units of
                                                       Invensys plc, a global automation, controls and process
                                                       solutions group.  He was president and chief executive
                                                       officer at GE/Micro Switch Control Inc.  (a joint venture
                                                       between GE and Honeywell Microswitch Division) from
                                                       1992-1994, responsible for the development of the
                                                       strategy and organization of a new joint venture
                                                       between GE and Honeywell.

Walter J. McCarthy, Jr.  1995       Director           Mr. McCarthy, 79, until his retirement in 1990,
                                                       was the chairman and chief executive officer
                                                       of Detroit Edison Company.  Prior to his election
                                                       to the ECD Board, he served as a consultant to
                                                       ECD.  Mr. McCarthy also served as a director and
                                                       a member of the Audit Committee of Comerica Bank,
                                                       Federal-Mogul Corporation and Perry Drug Company.
                                                       He is a member of the National Academy of
                                                       Engineering.  Mr. and Nominating Committee and is on
                                                       the Audit Committee of the ECD Board.


                                       80



Florence I. Metz         1995       Director           Dr. Metz, 74, until her retirement in 1996, held
                                                       various executive positions with Inland Steel:
                                                       General Manager, New Ventures, Inland Steel Company
                                                       (1989-1991); General Manager, New Ventures, Inland
                                                       Steel Industries (1991-1992) and Advanced Graphite
                                                       Technologies (1992-1993); Program Manager for
                                                       Business and Strategic Planning at Inland Steel
                                                       (1993-1996).  Dr. Metz also serves on the Board of
                                                       Directors of Ovonic Battery and is on the Audit
                                                       Committee and the Compensation and Nominating
                                                       Committee of the ECD Board.

Stephen Rabinowitz       2004       Director           Mr. Rabinowitz, 61, was chairman and chief executive
                                                       officer of General Cable, Inc., a leader in the
                                                       development, design, manufacture, marketing and
                                                       distribution of copper, aluminum and fiber optic wire
                                                       and cable products for the communications, energy and
                                                       specialty markets, from 1994-2001.  He brings over 30
                                                       years of senior level business and general management
                                                       experience, including 10 years with General Electric
                                                       Corporation (1982-1992) and two years with AlliedSignal
                                                       Corporation (1992-1994).  He serves on the Board of
                                                       Directors of JLG Industries.

Stanley K. Stynes        1977       Director           Dr. Stynes, 72, was Dean, College of Engineering
                                                       at Wayne State University from 1970 to August 1985,
                                                       and a professor of engineering at Wayne State
                                                       University from 1985 until his retirement in 1992.
                                                       He has been involved in various administrative,
                                                       teaching, research and related activities.  Dr.
                                                       Stynes serves as chairman of the Audit Committee.


Board Committees

      The Audit Committee of our Board of Directors is composed of Dr. Stynes (Chairman), Mr. McCarthy and Dr. Metz, all of whom are independent directors as defined under the currently applicable rules of the Nasdaq Stock Market, Inc. In accordance with its written charter adopted by the Board of Directors on January 29, 2004, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee charter is available on our website at www.ovonic.com.

      Effective July 17, 2003, our management recommended and our Board of Directors approved the restructuring of the Compensation Committee to include the functions of a nominating committee and renaming it the Compensation and Nominating Committee. The Compensation and Nominating Committee is composed of Mr. McCarthy (Chairman) and Dr. Metz, both independent directors. Neither of the Compensation and Nominating Committee members is or was during the last fiscal year an officer or employee of ECD or any of its subsidiaries, or had any business relationship with ECD or any of its subsidiaries. The Compensation and Nominating Committee met three times during fiscal 2003.

      The Compensation and Nominating Committee is responsible for administering the policies which govern both the compensation of executive officers and our stock option plans. The Compensation and Nominating Committee meets several times during the year to review recommendations from management regarding stock options and compensation. Compensation and stock option recommendations are based upon performance, current compensation, stock option ownership, and years of service. We do not have a formal bonus program for executives, although we have awarded bonuses to our executives from time to time.

      The Compensation and Nominating Committee is responsible for (1) identifying individuals qualified to become Board members; (2) recommending to the Board director nominees for election or reelection at each annual meeting of stockholders; and (3) establishing compensation policies which govern both the annual compensation of and grants of stock options to our senior executive officers and our wholly and/or majority owned subsidiaries and our directors. The specific responsibilities and functions of the Compensation and Nominating Committee are delineated in the Compensation and Nominating Committee charter, which is available on our website at www.ovonic.com.

Attendance at Board and Committee Meetings

      During the fiscal year ended June 30, 2003, our Board of Directors held six meetings, our Audit Committee held six meetings and our Compensation and Nominating Committee held three meetings. All the directors attended more than 75% of the meetings of the Board of Directors and the committees on which such directors served. We encourage all Board members to attend annual meeting of stockholders. All but one of our directors attended the 2003 annual meeting of stockholders.

Compensation of Directors

      Our officers who serve on our Board of Directors do not receive compensation for their services as a director. Our other directors are issued approximately $5,000 per year in our common stock based on the closing price of our common stock on the first business day of each year and are paid $1,000 for attendance at each Board of Directors meeting and each Compensation and Nominating Committee meeting (in person or via telephone conference call). Directors serving on the Audit Committee are paid $2,000 for attendance (in person or via telephone conference call) at each meeting. Directors who are not employed by us are also reimbursed for all expenses incurred for the purpose of attending Board and committee meetings, including airfare, mileage, parking, transportation and hotel. On November 8, 2002, Messrs. Colombo, McCarthy, Stynes and Dr. Metz each received options to purchase 5,000 shares of our common stock at $10.40 per share under the terms of our 2000 Non-Qualified Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

      The Compensation and Nominating Committee is composed of Mr. McCarthy (Chairman) and Dr. Metz. None of the Compensation and
Nominating Committee members are, or were during the past fiscal year, officers or employees of ECD or of any of our subsidiaries, nor had they any business relationship with ECD or any of our subsidiaries.

Executive Officers

      At May 17, 2004, our executive officers are as follows:

                                                                  Served as an
                                                                   Executive
                                                                   Officer or
        Name              Age                Office              Director Since
--------------------    -------    --------------------------    --------------

Robert C. Stempel         70       Chairman of the Board,           1995
                                   Chief Executive Officer
                                   and Director

Stanford R. Ovshinsky     81       President, Chief                 1960(1)
                                   Technology Officer and
                                   Director

Iris M. Ovshinsky         76       Vice President and               1960(1)
                                   Director

James R. Metzger          56       Executive Vice President,        2000
                                   Chief Operating Officer and
                                   Director

Nancy M. Bacon            57       Senior Vice President            1976
                                   and Director

Hellmut Fritzsche         76       Vice President                   1969

Stephan W. Zumsteg        57       Vice President and               1997
                                   Chief Financial Officer

---------------------

(1) The predecessor of ECD was originally founded in 1960. The present corporation was incorporated in 1964 and is the successor by merger of the predecessor corporation.


      See "Management -- Board of Directors" for biographical information relating to Mr. Stempel, Mr. Ovshinsky and Dr. Ovshinsky.

      Mrs. Bacon joined ECD in 1976 as Vice President of Finance and Treasurer and was named Senior Vice President in 1993. She has served on ECD's Board of Directors since 1977. Mrs. Bacon also serves as a director of United Solar Ovonic Corp., United Solar Ovonic LLC and Sovlux.

      Dr. Fritzsche was a professor of physics at the University of Chicago from 1957 until his retirement in 1996. He was chairman of the Department of Physics at the University of Chicago until 1986. Dr. Fritzsche has been one of our vice presidents since 1965, acting on a part-time basis, chiefly in our research and product development activities. He serves on the board of directors of United Solar Ovonic Corp.

      Mr. Metzger joined ECD as Vice Chairman in November 2002. In February 2003, he was named ECD's Chief Operating Officer. He was named Executive
Vice President in February 2004 with responsibility for the day-to-day operations of ECD. He has served on ECD's Board of Directors since July 2000. Prior to his retirement from ChevronTexaco on March 1, 2002 following the merger of Chevron and Texaco on October 9, 2001, he was Vice President and Chief Technology Officer at Texaco Inc.

      Mr. Zumsteg joined us in March 1997. He was elected Treasurer in April 1997 and Vice President and Chief Financial Officer in February 2001. Mr. Zumsteg also serves as Treasurer of Ovonic Battery, Ovonic Fuel Cell and Texaco Ovonic Hydrogen Systems.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership with respect to our securities and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and officers regarding the necessity of filing a report, we believe that during fiscal year ended June 30, 2003, all filing requirements were met on a timely basis.

Executive Compensation

      The following table sets forth the compensation paid to our Chief Executive Officer and the next four most highly compensated executive officers for the fiscal years ended June 30, 2003, 2002 and 2001.

Summary Compensation Table

                                       Annual                          Long-Term
                                    Compensation                     Compensation
                         ----------------------------------     -----------------------
                                                                                 All
                                                                 Options        Other
Name and Principal       Fiscal                                  (Number       Compen-
     Position            Year(1)    Salary(2)       Bonus       of Shares)    sation(3)
-----------------------  -------    ----------    ----------    ----------    ----------

 Stanford R. Ovshinsky,  2003       $ 367,668                   40,000        $10,781
 President and Chief     2002       $ 349,713     $ 24,076      44,530(4)     $12,362
 Technology Officer      2001       $ 334,408                  118,239(5)     $10,361

 Iris M. Ovshinsky,      2003       $ 314,727                   25,000        $13,562
 Vice President          2002       $ 299,730                   29,687(4)     $12,362
                         2001       $ 284,636                   82,160(5)     $10,361

 Robert C. Stempel,      2003       $ 300,019                   40,000        $ 4,191
 Chairman and Chief      2002       $ 294,247                   25,000        $ 4,191
 Executive Officer(6)   2001       $ 270,004                   100,000        $ 4,191

 Nancy M. Bacon,         2003       $ 289,441                   30,000        $10,322
 Senior Vice             2002       $ 275,017                   12,000        $ 8,942
 President               2001       $ 264,243                   60,000        $ 6,041

 Subhash K. Dhar,        2003       $ 280,779                   25,000        $ 9,407
  President and          2002       $ 274,241                   10,000        $ 8,111
  Chief Operating        2001       $ 247,703                   50,000        $ 5,528
  Officer, Ovonic
  Battery(7)

------------

(1) Our fiscal year is July 1 to June 30. Our 2003 fiscal year ended June 30, 2003.

(2) Amounts shown include compensation deferred under our 401(k) Plan.

(3) "All Other Compensation" is comprised of (i) contributions made by us to the accounts of each of Mr. Ovshinsky, Dr. Ovshinsky, Mrs. Bacon and Mr. Dhar under our 401(k) Plan in the amount of $8,000, $6,800 and $4,800 with respect to calendar year ended December 31, 2002, 2001 and 2000 and (ii) the dollar value of any life insurance premiums paid by us in the fiscal years ended June 30, 2003 and 2002 and calendar year ended December 31, 2000 with respect to term-life insurance for the benefit of each of the named executives as follows: Mr. Ovshinsky $2,781, $5,562 and $5,561; Dr. Ovshinsky $5,562, $5,562 and $5,561; Mr. Stempel $4,191 (all three years); Mrs. Bacon $2,322, $2,142 and $1,241; Mr. Dhar $1,407, $1,311 and $728.
    Under the 401(k) Plan, which is a qualified defined-contribution plan, we make matching contributions periodically on behalf of the participants. Effective October 2000, the Board of Directors approved employer matching contribution in the amount of 100% of the first 2% and 50% of the next 4% of each such participant's contributions. These matching contributions were limited to 4% of a participant's salary, up to $200,000, for calendar year 2002, 4% of salary, up to $170,000, for calendar year 2001 and 3% of salary, up to $160,000, for calendar year 2000. Mr. Stempel does not participate in our 401(k) Plan.

(4) The stock options were issued to Mr. and Dr. Ovshinsky pursuant to Stock Option Agreements dated November 1993 which are subject to periodic antidilution protection adjustments based on changes in the number of outstanding shares of our common stock. Under these Stock Option Agreements, if we issue any equity securities, other than pursuant to the exercise of options by Mr. and Dr. Ovshinsky under their respective Stock Option Agreements, we are obligated to grant to Mr. and Dr. Ovshinsky additional options covering sufficient additional shares of our common stock so that their respective proportionate equity interest is maintained on a fully-diluted basis. Such adjustments are calculated quarterly as of the last day of each of our fiscal quarters and coincident with significant issuances of our common stock. See Note H of Notes to Consolidated Financial Statements for the Three Years Ended June 30, 2003.

(5) In fiscal year 2001, of the stock options issued to Mr. and Dr. Ovshinsky in the amount of 118,239 shares and 82,160 shares, respectively, 18,239 shares (Mr. Ovshinsky) and 12,160 shares (Dr. Ovshinsky) were issued pursuant to Stock Option Agreements dated November 1993 which are subject to periodic antidilution protection adjustments based on changes in the number of outstanding shares of our common stock. The balance of the stock options issued to Mr. and Dr. Ovshinsky (100,000 shares and 70,000 shares, respectively) were granted under the 2000 Non-Qualified Stock Option Plan.

(6) See "Security Ownership of Certain Beneficial Owners and Management" for a description of Class B common stock awarded to Mr. Stempel under a Restricted Stock Agreement dated January 15, 1999. All shares of restricted stock will be deemed to vest if Mr. Stempel is serving as one of our directors and officers on September 30, 2005 or upon the occurrence of a change in control of ECD.

(7) Mr. Dhar departed ECD in November 2003.

Option Grants in Last Fiscal Year

      The following table sets forth all options granted to the named executive officers during the fiscal year ended June 30, 2003.

                                                                              Potential Realizable Value at
                                                                                 Assumed Annual Rates of
                                                                              Stock Price Appreciation for
                                        Individual Grants                             Option Term(1)
                       ---------------------------------------------------    -----------------------------
                       Number of     Percent of
                       Securities      Total
                       Underlying     Options         Exercise
                        Options       Granted         of Base
                        Granted      to Employees      Price    Expiration
        Name              (#)       in Fiscal Year    ($/Sh)       Date            5%             10%
--------------------   ----------   --------------   --------   ----------    ------------   -------------
Stanford R. Ovshinsky  40,000        6.27%           $10.40     11/08/12      $ 261,620      $ 662,997

Robert C. Stempel      40,000        6.27%           $10.40     11/08/12      $ 261,620      $ 662,997

Nancy M. Bacon         30,000        4.70%           $10.40     11/08/12      $ 196,215      $ 497,248

Iris M. Ovshinsky      25,000        3.92%           $10.40     11/08/12      $ 163,513      $ 414,373

Subhash K. Dhar(2)     25,000        3.92%           $10.40     11/08/12      $ 163,513      $ 414,373

---------------

(1) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5% and 10% appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually, and are not intended to forecast possible future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment.

(2)   Mr. Dhar departed ECD in November 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
Option Values

      None of the named executives exercised any stock options during the fiscal year ended June 30, 2003. The following table sets forth the number and value of unexercised options held by the named executive officers at fiscal year end.

                            Shares                      Number of Securities         Value of Unexercised
                           Acquired       Value        Underlying Unexercised        in-the-Money Options
                          on Exercise    Realized    Options at Fiscal Year End       at Fiscal Year End
         Name                 (#)          ($)       Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------    -----------    --------    --------------------------    -------------------------
Robert C. Stempel(1)           _            _             656,500/87,500                    $0/$0

Stanford R. Ovshinsky(2)       _            _             656,456/80,000                    $0/$0

Iris M. Ovshinsky(3)           _            _             447,138/53,000                    $0/$0

Nancy M. Bacon(4)              _            _             194,600/57,600                    $0/$0

Subhash K. Dhar(5)             _            _              81,040/48,000                    $0/$0

-----------------

(1) Mr. Stempel's exercisable and unexercisable options are exercisable at a weighted average price of $14.09 and $17.10 per share, respectively.

(2) Mr. Ovshinsky's exercisable and unexercisable options are exercisable at a weighted average price of $14.61 and $16.51 per share, respectively.

(3) Dr. Ovshinsky's exercisable and unexercisable options are exercisable at a weighted average price of $14.70 and $16.90 per share, respectively.

(4) Mrs. Bacon's exercisable and unexercisable options are exercisable at a weighted average price of $15.42 and $16.30 per share, respectively.

(5) Mr. Dhar's exercisable and unexercisable options are exercisable at a weighted average price of $19.50 and $16.30 per share, respectively. As a result of his departure from ECD in November 2003, Mr. Dhar's exercisable and unexercisable options will expire according to the terms of the respective plans pursuant to which they were granted.

Employment Agreements

      On September 2, 1993, Mr. Ovshinsky entered into separate employment agreements with each of ECD and Ovonic Battery in order to define clearly his duties and compensation arrangements and to provide to each company the benefits of his management efforts and future inventions. The initial term of each employment agreement was six years. In February 1999, the boards of directors of ECD and Ovonic Battery renewed each of Mr. Ovshinsky's employment agreements for an additional term ending September 30, 2005. Mr. Ovshinsky's employment agreement with ECD provides for an annual salary of not less than $100,000, while his agreement with Ovonic Battery provides for an annual salary of not less than $150,000. Both agreements provide for annual increases to reflect increases in the cost of living, discretionary annual increases and an annual bonus equal to 1% of our pre-tax income (excluding Ovonic Battery) and 1% of the operating income of Ovonic Battery. Mr. Ovshinsky's annual salary increases are determined based upon increases in the cost of living as determined by the Compensation and Nominating Committee using as a guide the percentage increase in the Consumer Price Index for the Detroit-metropolitan area published by the Bureau of Labor Statistics. In recognition and acknowledgement of Mr. Ovshinsky's invaluable contributions, the Compensation and Nominating Committee determined that Mr. Ovshinsky's salary increase in fiscal years 2003, 2002 and 2001 should be above the nominal cost-of-living increase.

      Mr. Ovshinsky's employment agreement with Ovonic Battery additionally contains a power of attorney and proxy from ECD providing Mr. Ovshinsky with the right to vote the shares of Ovonic Battery held by ECD following a change in control of ECD. For purposes of the agreement, change in control means (i) any sale, lease, exchange or other transfer of all or substantially all of our assets; (ii) the approval by our stockholders of any plan or proposal of our liquidation or dissolution; (iii) the consummation of any consolidation or merger of ECD in which we are not the surviving or continuing corporation; (iv) the acquisition by any person of 30% or more of the combined voting power of our then outstanding securities having the right to vote for the election of directors; (v) changes in the constitution of the majority of our Board of Directors; (vi) the holders of our Class A common stock ceasing to be entitled to exercise their preferential voting rights other than as provided in our charter and (vii) bankruptcy. In the event of mental or physical disability or death of Mr. Ovshinsky, the foregoing power of attorney and proxy will be exercised by Dr. Ovshinsky.

      Pursuant to his employment agreement with Ovonic Battery, Mr. Ovshinsky was granted stock options, exercisable at a price of $16,129 per share, to purchase 186 shares (adjusted from a price of $50,000 per share to purchase 60 shares pursuant to the anti-dilution provisions of the option agreement) of Ovonic Battery's common stock, representing approximately 6% of Ovonic Battery's outstanding common stock. The Ovonic Battery stock options vested on a quarterly basis over six years commencing with the quarter beginning October 1, 1993, and are now fully vested.

      In February 1998, our Compensation and Nominating Committee recommended and our Board of Directors approved an Employment Agreement between ECD and Dr. Ovshinsky. The purpose of the Employment Agreement is to clearly define Dr. Ovshinsky's duties and compensation arrangements. The Employment Agreement also provides for ECD to have the benefits of Dr. Ovshinsky's services as a consultant to us following the termination of her active employment for consulting fees equal to 50% of the salary payable to Dr. Ovshinsky at the date of the termination of her active employment. Dr. Ovshinsky has the right to retire at any time during her services as a consultant and receive retirement benefits equal to the consulting fees for the remainder of Dr. Ovshinsky's life.

      The initial term of Dr. Ovshinsky's employment period was until September 2, 1999 and is automatically renewed for successive one-year periods unless terminated by Dr. Ovshinsky or ECD upon 120 days' notice in advance of the renewal date. Dr. Ovshinsky's employment agreement provides for an annual salary of not less than $250,000, annual increases to reflect increases in the cost of living and discretionary annual increases.

      On January 15, 1999, we entered into an Executive Employment Agreement with Mr. Stempel and a Restricted Stock Agreement awarding Mr. Stempel 430,000 shares of Class B common stock. The Executive Employment Agreement provides that Mr. Stempel will serve as our Executive Director for a term ending September 30, 2005. During the term of his employment, Mr. Stempel will be entitled to receive an annual salary as determined from time to time. The Executive Employment Agreement also provides for discretionary bonuses based on Mr. Stempel's individual performance and our financial performance. The Executive

Employment Agreement also requires us to provide Mr. Stempel with non-wage benefits of the type provided generally by us to our senior executive officers.

      The Executive Employment Agreement permits Mr. Stempel to retire as one of our officers and employees and will permit him to resign his employment at any time in the event he becomes subject to any mental or physical disability which, in the good faith determination of Mr. Stempel, materially impairs his ability to perform his regular duties as our officer. The Executive Employment Agreement permits us to terminate Mr. Stempel's employment upon the occurrence of certain defined events, including the material breach by Mr. Stempel of certain non-competition and confidentiality covenants contained in the Executive Employment Agreement, his conviction of certain criminal acts or his gross dereliction or malfeasance of his duties as one of our officers and employees (other than as a result of his death or mental or physical disability).

      Mr. Stempel's entitlement to compensation and benefits under the Executive Employment Agreement will generally cease effective upon the date of the termination of his employment, except that we will be required to continue to provide Mr. Stempel and his spouse with medical, disability and life insurance coverage for the remainder of their lives or until the date they secure comparable coverage provided by another employer.

Compensation and Nominating Committee Report

      Effective July 17, 2003, our management recommended and the Board of Directors approved the restructuring of the Compensation Committee to include the functions of a nominating committee and renaming it the Compensation and Nominating Committee. The Compensation and Nominating Committee is composed of Mr. McCarthy (Chairman) and Dr. Metz.

      The Compensation and Nominating Committee is responsible for administering the policies which govern both annual compensation of executive officers and our stock option plans. The Compensation and Nominating Committee meets several times during the year to review recommendations from management regarding stock options and compensation. Compensation and stock option recommendations are based upon performance, current compensation, stock option ownership, and years of service to us. We do not have a formal bonus program for executives, although we have awarded bonuses to our executives from time to time.

      The Compensation and Nominating Committee also assists in identifying and recommending qualified individuals to serve on our Board of Directors and proposes a slate of nominees for election at the annual meeting of stockholders.

Compensation of Executive Officers

      The Compensation and Nominating Committee considers our financial position and other factors in determining the compensation of our executive officers. These factors include remaining competitive within the relevant hiring market - whether scientific, managerial or otherwise - so as to enable us to attract and retain high quality employees, and, where appropriate, linking a component of compensation to the performance of our common stock, such as by a granting of stock option or similar equity-based compensation, to instill ownership thinking and align the employees' and stockholders' objectives. We have been successful at recruiting and retaining and motivating executives who are highly talented, performance-focused and entrepreneurial.

Salary and Bonus

      Salary is paid for ongoing performance. During our fiscal year 2003, the Compensation and Nominating Committee determined that we had achieved several important scientific and business milestones. The Committee also concluded that the achievement of these milestones had not yet been fully reflected in our financial results. However, the Compensation and Nominating Committee determined that it was advisable to raise executive base salaries. We do not have a formal bonus program for executives. There were no bonuses awarded to our executives for the fiscal year ended June 30, 2003.

      In light of our cost-containment initiatives, the salaries of senior executives were reduced by 10 percent effective September 1, 2003.

Stock Options

      The Compensation and Nominating Committee considers stock options to be an extremely effective incentive for executive officers and other employees. Such options also encourage executives to remain with us because they vest over a period of years. During fiscal year 2003, the Compensation and Nominating Committee approved the grant of stock options to senior executives. The number of stock options granted to our five most highly paid executive officers is described in "Management -- Executive Compensation."

      Our employees and our majority-owned subsidiaries also participate in the broad-based stock option program.

Chief Executive Officer Compensation (Fiscal Year 2003)

      In September 1993, Mr. Ovshinsky entered into separate employment agreements with each of ECD and Ovonic Battery. The purpose of these agreements, which provide for the payment to Mr. Ovshinsky of an annual salary of not less than $250,000 by us and by Ovonic Battery, was to define clearly Mr. Ovshinsky's duties and compensation arrangements and to provide to each company the benefits of his management efforts and future inventions. See "Management -- Employment Agreements." Mr. Ovshinsky's compensation for fiscal year 2003 was determined in accordance with his Employment Agreements with ECD and Ovonic Battery and included a discretionary increase above the nominal cost-of-living increase. Mr. Ovshinsky did not receive a bonus during fiscal year 2003.

                                   COMPENSATION AND NOMINATING COMMITTEE
                                   Walter J. McCarthy, Jr.
                                   Florence I. Metz

Performance Graph

      The line graph below compares the cumulative total stockholder return on our common stock over a five-year period with the return on the Nasdaq Stock Market -- U.S. Index and the Russell 2000 Index.

                                                                  Cumulative Total Return
                                         -------------------------------------------------------------------
                                            6/98       6/99       6/00       6/01       6/02       6/03
     ENERGY CONVERSION DEVICES, INC.        100.00     102.58     261.94     289.03     161.96      97.03
     NASDAQ STOCK MARKET (U.S.)             100.00     143.67     212.43     115.46      78.65      87.33
     RUSSELL 2000                           100.00     101.50     116.04     116.80     106.67     104.92


      The total return with respect to Nasdaq Stock Market -- U.S. Index and the Russell 2000 Index assumes that $100 was invested on June 30, 1998, including reinvestment of dividends.

      We have not paid any cash dividends in the past and do not expect to pay any in the foreseeable future.

      The Report of the Compensation and Nominating Committee on Executive Compensation and the Performance Graph are not deemed to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended, or incorporated by reference in any documents so filed.

Audit Committee Report

      The Audit Committee is comprised of three directors, all of whom are independent directors as defined under applicable rules of the Nasdaq Stock Market, Inc.

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an audit in accordance with auditing standards generally accepted in the United States of America to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America. The recently appointed Director of Risk Management and Internal Audit is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine. During fiscal year 2003, the Audit Committee met six times with management and our independent registered public accounting firm and discussed the interim financial information contained in each quarterly earnings report prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and us that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and independent registered public accounting firm the quality and adequacy of our internal controls. The Audit Committee reviewed with our independent registered public accounting firm their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing
Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm's examination of the consolidated financial statements.

      The Audit Committee reviewed with management and the independent registered public accounting firm our audited financial statements as of and for the fiscal year ended June 30, 2003. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the internal auditor and the independent registered public accounting firm.

      Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          Stanley K. Stynes, Chairman
                                          Walter J. McCarthy Jr.
                                          Florence I. Metz

Independent Registered Public Accounting Fees

      The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP ("Deloitte"), our former Independent Registered Public Accounting Firm, for the fiscal years ended June 30, 2003 and 2002, and fees billed for other services rendered by Deloitte during those periods.

                                             2003             2002
                                         ------------     ------------

         Audit Fees(1)                    $  953,000       $  374,000
         Audit-Related Fees(2)                67,000           82,000
         Tax Fees(3)                          45,000           11,000
         All Other Fees(4)                    26,000           42,000
                                          ----------       ----------
         Total Fees                       $1,091,000       $  509,000
                                          ==========       ==========

   ---------------
      (1) Audit Fees -- These are fees for professional services performed by Deloitte for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

      (2) Audit-Related Fees -- These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements.

      (3) Tax Fees -- These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning.

      (4) All Other Fees -- These are fees for permissible work performed by Deloitte that does not meet the above categories. For 2002 and 2003, this consists of consulting services for improving controls and efficiency of our procurement process.

      During fiscal year 2003, the Audit Committee approved all audit and non-audit services provided to us by Deloitte prior to management engaging Deloitte for that purpose. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by our independent registered public accounting firm for the fiscal year. In accordance with the Committee's current policy, additional fees related to audit services proposed to be provided within the scope of the approved engagement may be approved by management, so long as the fees for such additional services are consistent with historical experience, and are reported to the Audit Committee at the next regularly scheduled Committee meeting. Additional fees for other proposed audit related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, approved by the Chairman of the Audit Committee if such additional fees constitute five percent or less of the approved budget, otherwise the Audit Committee must approve all additional audit related and non-audit services to be performed by the independent registered public accounting firm. The Audit Committee has considered that the provision of non-audit services rendered by Deloitte was compatible with maintaining Deloitte's independence.

      The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent registered public accounting firm when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting.


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


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      TRMI (ChevronTexaco). Pursuant to our Stock Purchase Agreement with TRMI dated as of May 1, 2000, ChevronTexaco, through its TRMI unit, purchased a 20% equity stake in our common stock for $67.4 million. As part of this Stock Purchase Agreement, ChevronTexaco received rights to purchase additional shares of our common stock or our other equity securities.

      So long as ChevronTexaco owns more than 5% of our common stock and in the event we issue additional equity securities other than to ChevronTexaco, ChevronTexaco has the right to purchase additional equity securities in order for ChevronTexaco to maintain its same proportionate interest in our common stock as ChevronTexaco held prior to the issuance of the additional equity securities. If ChevronTexaco elects to purchase our common stock, the purchase price will be the average of the closing price on the Nasdaq Stock Market of our common stock as reported in The Wall Street Journal for the five trading days prior to the closing date of the sale multiplied by the number of shares of our common stock which ChevronTexaco is entitled to purchase. If ChevronTexaco does not exercise its right to purchase additional equity securities within 15 days after delivery of a notice from us, ChevronTexaco's right to purchase such additional equity securities which are the subject of the notice will terminate. ChevronTexaco waived its purchase rights in connection with our recent offering of shares of common stock and stock purchase warrants to institutional investors.

      Donald L. Paul, Vice President and Chief Technology Officer of ChevronTexaco, and Greg M. Vesey, President of ChevronTexaco Technology Ventures, served as our directors from 2001 through September 2003. ChevronTexaco is entitled to designate one nominee to our Board of Directors for so long as it owns more than 5% of our common stock and is entitled to designate two nominees, or one-fifth of the number of directors on our Board of Directors then serving, for so long as ChevronTexaco owns 10% of our common stock. There presently are no ChevronTexaco designated nominees serving on our Board of Directors.

      Ovonic Fuel Cell Company. Effective as of December 31, 2002, we purchased the 50% interest of ChevronTexaco in Texaco Ovonic Fuel Cell Company. This company is now owned 100% by us and has been renamed Ovonic Fuel Cell Company. Stanford R. Ovshinsky serves as president of Ovonic Fuel Cell Company and, until December 31, 2002, served as a member of the Management Committee of Texaco Ovonic Fuel Cell Company. Until December 31, 2002, Robert C. Stempel served on the Management Committee of Texaco Ovonic Fuel Cell Company. Mr. Vesey, one of our former directors, served on the Management Committee of Texaco Ovonic Fuel Cell Company until December 31, 2002. For the years ended June 30, 2003, 2002 and 2001, we recorded revenues of $4,022,000, $8,887,000 and $8,831,000, respectively, from Texaco Ovonic Fuel Cell for product development services. During the six months ended December 31, 2002, we recorded revenues of $3,942,000 for services provided to this joint venture. For the period subsequent to December 31, 2002, we have not recorded revenues from Ovonic Fuel Cell Company.

      Texaco Ovonic Hydrogen Systems. Mr. Ovshinsky and Mr. Stempel are members of the Management Committee of Texaco Ovonic Hydrogen Systems. Mr. Ovshinsky serves as president of Texaco Ovonic Hydrogen Systems. Mr. Vesey, one of our former directors, is a member of the Management Committee of Texaco Ovonic Hydrogen Systems. We own 50% of Texaco Ovonic Hydrogen Systems. For the years ended June 30, 2003, 2002 and 2001, we recorded revenues of $13,651,000, $18,581,000 and $11,818,000, respectively, from Texaco Ovonic Hydrogen Systems, primarily for market development and advanced product development work. During the nine months ended March 31, 2004 and 2003, we recorded revenues of $6,738,000 and $10,328,000, respectively, from this joint venture.

      COBASYS. Mr. Ovshinsky and Mr. Stempel are members of the Management Committee of COBASYS. Mr. Vesey, one of our former directors, is a member of the Management Committee of COBASYS. Ovonic Battery owns 50% of COBASYS. For the years ended June 30, 2003 and 2002, Ovonic Battery recorded revenues of $12,367,000 and $16,315,000 from COBASYS, primarily for advanced product development and market development work. Ovonic Battery recorded revenues from COBASYS of $4,267,000 and $8,803,000 for the nine months ended March 31, 2004 and 2003, respectively.

      Ovonyx. Mr. Ovshinsky is chairman and a director of Ovonyx. Mr. Stempel is vice chairman and a director of Ovonyx. We currently own 41.7% of Ovonyx. We recorded revenues from Ovonyx of $162,000, $215,000 and $382,000 for the years ended June 30, 2003, 2002 and 2001, respectively, representing services performed for its operations, which commenced on January 15, 1999. We recorded revenues of $109,000 and $115,000, respectively, for the nine months ended
March 31, 2004 and 2003. We made a capital contribution of $1,000,000 to Ovonyx in the year ended June 30, 2003 in exchange for technology previously contributed by us to Ovonyx and an exclusive royalty-bearing license. We also made a $50,000 minimum royalty payment in November 2003.

      Ovonic Media. Mr. Ovshinsky and Mr. Stempel are members of the Alliance Board of Ovonic Media. We have a 49% interest in this joint venture. For the years ended June 30, 2003, 2002 and 2001, we had revenues of $615,000, $1,923,000 and $2,298,000, respectively, from Ovonic Media for providing product development services. We recorded revenues from Ovonic Media of $605,000 for the six months ended December 31, 2002. GE informed us that additional funding after January 3, 2003 was suspended.

      United Solar Ovonic LLC. This entity was formed on April 11, 2000 as Bekaert ECD Solar Systems LLC. 60% of the membership interest was owned by Bekaert Corporation and the remaining 40% was and continues to be owned by United Solar Ovonic Corp. (formerly known as United Solar Systems Corp.). From April 11, 2000 to May 14, 2003, when we acquired Bekaert's 60% interest, the financial statements of United Solar Ovonic LLC were not included in our consolidated financial statements. Beginning May 15, 2003, we consolidated the financial statements of United Solar Ovonic LLC within our own financial statements. For the years ended June 30, 2003, 2002 and 2001, we recorded revenues from United Solar Ovonic LLC of $6,267,000, $10,121,000 and $9,948,000, respectively, for product sales. Revenues from United Solar Ovonic LLC were zero and $4,575,000 for the nine months ended March 31, 2004 and 2003, respectively.

      Southwall. Mr. Stempel is a member of the board of directors of Southwall. For the years ended June 30, 2003, 2002 and 2001, we had revenues of $223,000, $9,000 and $30,000, respectively, from Southwall under a contract to build large-area deposition equipment. The completed equipment was shipped to Southwall in July 2000. We recorded no revenues from Southwall for either of the nine-month periods ended March 31, 2004 or 2003.

      Other Arrangements. Herbert Ovshinsky, Mr. Ovshinsky's brother, is employed by us as Director of the Production Technology and Machine Building Division working principally in the design of manufacturing equipment. He received $200,012 in salary during the year ended June 30, 2003.

      Benjamin Ovshinsky, Mr. Ovshinsky's son, is employed by us as our business representative for western United States. He received compensation of $82,044 during the year ended June 30, 2003.

      HKO Media, Inc., owned by Harvey Ovshinsky, Mr. Ovshinsky's son, performed video production services on our behalf. HKO Media, Inc. was paid $343,479 by us for its services during the fiscal year ended June 30, 2003.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby has been passed upon by Roger John Lesinski, Esq., the General Counsel of ECD.

                                     EXPERTS

      The consolidated financial statements as of June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, including in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report appearing herein (which report expresses an unqualified opinion and contains explanatory paragraphs relating to (i) our change in method of accounting for goodwill and other intangible assets in fiscal year 2003, and (ii) substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

      You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Room of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

      We will furnish copies of the registration statement, exhibits and any amendments upon request made to our General Counsel, 2956 Waterview Drive, Rochester Hills, Michigan 48309. We charge $.50 per page to cover expenses of copying and mailing.

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

          SEC Registration Fee.......................   $ 1,122
          Printing and Engraving Fees................       500
          Legal Fees and Expenses....................     2,000
          Accounting Fees and Expenses...............     2,000
          Blue Sky Fees and Expenses.................       500
          Transfer Agent and Registrar Fees..........     1,000
          Miscellaneous..............................     1,000
                                                        -------
                           Total.....................   $ 8,122
                                                        =======

Item 14. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Eleven of our Certificate of Incorporation generally provides that we will be obligated to indemnify our officers and directors to the fullest extent permitted by Delaware law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit.

      Article Thirteen of our Certificate of Incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General

Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Thirteen may not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having served as our directors or officers.

Item 15. Recent Sales of Unregistered Securities.

      On November 7, 2003, we sold 2,388,915 shares of our common stock pursuant to Rule 506 of Regulation D. Additionally, in connection with such sale, we issued warrants to purchase an aggregate of 2,388,915 shares of our common stock. None of the shares of common stock issuable upon exercise of these warrants are currently outstanding. The aggregate offering price for these sales was $25,000,000, and the aggregate commission paid was $875,000 plus warrants to purchase 71,429 shares of our common stock.

      On November 12, 2003, we sold an additional 304,000 shares of our common stock pursuant to Rule 506 of Regulation D. Additionally, in connection with such sale, we issued warrants to purchase an aggregate of 304,000 shares of our common stock. None of the shares of common stock issuable upon exercise of these warrants are currently outstanding. The aggregate offering price for these sales was $2,868,000, and the aggregate commission paid was $100,000 plus warrants to purchase 8,195 shares of our common stock.

      The 2,692,915 shares sold in November 2003 and the 2,692,915 shares issuable upon exercise of the warrants issued in November 2003 were registered with the Securities and Exchange Commission on Form S-1, Registration No. 333-111500 effective January 8, 2004.

      On January 9, 2004, we sold an additional 573,339 shares of our common stock to the selling stockholders pursuant to Rule 506 of Regulation D. Additionally, in connection with such sale, we issued warrants to purchase an aggregate of 573,339 shares of our common stock. None of the shares of common stock issuable upon exercise of these warrants are currently outstanding. The aggregate offering price for these sales was $5,593,000, and the aggregate commission paid was $131,000 plus warrants to purchase 10,653 shares of our common stock.

The 573,339 shares sold in January 2004 and the 573,339 shares issuable upon exercise of the warrants issued in January 2004 were registered with the Securities and Exchange Commission on Form S-1, Registration No. 333-113435 effective March 12, 2004.

      During the fiscal years ended June 30, 2003, 2002 and 2001, we issued 2,844, 1,310 and 2,000 shares of restricted common stock, respectively, to our independent, nonemployee directors as compensation of approximately $5,000 per year based on the closing price of our common stock on the first business day of each year.

      During the fiscal years ended June 30, 2002 and 2001, we issued 448,358 and 185,475 shares of restricted common stock, respectively, to TRMI Holdings Inc. for approximately $8.9 million and $5.4 million, respectively.


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


      In each case, the issuances were to persons who had complete access to all material information relating to us. Accordingly, we claim exemption from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of that Act, no public offering having been involved.

      During the fiscal year ended June 30, 2003, we issued 390 shares of our common stock to four persons for no consideration pursuant to their exchange of certain Convertible Investment Certificates for Common Stock. We claim exemption from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 3(a)(9) of that Act, for an exchange of securities with an existing security holder exclusively, where no commission or other remuneration is paid for soliciting such exchange.

Item 16.  Exhibits and Financial Statement Schedules.

Financial Statements:

       Financial Statements filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1.

Financial Statement Schedules:

       Schedule II - Valuation and Qualifying Accounts


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


Exhibits (including those incorporated by reference):

                                                                       Page or
                                                                      Reference
                                                                      ---------
   3.1  Restated Certificate of Incorporation filed                      (a)
        September 29, 1967

   3.2  Certificate of Amendment to Certificate of                       (b)
        Incorporation filed February 24, 1998,
        increasing the number of authorized shares from 15,000,000 shares to 20,000,000 shares

   3.3  Certificate of Amendment to Certificate of                       (c)
        Incorporation filed January 27, 2000
        increasing the number of authorized shares from 20,000,000 shares to 30,000,000

   3.4  Certificate of Amendment to Certificate of                       (d)
        Incorporation filed March 25, 1999 extending voting rights of our Class A common stock, increasing the authorized capital stock of our common stock to 20,930,000 shares, and authorizing 430,000 shares of Class B common stock

   3.5  Certificate of Amendment to Certificate of                       (e)
        Incorporation filed March 18, 2004, increasing the number of authorized shares from 30,000,00 to 50,000,000

   3.6  Bylaws in effect as of July 17, 1997                             (f)

   3.7  Amendment to Article II of the Bylaws effective                  (g)
        as of January 29, 2004

   3.8  Amendment to Article VIII of the Bylaws effective                (h)
        as of April 20, 2004

   3.9  Amendment to Article XV of the Bylaws effective                  (i)
        as of April 20, 2004

   4.1  Agreement among the Company, Stanford R.                         (j)
        Ovshinsky and Iris M. Ovshinsky relating to the automatic conversion of Class A common stock into our common stock upon the occurrence of certain events, dated September 15, 1964

   4.2  Form of Stock Purchase Agreement between ECD and each            (k)
        of Heimdall Investments Ltd. and CCM Master Qualified
        Fund, Ltd.

   4.3  Form of Common  Stock  Purchase  Warrant,  for the right to      (l)
        purchase shares of ECD Common Stock, issued to each of Heimdall Investments Ltd. and CCM Master Qualified Fund,
        Ltd.

   5.1  Opinion of Roger John Lesinski, Esq., General                     *
        Counsel of ECD

  10.1  Executive Employment Agreement dated as of                       (m)
        September 2, 1993 between the Company, Ovonic
        Battery Company, Inc. and Stanford R. Ovshinsky

  10.2  Executive Employment Agreement dated as of                       (n)
        September 2, 1993 between the Company and
        Stanford R. Ovshinsky

  10.3  Stock Option Agreement by and between Ovonic                     (o)
        Battery Company, Inc. and Stanford R. Ovshinsky dated as of November 18, 1993

  10.4  Stock Option Agreement by and between the Company                (p)
        and Stanford R. Ovshinsky dated as of
        November 18, 1993

  10.5  Stock Option Agreement by and between the Company                (q)
        and Iris M. Ovshinsky dated as of November 18,
        1993

  10.6  Energy Conversion Devices, Inc. 1995                             (r)
        Non-Qualified Stock Option Plan

  10.7  Executive Employment Agreement dated as of                       (s)
        February 19, 1998 between the Company and Iris M.
        Ovshinsky

  10.8  Executive Employment Agreement, Restricted Stock                 (t)
        Agreement and Stock Option Agreement dated as of January 15, 1999 between the Company and Robert
        C. Stempel

  10.9  Stock Purchase Agreement by and between the                      (u)
        Company and TRMI Holdings Inc. dated as of May 1,
        2000

 10.10  Limited Liability Agreement of Texaco Ovonic                     (v)
        Hydrogen Systems LLC dated as of October 31, 2000 by and between Texaco Energy Systems Inc. and Energy Conversion Devices, Inc.

 10.11  Amended and Restated Operating Agreement of COBASYS              (w)
        LLC (f/k/a Texaco Ovonic Battery Systems LLC) dated as of July 17, 2001 by and between Texaco Energy Systems
        Inc. and Ovonic Battery Company, Inc.

 10.12  Purchase, Sale and Termination Agreement by and                  (x)
        between Bekaert Corporation, N.V. Bekaert S.A.,
        and Energy Conversion Devices, Inc. dated May 14,
        2003

  21.1  List of all direct and indirect subsidiaries of                  (y)
        the Company

  23.1  Consent of former Independent Registered Public                   *
        Accounting Firm

  23.2  Consent of Roger John Lesinski, Esq. (included in                 *
        Exhibit 5.1)

--------------
* Filed herewith.


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


Notes to Exhibit List
---------------------

(a)   Filed as Exhibit 2-A to our Form 8-A and incorporated herein by reference.

(b) Filed as Exhibit 3.5 to our Registration Statement on Form S-3 (Registration No. 333-50749) and incorporated herein by reference.

(c) Filed as Exhibit 3.6 to our Registration Statement on Form S-3 (Registration No. 333-33266) and incorporated herein by reference.

(d) Filed as Exhibit 3.3 to our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and incorporated herein by reference.

(e) Filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

(f) Filed as Exhibit 3.10 to our Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended, and incorporated herein by reference.

(g) Filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and incorporated herein by reference.

(h) Filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 and incorporated herein by reference.

(i) Filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference.

(j) Filed as Exhibit 13-D to our Registration Statement on Form S-1 (Registration No. 2-26772) and incorporated herein by reference.

(k) Filed as Exhibit 4.2 to our Registration Statement on Form S-1 (Registration No. 333-113435) and incorporated herein by reference.

(l) Filed as Exhibit 4.3 to our Registration Statement on Form S-1 (Registration No. 333-113435) and incorporated herein by reference.

(m) Filed as Exhibit 10.100 to our Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and incorporated herein by reference.

(n) Filed as Exhibit 10.101 to our Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and incorporated herein by reference.

(o) Filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference.

(p) Filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference.

(q) Filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference.

(r) Filed as Exhibit 10.77 to our Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and incorporated herein by reference.

(s) Filed as Exhibit 10.63 to our Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and incorporated herein by reference.

(t) Filed as Exhibits B, C and D, respectively, to our Proxy Notice and Statement dated February 23, 1999.

(u) Filed as Exhibit 10.43 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended, and incorporated herein by reference.

(v) Filed as Exhibit 10.13 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

(w) Filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

(x)   Filed as Exhibit 2.1 to our Current Report on Form 8-K filed on May 29,
      2003.

(y) Filed as Exhibit 21.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended, and incorporated herein by reference.


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


Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 27 day of May 2004.

                                   ENERGY CONVERSION DEVICES, INC.

                               By: /s/ Robert C. Stempel
                                   -------------------------------------------
                                   Robert C. Stempel,
                                   Chairman Chief Executive Officer


                              POWER OF ATTORNEY

        We, the undersigned officers and directors of Energy Conversion Devices, Inc., hereby, severally constitute and appoint each of Roger John Lesinski, Esq. and Ghazaleh Koefod our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:





/s/ Robert C. Stempel            Chairman of the Board,        May 27, 2004
-------------------------        Chief Executive Officer
Robert C. Stempel                and Director
                                 (Principal Executive
                                  Officer)


/s/ Stephan W. Zumsteg           Vice President and Chief
-------------------------        Financial Officer             May 27, 2004
Stephan W. Zumsteg               (Principal Financial and
                                  Accounting Officer)


/s/ Stanford R. Ovshinsky        President, Chief
-------------------------        Technology Officer and        May 27, 2004
Stanford R. Ovshinsky            Director

Umberto Colombo*                 Director                      May 27, 2004
-------------------------
Umberto Colombo


Robert I. Frey*                  Director                      May 27, 2004
-------------------------
Robert I. Frey


William J. Ketelhut*             Director                      May 27, 2004
-------------------------
William J. Ketelhut


Walter J. McCarthy, Jr.*         Director                      May 27, 2004
-------------------------
Walter J. McCarthy, Jr.


Florence I. Metz*                Director                      May 27, 2004
-------------------------
Florence I. Metz


/s/ Iris M. Ovshinsky            Director                      May 27, 2004
-------------------------
Iris M. Ovshinsky


Stephen Rabinowitz*              Director                      May 27, 2004
-------------------------
Stephen Rabinowitz


Stanley K. Stynes*               Director                      May 27, 2004
-------------------------
Stanley K. Stynes

_____________


*By /s/ Roger John Lesinski
 --------------------------
 Roger John Lesinski, Attorney-in-Fact

             ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                               INDEX TO
                   CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Page
                                                                        Number
                                                                        ------

Consolidated Statements of Operations for the Three Months
and Nine Months ended March 31, 2004 and 2003                            F-2

Consolidated Balance Sheets as of March 31, 2004 and
June 30, 2003                                                            F-3

Consolidated Statements of Cash Flows for the Nine Months ended
March 31, 2004 and 2003                                                  F-5

Notes to Unaudited Consolidated Financial Statements for the Nine
Months ended March 31, 2004 and 2003                                     F-7

Report of Independent Registered Public Accounting Firm                  F-27

Consolidated Balance Sheets at June 30, 2003 and 2002                    F-28

Consolidated Statements of Operations for each of the three years
in the period ended June 30, 2003                                        F-30

Consolidated Statements of Stockholders' Equity for each of the
three years in the period ended June 30, 2003                            F-31

Consolidated Statements of Cash Flows for each of the three
years in the period ended June 30, 2003                                  F-34

Notes to Consolidated Financial Statements as of June 30, 2003           F-36

Schedule II - Valuation and Qualifying Accounts                          F-79

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                                   (Unaudited)


                         PART I - FINANCIAL INFORMATION
                         ------------------------------

Item 1.   Financial Statements
------    --------------------

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                           -------------------------------------
                                         (Unaudited)

                                                   Three Months Ended            Nine Months Ended
                                                        March 31,                    March 31,
                                                   2004           2003           2004           2003
                                               ------------   ------------   ------------   ------------
REVENUES
  Product sales                                $  8,584,232   $  2,901,294   $ 22,647,327   $  9,956,698
  Product sales to related parties                      627      1,955,857          3,049      4,747,031
                                               ------------   ------------   ------------   ------------
        Total product sales                       8,584,859      4,857,151     22,650,376     14,703,729
  Royalties                                         975,766        530,191      2,044,525      1,429,525

  Revenues from product development agreements    3,917,117      1,074,438     10,176,826      4,108,194
  Revenues from product development agreements
    with related parties                          2,890,720      7,038,633     11,005,507     23,983,682
                                               ------------   ------------   ------------   ------------
        Total revenues from product development
          agreements                              6,807,837      8,113,071     21,182,333     28,091,876
  Revenues from license and other agreements         -              -              75,000      3,419,114
  Other revenues                                     83,303         55,004        245,870        124,651
  Other revenues from related parties                93,412         39,794        226,050        158,752
                                               ------------   ------------   ------------   ------------
        Total other revenues                        176,715         94,798        471,920        283,403
                                               ------------   ------------   ------------   ------------
           TOTAL REVENUES                        16,545,177     13,595,211     46,424,154     47,927,647

EXPENSES
  Cost of product sales                          10,051,509      5,918,247     28,026,796     16,213,837
  Cost of revenues from product development
    agreements                                    6,566,234      8,672,832     19,696,425     27,555,595
  Product development and research                5,537,940      5,737,613     18,204,159     14,318,063
  Patent defense (net)                              887,485      1,485,772      6,358,542      2,394,071
  Patents                                           623,128        529,520      1,578,802      1,702,878
  Selling, general and administrative (net)       4,958,912        598,705     12,139,306      5,514,581
                                               ------------   ------------   ------------   ------------
           TOTAL EXPENSES                        28,625,208     22,942,689     86,004,030     67,699,025
                                               ------------   ------------   ------------   ------------
LOSS FROM OPERATIONS                            (12,080,031)    (9,347,478)   (39,579,876)   (19,771,378)
                                               ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE)
  Interest income                                    62,346        958,566        635,274      3,049,001
  Interest expense                                  (78,107)       (80,988)      (913,844)      (330,598)
  Equity in losses of joint ventures                (96,139)    (1,494,480)      (644,220)    (5,228,415)
  Minority interest share of losses                  -             734,175         -           1,489,254
  Gain on sales of investments                       -              -             364,416          -
  Other nonoperating income (expense) (net)         (73,589)       154,576        174,722        285,091
                                               ------------   ------------   ------------   ------------
           TOTAL OTHER INCOME (EXPENSE)            (185,489)       271,849       (383,652)      (735,667)
                                               ------------   ------------   ------------   ------------
NET LOSS BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLE             (12,265,520)    (9,075,629)   (39,963,528)   (20,507,045)

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                               -              -              -           2,215,560
                                               ------------   ------------   ------------   ------------
NET LOSS                                       $(12,265,520)  $ (9,075,629)  $(39,963,528)  $(18,291,485)
                                               ============   ============   ============   ============
BASIC NET LOSS PER SHARE BEFORE
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                         $       (.49)  $       (.41)  $      (1.70)  $       (.94)

BASIC NET LOSS PER SHARE FOR
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                               -              -              -                 .10
                                               ------------   ------------   ------------   ------------
BASIC NET LOSS PER SHARE                       $       (.49)  $       (.41)  $      (1.70)  $       (.84)
                                               ============   ============   ============   ============
DILUTED NET LOSS PER SHARE BEFORE
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                         $       (.49)  $       (.41)  $      (1.70)   $      (.94)
DILUTED NET LOSS PER SHARE FOR
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                               -              -              -                 .10
                                               ------------   ------------   ------------   ------------
DILUTED NET LOSS PER SHARE                     $       (.49)  $       (.41)  $      (1.70)  $       (.84)
                                               ============   ============   ============   ============

See notes to consolidated financial statements.

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS
                                  ---------------------------
                                           ASSETS
                                           ------

                                                           March 31,       June 30,
                                                             2004            2003
                                                         ------------    ------------
                                                         (Unaudited)
CURRENT ASSETS
   Cash, including cash equivalents of $18,110,000
      at March 31, 2004 and $6,193,000 at June 30,
      2003 ($1,450,000 of which is restricted at
      March 31, 2004 and $2,000,000 of which is
      restricted at June 30, 2003)                       $ 18,318,319    $  8,567,261
   Short-term investments (including restricted
      investments of $5,000,000 at June 30, 2003)              -           26,801,506
   Accounts receivable (net of allowance for
      uncollectible accounts of approximately
      $271,000 at March 31, 2004 and
      $265,000 at June 30, 2003)                           14,173,453      10,520,719
   Accounts receivable due from related parties             2,029,472       6,977,280
   Note receivable                                             -           11,629,489
   Inventories                                             14,817,629      12,448,172
   Other                                                    1,271,074       1,017,659
                                                         ------------    ------------
         TOTAL CURRENT ASSETS                              50,609,947      77,962,086

PROPERTY, PLANT AND EQUIPMENT
   Land and land improvements                                 267,000         267,000
   Buildings and improvements                              14,596,816      13,982,830
   Machinery and other equipment                           75,928,412      75,587,068
   Capitalized leases                                      10,000,000      10,000,000
                                                         ------------    ------------
                                                          100,792,228      99,836,898
   Less accumulated depreciation and amortization         (33,532,501)    (29,137,648)
                                                         ------------    ------------
         TOTAL PROPERTY, PLANT AND EQUIPMENT               67,259,727      70,699,250

Investment in Rare Earth Ovonic                             1,710,000       1,710,000

INVESTMENT IN JOINT VENTURES
   Ovonyx                                                      -              594,220
   COBASYS (f/k/a Texaco Ovonic Battery Systems)               -               -
   Texaco Ovonic Hydrogen Systems                              -               -
   Ovonic Media                                                -               -
OTHER ASSETS                                                2,502,759       2,729,094
                                                         ------------    ------------
         TOTAL ASSETS                                    $122,082,433    $153,694,650
                                                         ============    ============

 See notes to consolidated financial statements.

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                                 CONSOLIDATED BALANCE SHEETS
                                 ---------------------------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
                             ------------------------------------

                                                              March 31,       June 30,
                                                                2004            2003
                                                            ------------    ------------
                                                             (Unaudited)
CURRENT LIABILITIES
   Accounts payable and accrued expenses                    $ 10,006,191    $ 18,608,052
   Accounts payable and accrued expenses - related parties       307,898          -
   Salaries, wages and amounts withheld from employees         3,658,809       4,574,357
   Deferred revenues under business agreements                 2,114,631       5,089,597
   Deferred revenues - related parties                            23,626          36,972
   Current installments on long-term liabilities                 325,011      11,858,378
                                                            ------------    ------------
         TOTAL CURRENT LIABILITIES                            16,436,166      40,167,356

LONG-TERM LIABILITIES                                         10,170,576      10,187,127

NONREFUNDABLE ADVANCE ROYALTIES                                3,092,011       3,507,995
                                                            ------------    ------------
         TOTAL LIABILITIES                                    29,698,753      53,862,478

STOCKHOLDERS' EQUITY
   Capital Stock
     Class A Convertible Common Stock,
       par value $0.01 per share:
         Authorized - 500,000 shares
         Issued & outstanding - 219,913 shares                     2,199           2,199
     Class B Convertible Common Stock,
       par value $0.01 per share:
         Authorized, issued and outstanding - 430,000 shares       4,300           4,300

     Common Stock, par value $0.01 per share:
         Authorized - 50,000,000 shares
         Issued & outstanding - 24,523,001 shares at
           March 31, 2004 and 21,252,207 shares at
           June 30, 2003                                         245,230         212,522
   Additional paid-in capital                                417,300,489     384,987,156
   Accumulated deficit                                      (324,355,639)   (284,392,111)
   Accumulated other comprehensive income                        204,441         546,646
   Unearned compensation on Class B Convertible
     Common Stock                                             (1,017,340)     (1,528,540)
                                                            ------------    ------------
         TOTAL STOCKHOLDERS' EQUITY                           92,383,680      99,832,172
                                                            ------------    ------------
         TOTAL LIABILITIES & STOCKHOLDERS' EQUITY           $122,082,433    $153,694,650
                                                            ============    ============

See notes to consolidated financial statements.

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            -------------------------------------
                                        (Unaudited)

                                                                  Nine Months Ended
                                                                      March 31,
                                                                 2004           2003
                                                             ------------   ------------

OPERATING ACTIVITIES:
   Net loss                                                  $(39,963,528)  $(18,291,485)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       License agreement (exchange for debt
         and related interest)                                     -          (3,269,114)
       Depreciation and amortization                            6,099,374      2,252,989
       Amortization of premium/discount on investments             73,083        465,419
       Equity in losses of joint ventures                         644,220      5,228,415
       Changes in nonrefundable advance royalties                (415,984)      (107,507)
       Stock and stock options issued for services
         rendered                                                 585,209        619,503
       Loss (gain) on sales of investments                       (364,416)        67,089
       Loss on sale of property, plant and equipment               10,378         33,578
       Amortization of deferred gain                               -             (34,809)
       Minority interest                                           -          (1,489,254)
       Cumulative effect of change in accounting principle         -          (2,215,560)
       Retirement liability                                       230,274        216,179

   Changes in working capital:
       Accounts receivable                                     (3,652,734)     3,009,839
       Accounts and note receivable due from related parties    4,947,808      5,024,335
       Inventories                                             (2,369,457)    (1,798,710)
       Other assets                                               (27,080)       396,166
       Accounts payable and accrued expenses                   (9,517,408)       (44,586)
       Accounts payable and accrued expenses -
         related parties                                          307,898        308,236
       Deferred revenues under business agreements             (2,974,966)     6,292,180
       Deferred revenues - related parties                        (13,346)    (2,842,788)
                                                             ------------   ------------
NET CASH USED IN OPERATIONS                                   (46,400,675)    (6,179,885)

INVESTING ACTIVITIES:
       Purchases of property, plant, and equipment             (2,831,696)    (7,455,809)
       Advances to United Solar Ovonic                             -          (2,594,466)
       Advance to ITS Innovative Transportation Systems            -          (2,000,000)
       Investment in Ovonyx                                       (50,000)    (1,000,000)
       Purchases of investments                               (11,969,949)   (25,536,196)
       Sales of investments                                    38,631,634     18,712,036
       Proceeds from sale of property, plant and equipment        161,466         24,251
                                                             ------------   ------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES            23,941,455    (19,850,184)

FINANCING ACTIVITIES:
   Principal payments under short-term and long-term
     debt obligations and capitalized lease obligations          (150,703)    (1,867,784)
   Proceeds from sale of stock upon exercise of
     stock options                                                 24,451         -
   Proceeds from sale of stock and warrants, net
     of expenses                                               32,247,582         -
                                                             ------------   ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES            32,121,330     (1,867,784)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
   CASH EQUIVALENTS                                                88,948         -
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            9,751,058    (27,897,853)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                8,567,261     42,221,015
                                                             ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $ 18,318,319   $ 14,323,162
                                                             ============   ============

See notes to consolidated financial statements.

            ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                 -------------------------------------
                              (Unaudited)

                                                         Nine Months Ended
                                                             March 31,
                                                        2004           2003
                                                    ------------   ------------
SUPPLEMENTAL DISCLOSURES OF
        CASH FLOW INFORMATION:

Cash paid for interest                              $    913,844   $   330,598

The Company's noncash investing and
   financing activities were as follows:

   Short-term and long-term note receivable -
      United Solar Ovonic LLC                        (11,629,489)      526,999

   Short-term and long-term note payable -
      Canon                                           11,629,489      (526,999)

   Debt principal exchanged for license - United
      Solar Ovonic/Canon                                  -          2,500,000

   Accounts Payable and Accrued Expenses - Accrued
      interest on United Solar Ovonic/Canon debt          -            769,114


See notes to consolidated financial statements.

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                    Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies
---------------------------------------

Basis of Presentation
---------------------


      The accompanying consolidated financial statements have been prepared assuming that the Company (see page F-8 for definition of Company) will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has recurring losses from operations and needs additional working capital. Management believes that funds generated from operations, equity and debt financing, new government contracts and the cost-containment initiatives
(see Note B), together with existing cash and cash equivalents, will be adequate to support the Company's operations for the coming year. However, the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs.

      In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report on Form 10-K (which is available on the Company's website www.ovonic.com).

      The results of operations for the three-month and nine-month periods ended March 31, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year.

      The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern (see Note B).

Nature of Business
------------------

      Energy Conversion Devices, Inc. (ECD) is a multidisciplinary business, scientific, technical and manufacturing organization to commercialize products based on its technologies. Its activities range from product development to manufacturing and selling

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

products, as well as designing and building production machinery with an emphasis on alternative energy and advanced information technologies.

Financial Statement Presentation, Principles of Consolidation and Equity
------------------------------------------------------------------------
Accounting
----------

      The consolidated financial statements include the accounts of ECD and its 100%-owned thin-film amorphous silicon photovoltaic manufacturing and sales subsidiaries United Solar Ovonic Corp. (previously called United Solar Systems Corp. and 81% owned prior to May 14, 2003) and United Solar Ovonic LLC (previously called Bekaert ECD Solar Systems LLC and 40% owned by United Solar Ovonic Corp. prior to May 14, 2003) (jointly referred to as United Solar Ovonic) (see Note E) and its approximately 91%-owned subsidiary Ovonic Battery Company, Inc. (Ovonic Battery), a company formed to develop and commercialize ECD's Ovonic nickel metal hydride (NiMH) battery technology (collectively the "Company"). The remaining shares of Ovonic Battery are owned by Honda Motor Company, Ltd., Sanoh Industrial Company, Ltd. and Sanyo Electric Co., Ltd. No minority interest related to Ovonic Battery is recorded in the consolidated financial statements because there is no additional funding requirement by the minority shareholders.

      The Company has a number of strategic alliances and has four major investments accounted for using the equity method: (i) COBASYS LLC (formerly known as Texaco Ovonic Battery Systems LLC), a joint venture between Ovonic Battery and a unit of ChevronTexaco Corporation, each having 50% interest in the joint venture, to manufacture and sell proprietary Ovonic NiMH batteries for transportation and stationary applications; (ii) Texaco Ovonic Hydrogen Systems LLC, a joint venture between ECD and a unit of ChevronTexaco Corporation, each having 50% interest in the joint venture, to further develop and commercialize Ovonic solid hydrogen storage technology; (iii) Ovonyx, Inc., a 41.7%-owned joint venture with Mr. Tyler Lowrey, Intel Capital and other investors, to further develop and commercialize ECD's Ovonic Unified Memory (OUM) technology; and (iv) Ovonic Media, LLC, a joint venture owned 51% by General Electric through its GE Plastics business unit and 49% by ECD, formed to design, develop, demonstrate and commercialize our proprietary continuous web roll-to-roll technology for ultra-high-speed manufacture of optical media products. In addition, ECD has a 30% beneficial interest in ITS Innovative Transportation Systems A.G. (ITS), a German company formed to manufacture battery-powered electric vehicles, and has two 50%-owned joint ventures in Russia, Sovlux Co., Ltd. (Sovlux) and Sovlux Battery Closed-Stock Company (Sovlux Battery). See Note E for discussions of all of the Company's ventures.

      Intellectual property, including patents resulting from the Company's investments in its technologies, is valued at zero in the balance sheet. Intellectual property provides the foundation for the creation of the important strategic alliances whereby the Company provides intellectual property and patents and joint venture partners provide cash.

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      While the Company believes, based upon the opinion of legal counsel, that it has no obligation to fund any losses that its joint ventures incur beyond the Company's investment, the Company has decided to fund certain of its joint ventures (see Note E).

      Upon consolidation, all intercompany accounts and transactions are eliminated. Any profits on intercompany transactions are eliminated to the extent of the Company's ownership percentage.

Use of Estimates
----------------

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

Reclassifications
-----------------

      Certain prior year amounts have been reclassified to conform with fiscal 2004 presentation.

Other Nonoperating Income
-------------------------

      Other nonoperating income-net consists of gains and losses on sales of property, plant and equipment, amortization of deferred gains, rental income, and other miscellaneous income.

Recent Pronouncements
---------------------

      In April 2003, the Financial Accounting Statements Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which is effective for contracts entered into or modified after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments. The Company implemented this Statement on July 1, 2003. The adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities & Equity," which is effective for financial instruments entered into or modified after May 31, 2003 and is effective for the first interim period after June 15, 2003. The Company implemented this Statement on July 1, 2003. The adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

Off-Balance Sheet Arrangements
------------------------------

      The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the registrant's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

NOTE B - Financings and Liquidity
---------------------------------

      Since July 2003, we have implemented a series of initiatives aimed at aggressively continuing to grow revenue through increased photovoltaic production and sales, continued expansion of NiMH battery manufacturing capability and expected growth in solid hydrogen storage systems while significantly reducing operating costs. In order to meet our cost-reduction goals, we took the following actions:

   o Reduced staffing by 15% at ECD and Ovonic Battery through reallocation and reductions ($4,500,000 in annual savings).

   o  Changed the healthcare benefit program ($2,200,000 in annual savings).

   o Implemented a salary freeze for all ECD and Ovonic Battery employees and a 10% salary reduction by the executive management team ($1,900,000 in annual savings).

   o  Reduced purchased services and contract employees.

   o  Lowered capital expenditures.

      The Company is reviewing other areas for cost reduction, as well as organizational changes to improve administrative and operating efficiencies.

      In November 2003, the Company received $27,868,000 in connection with the sale of 2,692,915 units of its securities to a group of three institutional investors at an average price per unit of $10.35 based upon the closing price of ECD Common Stock plus $.125. Each unit consists of one share of ECD Common Stock and one warrant to purchase one share of ECD Common Stock for $13.96, if exercised, on or prior to May 2, 2005 and for $16.03, if exercised, at any time thereafter but prior to October 31, 2006.

      On January 12, 2004, the Company received $5,593,000 in connection with the sale of 573,339 units of its securities to two institutional investors who participated in the November 2003 offering at a price per unit of $9.755. Each unit consists of one share of ECD Common Stock and one warrant to purchase one share of ECD Common Stock for $13.96, if exercised, on or prior to May 2, 2005 and for $16.03, if exercised, at any time thereafter but prior to October 31, 2006.

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE B - Financings and Liquidity (Continued)
---------------------------------------------

      Nolan Securities Corporation acted as placement agent with respect to both offerings and was paid $1,108,000 and issued 90,481 warrants on the same terms as the warrants issued in the unit offering.

      We filed a registration statement (related to the November sales of stock and warrants) on Form S-1 with the Securities and Exchange Commission on December 23, 2003 for the resale of the shares issued and the shares issuable upon exercise of the warrants, which was declared effective on January 8, 2004. We filed a registration statement (related to the January sales of stock and warrants) on Form S-1 with the SEC on March 9, 2004, which the SEC declared effective on March 12, 2004.

      The Company has been using the proceeds from these sales for working capital and to support its development and other operating activities.

      The Company is engaged in a number of negotiations and discussions to fund its operations, including raising additional capital through equity and debt financings and forming new strategic alliances to fund and grow its photovoltaic and other businesses. In addition, the Company is engaged in negotiations with government agencies for contracts to fund its development activities. The Company is also in discussions with third parties to refinance the 30MW photovoltaic equipment. (See Management's Discussions and Analysis of Financial Condition on Liquidity and Capital Resources.)

NOTE C - Accounts Receivable
----------------------------
                                                       March 31,      June 30,
                                                         2004           2003
                                                     ------------   ------------
Long-term contracts accounted for under
   percentage-of-completion accounting
      Amounts billed to customers
           Commercial customers                      $   564,598    $   564,598
Long-term contracts not accounted for under
   percentage-of-completion accounting
      Amounts earned which are billed in the
        subsequent month
           U.S. Government                               751,498        698,634
           Commercial customers                          172,113          9,060
                                                     -----------    -----------
                                                         923,611        707,694
      Amounts billed
           U.S. Government                             1,609,996      1,773,824

Amounts unbilled for other than long-term contracts
           Commercial customers                        1,730,731      1,892,532

Amounts billed for other than long-term contracts
           Commercial customers                        9,452,138      5,847,071
           U.S. Government                               163,379         -
                                                     -----------    -----------
                                                       9,615,517      5,847,071
Allowance for uncollectible accounts                    (271,000)      (265,000)
                                                     -----------    -----------
               TOTAL                                 $14,173,453    $10,520,719
                                                     ===========    ===========

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE C - Accounts Receivable (Continued)
----------------------------------------

      Certain contracts with the U.S. government require a retention that is paid upon completion of an audit of the Company's indirect cost rates. Certain contracts have been completed for more than 10 years and have not been audited. U.S. Government retentions totaling $103,447 are included in long-term other assets at March 31, 2004 and $103,947 at June 30, 2003. Most U.S. government contracts remain subject to audit.

Accounts Receivable Due from Related Parties
--------------------------------------------

                                                     March 31,      June 30,
                                                       2004           2003
                                                   ------------   ------------
  Amounts earned which are billed in the
   subsequent month on long-term contracts
      ChevronTexaco Technology Ventures             $   13,769     $   -
      COBASYS                                          494,346      2,072,138
      Texaco Ovonic Hydrogen Systems                   858,673      1,603,147
                                                    ----------     ----------
            Sub-total                                1,366,788      3,675,285

  Amounts billed
      COBASYS                                          453,215      3,221,059
      Texaco Ovonic Hydrogen Systems                     3,420         -
                                                    ----------     ----------
            Sub-total                                  456,635      3,221,059

  Other unbilled
      Ovonyx                                            16,864            412

  Other billed
      ChevronTexaco Technology Ventures                121,376          5,721
      Ovonyx                                            24,145         48,053
      COBASYS                                           18,072         18,386
      Texaco Ovonic Hydrogen Systems                    25,592          8,364
                                                    ----------     ----------
            Sub-total                                  189,185         80,524
                                                    ----------     ----------
            TOTAL                                   $2,029,472     $6,977,280
                                                    ==========     ==========

Short-Term Note Receivable
--------------------------

      In connection with the April 2000 investment in United Solar Ovonic Corp. and United Solar Ovonic LLC by N.V. Bekaert S.A. and its U.S.-based subsidiary (Bekaert): (1) Bekaert was obligated to invest an additional $12,000,000 in United Solar Ovonic LLC no later than January 1, 2004, (2) United Solar Ovonic LLC was required to pay ECD $12,000,000 no later than January 1, 2004, and (3) ECD was required to pay Canon Inc. of Japan (Canon) $12,000,000 no later than January 1, 2004. These noninterest-bearing notes were recorded in April 2000 at a discounted value of $9,500,000 (using a discount rate of 6.3%). In May 2003, we purchased Bekaert's 60% interest in United Solar Ovonic

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE C - Accounts Receivable (Continued)
----------------------------------------

LLC and 19% interest in United Solar Ovonic Corp. (see Note E). While ECD continued to be contractually obligated to pay Canon, Bekaert agreed to pay the $12,000,000 directly to Canon, which, when made, would satisfy Bekaert's obligation to United Solar Ovonic LLC and ECD's obligation to Canon. On
January 2, 2004, Bekaert paid the $12,000,000 directly to Canon in full satisfaction of Bekaert's obligation to United Solar Ovonic and ECD's obligation to Canon.

NOTE D - Inventories
--------------------

      Inventories for United Solar Ovonic Corp., United Solar Ovonic LLC and Ovonic Battery are as follows:

                                 March 31,       June 30,
                                   2004            2003
                               ------------    ------------
      Finished products        $ 5,384,207     $ 5,282,156
      Work in process            3,581,268       1,825,839
      Raw materials              5,852,154       5,340,177
                               -----------     -----------
                               $14,817,629     $12,448,172
                               ===========     ===========

NOTE E - Joint Ventures and Investments
---------------------------------------

Joint Ventures
--------------

United Solar Ovonic

      On May 14, 2003, ECD acquired Bekaert's 19% interest in United Solar Ovonic Corp. and 60% interest in United Solar Ovonic LLC (bringing the Company's interest in each of these joint ventures to 100%) for $6 million ($4 million paid at closing and $2 million paid on December 22, 2003). Additionally, the Company provided $40 million to United Solar Ovonic LLC to terminate its sale-and-leaseback arrangement with LaSalle National Leasing Corporation and another financial institution and, as a result, freed up the $25 million of Company funds that had been restricted in support of its guarantee of the LaSalle lease. Bekaert retained rights from United Solar Ovonic for its technologies outside the field of photovoltaics and rights limited to build sputtering machines outside the field of triple-junction photovoltaics. In addition, Bekaert assigned to ECD its $12.2 million note receivable for its bridge loans to United Solar Ovonic LLC.

      Since May 14, 2003, ECD has been funding and continues to fund 100% of United Solar Ovonic's cash requirements. Historically, as a consequence of ECD's 81% ownership of United Solar Ovonic Corp. and United Solar Ovonic Corp.'s 40% membership interest in United Solar Ovonic LLC, the Company's financial results have included approximately 50% of the combined operating losses of these entities. After May 14, 2003, the Company has reflected 100% of the operating losses of United Solar Ovonic. ECD is in discussions with

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

potential new equity investors to meet United Solar Ovonic's future cash requirements, as well as refinance the 30MW equipment.

Ovonyx

      In October 2002, ECD, through a newly formed company, Ovonic Cognitive Computer, Inc., which is owned 95% by ECD and 5% by Ovonyx, made a capital contribution of $1,000,000 in Ovonyx in exchange for technology previously contributed by ECD to Ovonyx and an exclusive, royalty-bearing license, which requires annual minimum royalty payments in order to maintain its exclusivity. ECD made a $50,000 minimum royalty payment in November 2003. ECD recorded its $1,050,000 investment in Ovonyx and accounts for this investment on the equity method and is recognizing its proportionate share of Ovonyx losses to the extent of its $1,050,000 investment. In the three months and nine months ended March 31, 2004, ECD recorded an equity loss of $96,000 and $644,000, respectively, related to its investment in Ovonyx. In the three months ended March 31, 2003 ECD recorded zero equity income and in the nine months ended March 31, 2003 ECD recorded an equity loss of $280,000.

      ECD recorded revenues from Ovonyx of $38,000 and $109,000, for the three months and nine months ended March 31, 2004 representing compensation for services provided to this joint venture. For the three months and nine months ended March 31, 2003, ECD recorded revenues of $32,000 and $115,000, respectively.

COBASYS (formerly Texaco Ovonic Battery Systems)

      In July 2001, Ovonic Battery and ChevronTexaco formed a strategic alliance named Texaco Ovonic Battery Systems LLC (renamed COBASYS LLC in March 2004). ChevronTexaco will invest up to $178,000,000 ($124,000,000 of which has been received as of March 31, 2004) in the venture. COBASYS is owned 50% by Ovonic Battery and 50% by a unit of ChevronTexaco.

      The Company recorded revenues from COBASYS of $916,000 and $4,267,000 for the three months and nine months ended March 31, 2004, respectively, and $3,338,000 and $8,803,000 for the three months and nine months ended March 31, 2003, respectively, for services performed on behalf of COBASYS (primarily for advanced product development work).

      The Company also recorded revenues from COBASYS of $45,000 and $135,000 for each of the three months and nine months ended March 31, 2004 and 2003, respectively, for rent of a portion of one of the Company's facilities.

      The following sets forth certain financial data regarding COBASYS that are derived from its financial statements:

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

                           COBASYS LLC AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS
                            ------------------------

                                         Three Months Ended            Nine Months Ended
                                              March 31,                     March 31,
                                         2004           2003           2004           2003
                                     ------------   ------------   ------------   ------------
Revenues
   Product Sales                     $    647,444   $    392,461   $  1,201,608   $    565,956
   Other Revenues                          66,583        704,081      2,076,572      1,440,391
                                     ------------   ------------   ------------   ------------
         Total Revenues                   714,027      1,096,542      3,278,180      2,006,347

Expenses
   Research and Development Costs       6,204,163      5,972,865     14,889,567     15,038,501
   Other Expenses                       3,174,805      4,115,526     10,841,045     11,819,779
                                     ------------   ------------   ------------   ------------
         Total Expenses                 9,378,968     10,088,391     25,730,612     26,858,280
                                     ------------   ------------   ------------   ------------
Net Loss                             $ (8,664,941)  $ (8,991,849)  $(22,452,432)  $(24,851,933)
                                     ============   ============   ============   ============

                           COBASYS LLC AND SUBSIDIARY

                                 BALANCE SHEETS
                                 --------------

                                                   March 31,      June 30,
                                                     2004           2003
                                                 ------------   ------------
Current Assets:
    Cash and Equivalents                         $   262,892    $ 6,849,235
    Accounts Receivable                            1,312,602        145,972
    Inventory                                      3,623,133      2,503,650
                                                 -----------    -----------
          Total Current Assets                     5,198,627      9,498,857
Property, Plant and Equipment                     33,133,134     30,496,884
Less Accumulated Depreciation                     (5,323,503)    (3,311,109)
                                                 -----------    -----------
Net Property, Plant and Equipment                 27,809,631     27,185,775
Other Assets                                         590,393         85,180
                                                 -----------    -----------
          Total Assets                           $33,598,651    $36,769,812
                                                 ===========    ===========

Liabilities and Members' Equity
    Current Liabilities:
       Amounts Due to Related Parties, Net       $ 1,585,436    $ 4,639,003
       Accounts Payable                            4,489,756      4,910,191
       Short-term Deferred Revenues                  536,273         -
                                                 -----------    -----------
          Total Current Liabilities                6,611,465      9,549,194

Members' Equity                                   26,987,186     27,220,618
                                                 -----------    -----------
          Total Liabilities and Members' Equity  $33,598,651    $36,769,812
                                                 ===========    ===========

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

Texaco Ovonic Hydrogen Systems

      In October 2000, ECD and ChevronTexaco formed Texaco Ovonic Hydrogen Systems. ChevronTexaco is funding $104,000,000 ($56,248,000 of which was received as of March 31, 2004) for initial product and market development, the primary use of which is to fund a contract from Texaco Ovonic Hydrogen Systems to ECD to further develop the Ovonic solid hydrogen storage technology. The joint venture is owned 50% by ChevronTexaco and 50% by ECD. ECD has contributed intellectual property and licenses.

      The following sets forth certain financial data regarding Texaco Ovonic Hydrogen Systems that are derived from its financial statements.

                       TEXACO OVONIC HYDROGEN SYSTEMS LLC

                            STATEMENTS OF OPERATIONS
                            ------------------------

                                         Three Months Ended            Nine Months Ended
                                              March 31,                     March 31,
                                         2004           2003           2004           2003
                                     ------------   ------------   ------------   ------------
Revenues
   Prototype Sales                   $     29,973   $     -        $     29,973   $     -
   Other Income                             2,122          7,519          7,245          9,594
                                     ------------   ------------   ------------   ------------
         Total Revenues                    32,095          7,519         37,218          9,594

Expenses
   Product Development - Paid or
      Payable to ECD                    2,694,221      2,950,992      6,687,772      9,189,400
   Product Development - Paid or
      Payable to ChevronTexaco            303,145      1,261,046        579,119      2,035,922

   Depreciation Expense                   627,014        591,570      1,863,508      1,276,180

   Loss on Disposal of Assets             (44,000)        -              -              -
                                     ------------   ------------   ------------   ------------
         Total Expenses                 3,580,380      4,803,608      9,130,399     12,501,502
                                     ------------   ------------   ------------   ------------
Net Loss                             $ (3,548,285)  $ (4,796,089)  $ (9,093,181)  $(12,491,908)
                                     ============   ============   ============   ============


               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

                       TEXACO OVONIC HYDROGEN SYSTEMS LLC

                                 BALANCE SHEETS
                                 --------------

                                                      March 31,       June 30,
                                                        2004           2003
                                                    ------------   ------------
   Current Assets:
      Cash and Equivalents                          $   911,324    $ 1,742,437
      Accounts Receivable                                23,106         10,746
                                                    -----------    -----------
            Total Current Assets                        934,430      1,753,183
   Property, Plant and Equipment                      9,767,357      9,501,712
   Less Accumulated Depreciation                     (4,421,770)    (2,556,428)
                                                    -----------    ------------
         Net Property, Plant and Equipment            5,345,587      6,945,284
                                                    -----------    ------------
            Total Assets                            $ 6,280,017    $ 8,698,467
                                                    ===========    ===========

   Current Liabilities:
      Amount Due to Related Parties, Net            $   834,264    $ 2,130,446
      Deferred Revenue                                  136,170         15,257
                                                    -----------    -----------
            Total Current Liabilities                   970,434      2,145,703

   Noncurrent Liabilities
      Deferred Revenue                                  112,000        112,000

   Members' Equity                                    5,197,583      6,440,764
                                                    -----------    -----------
            Total Liabilities and Members' Equity   $ 6,280,017    $ 8,698,467
                                                    ===========    ===========

      During the three months and nine months ended March 31, 2004, the Company recorded revenues of $1,975,000 and $6,738,000, respectively, for services provided to this joint venture, primarily for advanced product development work and market development work. During the three months and nine months ended March 31, 2003, the Company recorded revenues of $3,584,000 and $10,328,000, respectively.

Ovonic Media

      For the three months and nine months ended March 31, 2003, the Company recorded revenues of $11,000 and $615,000, respectively, for services provided to this joint venture for advanced product development work. GE informed the Company that additional funding after January 3, 2003 was suspended. GE and ECD have been discussing as how to best position the joint venture in order to meet the needs of the marketplace, and secure new equity investors and strategic partners to fund the joint venture's operations. As the next business step, we are trying to secure a partner that is a leader in this industry to facilitate the commercialization of our technology. In the interim, ECD is directly funding continued product development activities for this technology at a reduced level.

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

Investments in Rare Earth Ovonic

      During the year ended June 30, 2000, ECD and Ovonic Battery signed an agreement with Rare Earth High-Tech. The agreement called for the creation of joint ventures for manufacturing and licensing of advanced NiMH battery technology, alloy powders, advanced Ovonic nickel hydroxide materials and production equipment, all for certain battery applications for NiMH batteries. As of March 31, 2004, three of the contemplated five joint ventures have been formed. ECD and Ovonic Battery initially contributed technology for their 19% interest in each of these joint ventures. In February 2002, ECD and Ovonic Battery jointly made a proportionate $1,710,000 cash investment in the Rare Earth Ovonic joint ventures and maintained their 19% interest in these entities. All of these joint ventures are being accounted for using the cost method of accounting.

      In the first phase of the project, Ovonic Battery has three contracts totaling $63,600,000 for supplying equipment and technology to its Rare Earth Ovonic joint ventures in China. As of March 31, 2004, Ovonic Battery has received payments totaling $59,484,000 under the three contracts.

      The Company recorded revenues from Rare Earth Ovonic of $1,283,000 and $3,172,000 for the three months and nine months ended March 31, 2004, respectively, and $2,528,000 and $9,033,000 for the three months and nine months ended March 31, 2003, respectively.

Ovonic Fuel Cell

      On June 24, 2003, the Company acquired ChevronTexaco's interest in Texaco Ovonic Fuel Cell Company LLC for $1, effective as of December 31, 2002. The venture, which is now owned 100% by ECD, was renamed Ovonic Fuel Cell Company LLC. Effective December 31, 2002, the Company has included the operations of Ovonic Fuel Cell in its consolidated financial statements. ECD is continuing its development work at a reduced level and is currently funding all development costs.

      During the nine months ended March 31, 2003, while ChevronTexaco was funding the fuel cell operation, the Company recorded revenues of $3,940,000.

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE F - Liabilities
--------------------

      The Company estimates the liability for product warranty costs based upon its past experience and best estimate of future warranty claims. The following is a summary of the changes in the product warranty liability during the nine months ended March 31, 2004 and 2003:

                                                 March 31,
                                           2004            2003
                                       ------------    ------------
Liability beginning of the period      $ 2,990,661     $ 2,489,024

Amounts accrued for as warranty costs
   for the nine-month period (net)      (1,093,228)*       122,961
Warranty claims                           (130,000)         -
                                       -----------     -----------
Liability at March 31                  $ 1,767,433     $ 2,611,985
                                       ===========     ===========

   * During the nine months ended March 31, 2004, the Company revised its estimated warranty liability (primarily on its Rare Earth Ovonic contract), based upon its recent experience, and recorded a reduction in this liability.

      Warranty liability is recorded at the time that the product is sold (for sales of photovoltaic products) and at the time that revenue is recognized (for machine-building and equipment sales).

Government Contract Reserve
---------------------------

      The Company's contracts with the U.S. government and its agencies are subject to audits by the Defense Contract Audit Agency (DCAA). DCAA has audited the Company's indirect rates, including its methodology of computing these rates, for the years ended June 30, 1994 through June 30, 1998 for United Solar Ovonic and the years ended June 30, 2000 and June 30, 2001 for ECD. In its reports, DCAA has questioned the allowability of and the allocability of certain costs as well as the Company's methodology for allocating independent research and development to its indirect cost pools. In addition, DCAA has stated that there could be penalties imposed. The Company, together with its government consultants, is in the process of discussing each of these items in detail with DCAA. Management believes that some of these DCAA assertions are without merit. The Company has recorded a reserve of $1,757,000 at March 31, 2004 and $1,682,000 at June 30, 2003 related to these issues.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE G - Nonrefundable Advance Royalties
----------------------------------------

      At March 31, 2004 and June 30, 2003, the Company deferred recognition of revenue relating to nonrefundable advance royalty payments. Nonrefundable advance royalties consist of the following:

                                March 31,      June 30,
                                  2004           2003
                              ------------   ------------
           Battery            $ 1,560,902    $ 1,560,902
           Optical memory       1,531,109      1,947,093
                              -----------    -----------
                              $ 3,092,011    $ 3,507,995
                              ===========    ===========

      Creditable royalties earned and recognized as revenue were:

                                      Period Ended
                                        March 31,
                                    2004         2003
                                  --------     --------
           Three months ended     $ 35,257     $  7,414
           Nine months ended      $ 55,984     $107,507


      In 2004, the Company also recognized royalties of $360,000 related to an advance royalty payment received by the Company in 1985 associated with a license agreement under which the licensee no longer has a contractual obligation to make payments.

      There are no obligations in connection with any of the advance royalty agreements which require the Company to incur any additional costs.

NOTE H - Product Sales, Royalties, Revenues from Product Development Agreements,
--------------------------------------------------------------------------------
and License and Other Agreements
--------------------------------

      The Company has product sales and business agreements with related parties and with third parties for which royalties and revenues are included in the consolidated statements of operations. Product sales include photovoltaic products, revenues related to machine-building and equipment sales contracts, nickel hydroxide and metal hydride materials. Revenues related to machine-building and equipment sales contracts are recognized on the percentage-of-completion method of accounting using the costs incurred to date as a percentage of the total expected costs. All other product sales are recognized when the product is shipped. These products are shipped FOB shipping point. Currently, low sales volumes combined with high fixed costs result in losses.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE H - Product Sales, Royalties, Revenues from Product Development Agreements,
--------------------------------------------------------------------------------
and License and Other Agreements (Continued)
--------------------------------------------

      A summary of all of the Company's revenues follows:

                                         Three Months Ended             Nine Months Ended
                                              March 31,                      March 31,
                                         2004           2003           2004           2003
                                     ------------   ------------   ------------   ------------
Product sales
    Photovoltaics                    $ 6,966,658    $    -         $18,321,912    $    -
    Machine building and
      equipment sales                  1,283,041      2,545,269      3,251,837      9,256,306
    Battery packs                         -             137,601          8,000        138,179
    Nickel hydroxide and metal
      hydride materials                  334,533        218,424      1,065,578        562,213
                                     ------------   ------------   ------------   ------------
                                       8,584,232      2,901,294     22,647,327      9,956,698
                                     ------------   ------------   ------------   ------------
Product sales-related parties
    Photovoltaics                         -           1,767,488         -           4,128,850
    Machine building                      -             141,756         -             446,440
    Battery packs                         -              -              -              86,363
    Nickel hydroxide and metal
      hydride materials                      627         46,613          3,049         85,378
                                     ------------   ------------   ------------   ------------
                                             627      1,955,857          3,049      4,747,031
                                     ------------   ------------   ------------   ------------
Total product sales                  $ 8,584,859    $ 4,857,151    $22,650,376    $14,703,729
                                     ============   ============   ============   ============

Royalties
    Battery technology               $   496,308    $   494,857    $ 1,542,623    $ 1,374,237
    Optical memory                       479,458         35,334        501,902         55,288
                                     ------------   ------------   ------------   ------------
Total royalties                      $   975,766    $   530,191    $ 2,044,525    $ 1,429,525
                                     ============   ============   ============   ============

Revenues from product
  development agreements
    Photovoltaics                    $ 2,869,975    $   453,883    $ 7,962,324    $ 1,717,236
    Battery technology                   531,767        595,849      1,426,325      2,258,453
    Optical memory                        80,465         -             201,541         36,411
    Hydrogen                             434,910         -             567,959         -
    Other                                 -              24,706         18,677         96,094
                                     ------------   ------------   ------------   ------------
                                       3,917,117      1,074,438     10,176,826      4,108,194
                                     ------------   ------------   ------------   ------------
Revenues from product development
  agreements - related parties
    Battery technology                   916,064      3,338,087      4,267,150      8,803,336
    Optical memory                        -              10,660          -            615,330
    Hydrogen                           1,974,656      3,692,292      6,738,357     10,625,265
    Fuel cells                            -              (2,406)         -          3,939,751
                                     ------------   ------------   ------------   ------------
                                       2,890,720      7,038,633     11,005,507     23,983,682
                                     ------------   ------------   ------------   ------------
Total revenues from product
  development agreements             $ 6,807,837    $ 8,113,071    $21,182,333    $28,091,876
                                     ============   ============   ============   ============

License and other agreements
    Battery technology               $    -         $    -         $    75,000    $   150,000
    Photovoltaics                         -              -              -           3,269,114
                                     ------------   ------------   ------------   ------------
Total license and other agreements   $    -         $    -         $    75,000    $ 3,419,114
                                     ============   ============   ============   ============

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE H - Product Sales, Royalties, Revenues from Product Development Agreements,
--------------------------------------------------------------------------------
and License and Other Agreements (Continued)
--------------------------------------------

      The following table presents revenues by country based on the location of the customer:

                             Three Months Ended         Nine Months Ended
                                  March 31,                  March 31,
                             2004          2003          2004          2003
                          -----------   -----------   -----------   -----------
        United States     $ 9,535,025   $ 8,601,371   $31,316,707   $29,459,019
        Germany             3,514,356        -          5,238,352        -
        China               1,354,012     2,537,182     3,268,058     9,111,729
        Japan                 927,476       427,483     1,818,530     4,493,076
        Hong Kong             360,879       712,346     1,169,029       712,346
        Australia             308,400        -            727,548        -
        United Kingdom        134,498        -            514,811        -
        Kenya                  97,446        -            208,349        -
        Canada                 92,045        -            280,690        -
        Taiwan                  1,808        -            123,992        -
        Mexico                 -          1,767,488        -          4,128,850
        Luxembourg           (199,474)       -            897,253        -
        Other                 418,706      (450,659)      860,835        22,627
                          -----------   -----------   -----------   -----------
                          $16,545,177   $13,595,211   $46,424,154   $47,927,647
                          ===========   ===========   ===========   ===========

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE I - Other Comprehensive Income (Loss)
------------------------------------------

      The Company's total comprehensive loss was as follows:

                                             Three Months Ended            Nine Months Ended
                                                  March 31,                     March 31,
                                             2004           2003           2004           2003
                                         ------------   ------------   ------------   ------------
Net Loss                                 $(12,265,520)  $ (9,075,629)  $(39,963,528)  $(18,291,485)

OTHER COMPREHENSIVE
  INCOME (LOSS) (net of taxes):
    Unrealized holding gains
      arising during period                    -             694,872         -           1,448,255
    Less: reclassification adjustments
      for gains realized in net income         -              26,268        431,153            648
                                         ------------   ------------   ------------   ------------
Net unrealized gains (losses)                  -             668,604       (431,153)     1,447,607
Foreign currency translation
  adjustments                                  14,943         -              88,948         -
                                         ------------   ------------   ------------   ------------
COMPREHENSIVE LOSS                       $(12,250,577)  $ (8,407,025)  $(40,305,733)  $(16,843,878)
                                         ============   ============   ============   =============

NOTE J - Stock Options
----------------------

      Had compensation costs for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, the Company's net loss and net loss per share for the three and nine months ended March 31, 2004 and 2003 would have increased as follows:

                                          Three Months Ended           Nine Months Ended
                                              March 31,                     March 31,
                                         2004           2003           2004           2003
                                     ------------   ------------   ------------   ------------
 Net Loss, as reported               $(12,265,520)  $ (9,075,629)  $(39,963,528)  $(18,291,485)

 Add:
 Total stock-based compensation
   expense determined under fair
   value based method, net of tax       1,028,081      1,454,253      3,036,748      2,845,769
                                     ------------   ------------   ------------   ------------
 Pro-forma net loss                  $(13,293,601)  $(10,529,882)  $(43,000,276)  $(21,137,254)
                                     ============   ============   ============   ============
 Loss per share:
    Basic and Diluted - as reported  $       (.49)  $       (.41)  $      (1.70)  $       (.84)
    Basic and Diluted - pro forma    $       (.53)  $       (.48)  $      (1.83)  $       (.97)


               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE K - Basic and Diluted Net Loss Per Share
---------------------------------------------

      Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. ECD uses the treasury stock method to calculate diluted earnings per share. Potential dilution exists from stock options and warrants. Weighted average number of shares outstanding and basic and diluted earnings per share for the three months and nine months ended March 31 are computed as follows:

                                      Three Months Ended           Nine Months Ended
                                           March 31,                   March 31,
                                      2004          2003           2004          2003
                                  ------------  ------------   ------------  ------------
Weighted average number of
 shares outstanding                25,122,487    21,901,776     23,505,848    21,899,875

Net loss before cumulative
 effect of change in
 accounting principle            $(12,265,520)  $(9,075,629)  $(39,963,528) $(20,507,045)

Cumulative effect of change
  in accounting principle             -              -              -          2,215,560
                                 ------------   -----------  -------------  ------------

Net loss                         $(12,265,520)  $(9,075,629)  $(39,963,528) $(18,291,485)
                                 ============   ===========   ============  ============
BASIC AND DILUTED NET LOSS
 PER SHARE BEFORE
 CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE                      $        (.49)   $     (.41)  $      (1.70) $       (.94)
                                =============    ==========   ============  ============
BASIC AND DILUTED NET LOSS
 PER SHARE                      $        (.49)   $     (.41)  $      (1.70) $       (.84)
                                =============    ==========   ============  ============


      The per-share amount related to the cumulative effect of change in accounting principle was $.10 (benefit) for both the basic net loss per share and the diluted net loss per share for the nine months ended March 31, 2003.

      Due to the Company's net losses, total weighted average shares of potential dilutive securities of 21,701 and 5,491 for the three months ended March 31, 2004 and 2003, respectively, and 69,886 and 18,679 for the nine months ended March 31, 2004 and 2003, respectively, were excluded from the calculations of diluted net loss per share as inclusion of these securities would have been antidilutive to the net loss per share.

               ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE L - Business Segments
--------------------------

      The Company has three business segments: its subsidiaries, Ovonic Battery and United Solar Ovonic, and the parent company, ECD. Ovonic Battery is involved in developing and commercializing battery technology. United Solar Ovonic is involved in manufacturing and selling photovoltaic products. ECD is involved in microelectronics, fuel cells, hydrogen storage and photovoltaics technologies and machine building. Some general corporate expenses have been allocated to Ovonic Battery.

      The Company's operations by business segment were as follows:

                       Financial Data by Business Segment
                       ----------------------------------
                                 (in thousands)

                                                         United
                                             Ovonic      Solar      Consolidating
                                   ECD       Battery     Ovonic        Entries     Consolidated
                                ---------   ---------   ---------  -------------  --------------
Revenues
   Three months ended
      March 31, 2004            $  3,779    $  3,576    $  9,232    $     (42)      $ 16,545
      March 31, 2003               4,519       7,361       2,139         (423)        13,596

   Nine months ended
      March 31, 2004            $ 11,332    $ 11,582    $ 25,090    $  (1,580)      $ 46,424
      March 31, 2003              18,335      22,496       8,827       (1,730)        47,928

Interest Income
   Three months ended
      March 31, 2004            $  1,108    $   -       $      8    $  (1,054)      $     62
      March 31, 2003                 946        -             13         -               959

   Nine months ended
      March 31, 2004            $  2,617    $   -       $     15    $  (1,997)      $    635
      March 31, 2003               2,991        -             58         -             3,049

Interest Expense*
   Three months ended
      March 31, 2004            $   -       $   -       $    457    $    (379)      $     78
      March 31, 2003                -             18          62         -                80

   Nine months ended
      March 31, 2004            $    373    $   -       $  2,538    $  (1,997)      $    914
      March 31, 2003                  -           71         259         -               330

-----------------------

* Excludes intercompany interest between ECD and Ovonic Battery.

                     ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                       Notes to Consolidated Financial Statements

NOTE L - Business Segments (Continued)
--------------------------------------

                                                         United
                                             Ovonic      Solar      Consolidating
                                   ECD       Battery     Ovonic        Entries     Consolidated
                                ---------   ---------   ---------  -------------  --------------
Operating Loss
   Three months ended
      March 31, 2004            $ (5,617)   $ (3,468)   $ (2,832)   $    (163)      $(12,080)
      March 31, 2003              (6,301)     (1,180)     (1,866)        -            (9,347)

   Nine months ended
      March 31, 2004            $(18,077)   $(13,146)   $ (8,357)   $    -          $(39,580)
      March 31, 2003             (14,020)     (4,170)     (1,581)        -           (19,771)

Equity in Net Income (Loss) of
 Investees Under Equity Method
   Three months ended
      March 31, 2004            $    (96)   $   -       $   -       $    -          $    (96)
      March 31, 2003                 (54)       -         (1,597)         157         (1,494)

   Nine months ended
      March 31, 2004            $   (644)   $   -       $    (37)   $      37       $   (644)
      March 31, 2003                (696)       -         (5,001)         469         (5,228)

Depreciation Expense
   Nine months ended
      March 31, 2004            $  1,629    $    534    $  3,936    $    -          $  6,099
      March 31, 2003               1,308         865          80         -             2,253

Capital Expenditures
   Nine months ended
      March 31, 2004            $  1,727    $    408    $    697    $    -          $  2,832
      March 31, 2003               6,564         844          48         -             7,456

Investments and Advances
 in Equity Method Investees
      March 31, 2004            $  -        $   -       $   -       $    -          $   -
      March 31, 2003               5,590        -         25,332         -            30,922

Identifiable Assets
      March 31, 2004            $137,561    $  6,913    $109,362    $(131,754)      $122,082
      March 31, 2003             155,030       9,138      19,649      (13,345)       170,472


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Energy Conversion Devices, Inc.
Rochester Hills, Michigan

We have audited the accompanying consolidated balance sheets of Energy Conversion Devices, Inc. and subsidiaries (the "Company") as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2003. Our audits also included the financial statement schedule listed in the Index at Item 16. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note A to the consolidated financial statements, effective July 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company's working capital and recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

October 21, 2003

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                                     ASSETS
                                     ------
                                                             June 30,
                                                    ---------------------------
                                                        2003           2002
                                                    ------------   ------------
CURRENT ASSETS (NOTE A)
  Cash, including cash equivalents of $6,193,000
    at June 30, 2003, ($2,000,000 of which is
    restricted) and $42,210,000 at June 30,
    2002 (NOTE C)                                   $  8,567,261   $ 42,221,015
  Short-term investments (including restricted
    investments of $5,000,000 at June 30, 2003
    and $25,000,000 at June 30, 2002) (NOTE C)        26,801,506     71,997,154
  Accounts receivable (net of allowance for
    uncollectible accounts of approximately
    $265,000 at June 30, 2003 and $563,000
    at June 30, 2002)                                 10,520,719      7,268,447
  Accounts receivable due from related parties         6,977,280      9,935,880
  Note receivable due from related party                  -           1,594,275
  Note receivable (NOTE F)                            11,629,489         -
  Inventories                                         12,448,172      1,163,273
  Other                                                1,017,659        387,901
                                                    ------------   ------------
        TOTAL CURRENT ASSETS                          77,962,086    134,567,945

PROPERTY, PLANT AND EQUIPMENT (NOTES A and F)
  Land and land improvements                             267,000        267,000
  Buildings and improvements                          13,982,830      3,456,088
  Machinery and other equipment (including
    construction in progress of approximately
    $163,000 at June 30, 2003 and $694,000
    at June 30, 2002)                                 75,587,068     26,713,253
  Capitalized lease equipment                         10,000,000      3,053,295
                                                    ------------   ------------
                                                      99,836,898     33,489,636
  Less accumulated depreciation and amortization     (29,137,648)   (22,551,768)
                                                    ------------   ------------
        TOTAL PROPERTY, PLANT AND EQUIPMENT           70,699,250     10,937,868

Investment in Rare Earth Ovonic-China (NOTE A)         1,710,000      1,710,000
Long-Term Note Receivable - Related Party
  (NOTE A)                                                -          10,921,232
INVESTMENT IN AND ADVANCES TO JOINT
  VENTURES (NOTE E)
    Texaco Ovonic Battery Systems                         -              -
    Texaco Ovonic Hydrogen Systems                        -              -
    Ovonyx                                               594,220         -
    ITS Innovative Transportation Systems                 -           3,285,757
    Ovonic Media                                          -              -
    United Solar Ovonic LLC                               -          27,269,793
OTHER ASSETS                                           2,729,094      3,425,999
                                                    ------------   ------------
        TOTAL ASSETS                                $153,694,650   $192,118,594
                                                    ============   ============

See notes to consolidated financial statements.

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                     June 30,
                                                            ---------------------------
                                                                2003           2002
                                                            ------------   ------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses                     $ 18,608,052   $ 18,249,591
  Accounts payable and accrued expenses - related parties         -              34,218
  Salaries, wages and amounts withheld from employees          4,574,357      2,908,213
  Deferred revenues under business agreements (NOTE A)         5,089,597        640,019
  Deferred revenues - related parties (NOTE A)                    36,972      6,677,846
  Current installments on long-term liabilities (NOTE F)      11,858,378      5,261,747
                                                            ------------   ------------
      TOTAL CURRENT LIABILITIES                               40,167,356     33,771,634

LONG-TERM LIABILITIES (NOTE F)                                10,187,127      3,507,537

LONG-TERM NOTES PAYABLE (NOTE F)                                  -          10,921,232

NONREFUNDABLE ADVANCE ROYALTIES (NOTE D)                       3,507,995      3,627,931
                                                            ------------   ------------
      TOTAL LIABILITIES                                       53,862,478     51,828,334

NEGATIVE GOODWILL (NOTE A)                                        -           2,215,560

MINORITY INTEREST (NOTE E)                                        -           2,819,740

STOCKHOLDERS' EQUITY
  Capital Stock (NOTES G and H)
    Class A Convertible Common Stock,
      par value $0.01 per share:
        Authorized - 500,000 shares
        Issued & outstanding - 219,913 shares                      2,199          2,199
    Class B Convertible Common Stock,
      par value $0.01 per share
        Authorized, Issued and Outstanding - 430,000 shares        4,300          4,300

    Common Stock, par value $0.01 per share:
        Authorized - 30,000,000 shares
        Issued & Outstanding - 21,252,207 shares at
          June 30, 2003 and 21,248,973 shares at
          June 30, 2002                                          212,522        212,490
  Additional paid-in capital                                 384,987,156    384,952,113
  Accumulated deficit                                       (284,392,111)  (248,193,952)
  Accumulated other comprehensive income                         546,646        487,950
  Unearned Compensation on Class B Convertible
    Common Stock                                              (1,528,540)    (2,210,140)
                                                            ------------   ------------
      TOTAL STOCKHOLDERS' EQUITY                              99,832,172    135,254,960
                                                            ------------   ------------
      TOTAL LIABILITIES & STOCKHOLDERS' EQUITY              $153,694,650   $192,118,594
                                                            ============   ============

 See notes to consolidated financial statements.

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF OPERATIONS
                       -------------------------------------

                                                               Year Ended June 30,
                                                    ------------------------------------------
                                                        2003           2002           2001
                                                    ------------   ------------   ------------
REVENUES (NOTES A and B)
  Product sales                                     $ 15,942,438   $ 26,252,235   $ 13,925,029
  Product sales to related parties                     6,473,352     10,381,932     10,314,941
                                                    ------------   ------------   ------------
      Total product sales                             22,415,790     36,634,167     24,239,970
  Royalties                                            1,810,762      1,980,746      2,898,956
  Royalties - related party                               32,885         20,168         -
                                                    ------------   ------------   ------------
      Total royalties                                  1,843,647      2,000,914      2,898,956
  Revenues from product development agreements         6,382,432      6,776,976      7,421,512
  Revenues from product development agreements
    with related parties                              30,952,816     45,908,741     30,160,626
                                                    ------------   ------------   ------------
      Total revenues from product development
        agreements                                    37,335,248     52,685,717     37,582,138
  Revenues from license and other agreements           3,444,114         25,000      5,300,000
  Other revenues                                         (79,312)       136,577        265,015
  Other revenues from related parties                    219,373        227,910      1,118,414
                                                    ------------   ------------   ------------
   Total other revenues                                  140,061        364,487      1,383,429
                                                    ------------   ------------   ------------
          TOTAL REVENUES                              65,178,860     91,710,285     71,404,493

EXPENSES (NOTE A)
  Cost of product sales                               25,938,925     37,165,211     23,376,373
  Cost of revenues from product development
    agreements                                        37,001,106     51,703,118     36,552,685
  Product development and research                    19,798,126     12,775,128      9,354,940
  Patent defense (net)                                 5,429,042      2,749,176      1,913,212
  Patents                                              2,189,290      2,183,166      1,853,129
  Operating, general and administrative (net)          8,098,941      7,367,813      8,421,047
                                                    ------------   ------------   ------------
          TOTAL EXPENSES                              98,455,430    113,943,612     81,471,386
                                                    ------------   ------------   ------------
LOSS FROM OPERATIONS                                 (33,276,570)   (22,233,327)   (10,066,893)

OTHER INCOME (EXPENSE):
  Interest income                                      3,561,326      4,727,246      5,864,202
  Interest expense                                      (881,284)      (910,134)      (800,911)
  Equity in losses and writedown of joint ventures   (11,794,552)    (3,658,480)    (1,996,689)
  Minority interest share of losses                    2,079,845      1,536,236      1,069,518
  Loss on write-off of investment in EV Global
   (NOTE A)                                               -          (1,000,000)        -
  Other nonoperating income                            1,897,516        650,425        808,935
                                                    ------------   ------------   ------------
          TOTAL OTHER INCOME (EXPENSE)                (5,137,149)     1,345,293      4,945,055
                                                    ------------   ------------   ------------
NET LOSS BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE                     (38,413,719)   (20,888,034)    (5,121,838)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE (NOTE A)                                   2,215,560         -              -
                                                    ------------   ------------   ------------
NET LOSS                                            $(36,198,159)  $(20,888,034)  $ (5,121,838)
                                                    ============   ============   ============
BASIC NET LOSS PER SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  (NOTE I)                                          $      (1.75)  $       (.96)  $       (.26)
BASIC NET INCOME PER SHARE FOR CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  (NOTE I)                                                   .10         -              -
                                                    ------------   ------------   ------------
BASIC NET LOSS PER SHARE (NOTE I)                   $      (1.65)  $       (.96)  $       (.26)
                                                    ============   ============   ============
DILUTED NET LOSS PER SHARE BEFORE
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE (NOTE I)                     $      (1.75)  $       (.96)  $       (.26)
DILUTED NET INCOME PER SHARE FOR
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE (NOTE I)                              .10         -             -
                                                    ------------   ------------   ------------
DILUTED NET LOSS PER SHARE (NOTE I)                 $      (1.65)  $       (.96)  $       (.26)
                                                    ============   ============   ============

See notes to consolidated financial statements.

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTES G and H)
              ---------------------------------------------------------------

                               Three years ended June 30, 2003


                          Class A and
                          Class B                                                                        Unearned
                          Convertible                                                                    Compen-
                          Common Stock     Common Stock                                                  sation on
                          ---------------  -------------------               Accumulated                 Class B
                          Number           Number               Additional   Other                       Convertible   Total
                          of               of                   Paid-In      Comprehen-   Accumulated    Common        Stockholders'
                          Shares  Amount   Shares     Amount    Capital      sive Income  Deficit        Stock         Equity
                          ------- -------  ---------- --------  ------------ -----------  -------------  ------------  -------------
Balance at July 1, 2000   649,913 $ 6,499  18,098,646 $180,986  $324,293,312  $ 50,783    $(222,184,080) $(3,570,940)  $ 98,776,560

Net loss for year ended
 June 30, 2001                                                                               (5,121,838)                 (5,121,838)

Unrealized gain on
 investments (net of
 reclassification
 adjustment)                                                                   830,559                                      830,559
                                                                                                                           --------
Comprehensive loss                                                                                                       (4,291,279)

Earned compensation
 on Class B stock                                                                                            680,400        680,400

Issuance of stock to
 directors and
 consultants                                    2,000       20        40,636                                                 40,656

Common stock issued in
 connection with exercise
 of stock options and
 warrants                                     766,905    7,669     9,970,428                                              9,978,097

Stock options issued to
 non-employees                                                       111,671                                                111,671

Common stock sold to
  ChevronTexaco                               185,475    1,855     5,442,751                                              5,444,606
                          ------- -------  ---------- --------  ------------  --------    -------------  -----------   ------------
Balance at June 30, 2001  649,913 $ 6,499  19,053,026 $190,530  $339,858,798  $881,342    $(227,305,918) $(2,890,540)  $110,740,711
                          ======= =======  ========== ========  ============  ========    =============  ===========   ============


   See notes to consolidated financial statements.

                                 (Continued on next page)

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTES G and H)
              ---------------------------------------------------------------

                               Three years ended June 30, 2003

                                   (CONTINUED)

                          Class A and
                          Class B                                                                        Unearned
                          Convertible                                                                    Compen-
                          Common Stock     Common Stock                                                  sation on
                          ---------------  -------------------               Accumulated                 Class B
                          Number           Number               Additional   Other                       Convertible   Total
                          of               of                   Paid-In      Comprehen-   Accumulated    Common        Stockholders'
                          Shares  Amount   Shares     Amount    Capital      sive Income  Deficit        Stock         Equity
                          ------- -------  ---------- --------  ------------ -----------  -------------  ------------  -------------
Balance at July 1, 2001   649,913 $ 6,499  19,053,026 $190,530  $339,858,798  $881,342    $(227,305,918) $(2,890,540)  $110,740,711

Net loss for year ended
 June 30, 2002                                                                              (20,888,034)                (20,888,034)

Unrealized loss on
 investments (net of
 reclassification
 adjustment)                                                                  (393,392)                                    (393,392)
                                                                                                                       -------------
Comprehensive loss                                                                                                      (21,281,426)

Earned compensation on
   Class B stock                                                                                             680,400        680,400

Issuance of stock to
 directors and
 consultants                                    1,310       13        25,034                                                 25,047

Common stock issued in
 connection with exercise
 of stock options
 and warrants                               1,746,279   17,463    35,727,718                                             35,745,181

Expense options granted
 below market                                                        197,838                                                197,838

Stock options issued to
 non-employees                                                       253,579                                                253,579

Common stock sold to
 ChevronTexaco                                448,358    4,484     8,889,146                                              8,893,630
                          ------- -------  ---------- --------  ------------  --------    -------------  -----------   ------------
Balance at June 30, 2002  649,913 $ 6,499  21,248,973 $212,490  $384,952,113  $487,950    $(248,193,952) $(2,210,140)  $135,254,960
                          ======= =======  ========== ========  ============  ========    =============  ===========   ============

See notes to consolidated financial statements.

                                 (Continued on next page)

                      ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTES G and H)
              ---------------------------------------------------------------

                               Three years ended June 30, 2003

                                   (CONTINUED)

                          Class A and
                          Class B                                                                        Unearned
                          Convertible                                                                    Compen-
                          Common Stock     Common Stock                                                  sation on
                          ---------------  -------------------               Accumulated                 Class B
                          Number           Number               Additional   Other                       Convertible   Total
                          of               of                   Paid-In      Comprehen-   Accumulated    Common        Stockholders'
                          Shares  Amount   Shares     Amount    Capital      sive Income  Deficit        Stock         Equity
                          ------- -------  ---------- --------  ------------ -----------  -------------  ------------  -------------
Balance at July 1, 2002   649,913 $ 6,499  21,248,973 $212,490  $384,952,113  $487,950    $(248,193,952) $(2,210,140)  $135,254,960

Net loss for year ended
 June 30, 2003                                                                              (36,198,159)                (36,198,159)

 Unrealized loss on
  investments (net of
  reclassification
  adjustment)                                                                  (56,797)                                     (56,797)

Foreign currency
 translation gains                                                             115,493                                      115,493
                                                                                                                         ----------
Comprehensive loss                                                                                                      (36,139,463)

Earned compensation
 on Class B stock                                                                                            681,600        681,600

Issuance of stock to
 directors and
 consultants                                    2,844       28        29,976                                                 30,004

Common stock issued in
 connection with
 convertible investment
 certificates                                     390        4            (4)                                                     -

Stock options issued
 to non-employees                                                      5,071                                                  5,071
                          ------- -------  ---------- --------  ------------  --------    -------------  -----------   ------------
Balance at June 30, 2003  649,913 $ 6,499  21,252,207 $212,522  $384,987,156  $546,646    $(284,392,111) $(1,528,540)  $ 99,832,172
                          ======= =======  ========== ========  ============  ========    =============  ===========   ============

See notes to consolidated financial statements.

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      ------------------------------------

                                                                             Year Ended June 30,
                                                                 --------------------------------------------
                                                                     2003            2002            2001
                                                                 ------------    ------------    ------------
OPERATING ACTIVITIES:
  Net loss                                                       $(36,198,159)   $(20,888,034)   $ (5,121,838)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                 3,955,641       2,273,010       2,301,798
      Amortization of premium/discount on investments                 660,316         362,172          -
      Equity in losses and writedown of joint ventures             11,794,552       3,658,480       1,996,689
      License Agreement (exchange for debt and related interest)   (3,269,114)         -               -
      Profit deferred on sales to United Solar Ovonic LLC              -           (1,774,172)      1,564,777
      Creditable royalties                                           (119,936)       (213,057)       (120,179)
      Stock and stock options issued for services rendered            716,675       1,156,864         832,727
      Gain on sales of investments                                 (1,427,241)       (335,757)       (450,870)
      (Gain)/loss on sale of equipment                                 40,257         (16,245)         61,228
      Amortization of deferred gain                                    -             (139,164)       (390,744)
      Amortization of negative goodwill                                -             (466,433)       (466,433)
      Minority interest                                            (2,079,845)     (1,536,236)     (1,069,518)
      Cumulative effect of change in accounting principle          (2,215,560)         -               -
      Loss on write-off of investment in EV Global                     -            1,000,000          -
  Changes in working capital:
      Accounts receivable                                           1,744,131      11,540,647     (11,636,928)
      Accounts and note receivable due from related parties         2,958,600        (516,672)     (7,110,278)
      Inventories                                                  (1,207,889)        170,269        (339,465)
      Other assets                                                  1,334,471      (1,528,048)       (682,675)
      Accounts payable and accrued expenses                         2,770,204         974,592      12,647,873
      Accounts payable and accrued expenses - related parties         (34,218)         23,685          (7,013)
      Deferred revenues under business agreements                   4,509,489         278,125          61,399
      Deferred revenues - related parties                          (6,640,874)      4,331,792      (4,030,590)
      Deferred tax assets and other                                  (173,012)        864,999        (864,999)
                                                                 ------------    ------------    ------------
NET CASH USED IN OPERATIONS                                       (22,881,512)       (779,183)    (12,825,039)
                                                                 ------------    ------------    ------------
INVESTING ACTIVITIES:
      Purchases of capital equipment                               (5,134,579)     (7,666,791)     (2,240,193)
      Acquisition of United Solar Ovonic (net of cash acquired)    (3,773,365)         -               -
      Investment in and advances to United Solar Ovonic LLC        (2,984,370)         -           (4,523,841)
      Investment in Bekaert ECD Europe                                 -               -              (43,750)
      Investment in and advances to ITS                            (2,000,000)         -           (2,409,000)
      Investment in Rare Earth Ovonic                                  -           (1,710,000)         -
      Investment in Ovonyx                                         (1,000,000)         -               -
      Purchase of investments                                     (30,907,063)    (79,490,214)    (49,067,511)
      Sales of investments                                         76,812,839      55,981,916      46,163,777
      Proceeds from sale of capital equipment                          24,251          35,876              50
                                                                 ------------    ------------    ------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                31,037,713     (32,849,213)    (12,120,468)
                                                                 ------------    ------------    ------------
FINANCING ACTIVITIES:
      Principal payments under short-term and long-term
        debt obligations and capitalized lease obligations        (41,764,836)     (1,844,799)     (2,013,814)
      Proceeds from sale of stock, including treasury
        stock, to ChevronTexaco                                        -            8,893,630       5,444,606
      Proceeds from sale of stock upon exercise of stock
        options and warrants                                           -           35,745,181       9,978,097
                                                                 ------------    ------------    ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES               (41,764,836)     42,794,012      13,408,889
                                                                 ------------    ------------    ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS          (45,119)         -               -
                                                                 -------------   ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (33,653,754)      9,165,616     (11,536,618)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   42,221,015      33,055,399      44,592,017
                                                                 ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                       $  8,567,261    $ 42,221,015    $ 33,055,399
                                                                 ============    ============    ============

See notes to consolidated financial statements.

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                     Year Ended June 30,
                                            ------------------------------------
                                               2003         2002         2001
                                            ----------   ----------   ----------
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:

Cash paid for interest                      $  881,284   $  910,134   $ 800,911

    Short-term and long-term note
      receivable - United Solar Ovonic LLC       -          665,122     624,615

    Short-term and long-term note
      payable - Canon                            -         (665,122)   (624,615)

    Debt principal and interest exchanged
      for license with Canon                 3,269,114       -            -

    Transfer investment in United Solar
      Ovonic LLC to note receivable              -       (4,523,841)      -

    Record note receivable - Bekaert ECD
      Solar Systems                              -        4,523,841       -









See notes to consolidated financial statements.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies
---------------------------------------

Basis of Presentation
---------------------

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has recurring losses from operations and needs additional working capital which raises substantial doubt about its ability to continue as a going concern.

      The recent purchases of our former partners' interests in the photovoltaic and fuel cell ventures have both near-term and long-term impacts on the Company's capital resources. While the Company was able to purchase the interests in the photovoltaic and fuel cell ventures for only $ 6,000,000 and $1 respectively, it is now funding 100% of the cash requirements for (i) United Solar Ovonic (after May 14, 2003) and (ii) Ovonic Fuel Cell (after December 31,
2002) as well as (iii) Ovonic Media (after January 3, 2003). Also in connection with the purchase of Bekaert's United Solar Ovonic interests, we provided approximately $40 million to United Solar Ovonic to terminate the sale and leaseback agreements related to the 30MW and 5MW photovoltaic production equipment and to extinguish related guarantees provided by Bekaert.

      Agreements with ChevronTexaco, Bekaert, Ovonyx and General Electric have funded much of the Company's product development activities. However, additional sources of cash are required to sustain the Company's operations. The Company expects to continue to use significant cash to fund its operations in the coming year and is engaged in a number of activities to raise capital, grow revenues and reduce costs. As of September 30, 2003, the Company had consolidated cash, cash equivalents and short-term investments of $16,418,000 ($3,827,000 of which was restricted), which is sufficient to sustain operations through December 31, 2003.

      These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern in the absence of sufficient additional funds and the achievement of profitable operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

      The Company is presently in negotiations and discussions with third parties to refinance the 30MW equipment. The Company obtained an independent appraisal of the 30MW equipment that valued it higher than the $67 million equipment cost. The Company is also engaged in a number of other negotiations and discussions to fund its operations, including raising additional capital through equity and debt financings, forming new strategic alliances to fund and grow its photovoltaic, fuel cell and other businesses. In addition the Company is engaged in negotiations with government agencies for contracts to fund its development activities.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      Management believes that funds generated from operations, equity and debt financing, new government contracts and the cost-containment initiatives described below, together with existing cash and cash equivalents, will be adequate to support the Company's operations for the coming year. However the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs. The report of the Independent Registered Public Accounting Firm states that "the Company's recurring losses from operations and need for additional working capital raise substantial doubt about its ability to continue as a going concern."

      On July 31, 2003, the Company announced a series of initiatives aimed at aggressively continuing to grow revenue through increased photovoltaic production and sales, continued expansion of NiMH battery manufacturing capability and expected growth in solid hydrogen storage systems while significantly reducing operating costs. Workforce reallocation and reductions of up to 20% are being implemented to meet the Company's aggressive cost reduction targets, and business units have begun to reduce discretionary spending and other costs associated with the Company's operations. A salary freeze has been implemented and the Company's executive management team has voluntarily taken 10% salary reductions. Additional cost-reduction initiatives will include attrition, reduced purchased services and contract employees, and lower capital expenditures. The cost containment initiatives should be fully implemented by January 1, 2004. In aggregate, they are expected to reduce spending by approximately $20,000,000 annually.

Nature of Business
------------------

      Energy Conversion Devices, Inc. (ECD) has established a multidisciplinary business, scientific, technical and manufacturing organization to commercialize products based on its technologies. Its activities range from product development to manufacturing and selling products, as well as designing and building production machinery with an emphasis on alternative energy and advanced information technologies.

Financial Statement Presentation, Principles of Consolidation and
-----------------------------------------------------------------
Equity Accounting
-----------------

      The consolidated financial statements include the accounts of ECD and its 100%-owned subsidiaries United Solar Ovonic Corp. (previously called United Solar Systems Corp. and 81% owned prior to May 14, 2003) and United Solar Ovonic LLC (previously called Bekaert ECD Solar Systems LLC and 40% owned by United Solar Ovonic Corp. prior to May 14, 2003) (jointly referred to as United Solar Ovonic), a business formed to develop and commercialize the Company's continuous web, multilayer, large-area thin-film amorphous silicon photovoltaic technology (see Note E), and its approximately 91%-owned subsidiary Ovonic Battery Company, Inc. (Ovonic Battery), a company formed to develop and commercialize ECD's Ovonic(R) nickel metal hydride (NiMH) battery technology (collectively the "Company"). The remaining shares of Ovonic Battery are owned by Honda Motor Company, Ltd., Sanoh Industrial Company, Ltd. and Sanyo Electric Co., Ltd. No

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------


minority interest related to Ovonic Battery is recorded in the consolidated financial statements because there is no additional funding requirement by the minority shareholders.

      The Company has a number of strategic alliances and has five major investments accounted for using the equity method: (i) Texaco Ovonic Battery Systems LLC, a joint venture between Ovonic Battery and ChevronTexaco Corporation, each having 50% interest in the joint venture, to manufacture and sell the Company's proprietary NiMH batteries for transportation and stationary applications; (ii) Texaco Ovonic Hydrogen Systems LLC, a joint venture between ECD and ChevronTexaco, each having 50% interest in the joint venture, to further develop and commercialize Ovonic(TM) solid hydrogen storage technology; (iii) Ovonyx, Inc., a 41.7%-owned joint venture with Mr. Tyler Lowrey, Intel Capital and other investors, to further develop and commercialize ECD's Ovonic Unified Memory(TM) (OUM(TM)) technology; (iv) Ovonic Media, LLC, a joint venture owned 51% by General Electric (GE) through its GE Plastics business unit and 49% by ECD, formed to design, develop, demonstrate and commercialize our proprietary continuous web roll-to-roll technology for ultra-high-speed manufacture of optical media products; and (v) ITS Innovative Transportation Systems A.G.
(ITS), a German company beneficially owned 30% by ECD formed to manufacture battery-powered electric vehicles. In addition, prior to May 14, 2003, the Company accounted for United Solar Ovonic LLC, owned 40% by United Solar Ovonic Corp. (now 100% owned by the Company) by the equity method of accounting. Also, ECD has two 50%-owned joint ventures in Russia, Sovlux Co., Ltd. (Sovlux) and Sovlux Battery Closed-Stock Company (Sovlux Battery). See Note E for discussion of all of the Company's ventures.

      For the period July 1, 2002 through May 14, 2003, ECD owned 81% of United Solar Ovonic Corp. (formerly United Solar Systems Corp.) and consolidated that entity with a 19% minority interest recognized, and accounted for United Solar Ovonic Corp.'s 40% interest in United Solar Ovonic LLC on the equity basis. Effective May 15, 2003, with the purchase by the Company from Bekaert Corporation of the remaining interests in United Solar Ovonic Corp. and United Solar Ovonic LLC, the Company owns 100% of each of the entities and has consolidated the entities in their entirety for the period from May 15, 2003 through June 30, 2003. (See Note C - Acquisitions.)

      The Company's investments in Texaco Ovonic Battery Systems, Texaco Ovonic Hydrogen Systems and Ovonic Media are recorded at zero. The Company will continue to carry its investment in each of these joint ventures at zero until the venture becomes profitable (based upon the venture's history of sustainable profits), at which time the Company will start to recognize over a period of years its share, if any, of the then equity of each of the ventures, and will recognize its share of each venture's profits or losses on the equity method of accounting. To the extent that the Company has made cash or other contributions, it recognizes its proportionate share of any losses until the investment reaches zero.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      Intellectual property, including patents resulting from the Company's investments in its technologies, is valued at zero in the balance sheet. Intellectual property provides the foundation for the creation of the important strategic alliances whereby the Company provides intellectual property and patents and joint venture partners provide cash.

      In October 2002, ECD, through a newly formed company, Ovonic Cognitive Computer, Inc., which is owned 95% by ECD and 5% by Ovonyx, made a capital contribution of $1,000,000 in Ovonyx in exchange for technology previously contributed by ECD to Ovonyx. ECD also received an exclusive, royalty-bearing license, subject to existing agreements, for the use of all OUM(TM) and Ovonic Threshold Switch and other Ovonyx technology for use in the field of cognitive computers. ECD has recorded its $1,000,000 investment in Ovonyx and accounts for this investment on the equity method and will recognize its proportionate share of Ovonyx losses to the extent of its $1,000,000 investment. In the year ended June 30, 2003, ECD recorded an equity loss of $406,000.

      While the Company believes, based upon the opinion of legal counsel, that it has no obligation to fund any losses that its joint ventures incur beyond the Company's investment, the Company has decided to fund certain of its joint ventures (see Note E).

      Upon consolidation, all intercompany accounts and transactions are eliminated. Any profits on intercompany transactions are eliminated to the extent of the Company's ownership percentage.

Use of Estimates
----------------

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

Reclassifications
-----------------

      Certain prior year amounts have been reclassified to conform with 2003 presentation.

Recently Issued Accounting Pronouncements
-----------------------------------------

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The Company adopted these statements on July 1, 2002 and recognized the unamortized negative goodwill of approximately $2,216,000. This is a favorable adjustment to the Company and is the cumulative effect of a change in accounting principle in the Company's statements of operations.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      The following is the effect on the years ended June 30, 2003, 2002 and 2001 of this change in accounting principle:

                                                          Year Ended June 30,
                                               ------------------------------------------
                                                   2003           2002           2001
                                               ------------   ------------   ------------
Net Loss                                       $(36,198,159)  $(20,888,034)  $ (5,121,838)
  Deduct:-
    Amortization of negative goodwill                -            (466,433)      (466,433)
    Cumulative effect of change in
      accounting principle                       (2,215,560)        -              -
                                               ------------   ------------   ------------
Adjusted Net Loss before cumulative
  effect of change in accounting
  principle                                    $(38,413,719)  $(21,354,467)  $ (5,588,271)
                                               ============   ============   ============
Basic Net Loss Per Share                       $      (1.75)  $       (.96)  $       (.26)
    Amortization of negative goodwill                -                (.02)          (.02)
    Cumulative effect of change in
      accounting principle                              .10         -              -
                                               ------------   ------------   ------------
Adjusted Basic Net Loss Per Share
  before cumulative effect of change
  in accounting principle                      $      (1.65)  $       (.98)  $       (.28)
                                               ============   ============   ============

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires that discontinued operations are measured at the lower of carrying value or fair value less cost to sell and that future operating losses of discontinued operations are not recognized until they occur. The Company implemented this statement on July 1, 2002. On July 1, 2002, in accordance with the provisions of SFAS 144, the Company assessed for impairment an intangible asset it had on its balance sheet since 1995. This intangible asset, which was the result of a license agreement entered into in 1995, was originally valued at $330,000 and was being amortized over 40 years. After a review of this intangible asset, including the associated cash flows represented by recent royalties from one licensee, the Company determined that this intangible asset was impaired. The Company wrote off the balance ($272,250) of this intangible asset as of July 1, 2002 and recorded this amount in operating, general and administrative expense in its consolidated statements of operations for the year ended June 30, 2003.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity's commitment to an exit plan. The Company implemented this statement on January 1, 2003. The adoption of this statement did not have a material effect on the Company's consolidated financial position or results of operations.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company currently applies Accounting Principles Board (APB) 25, "Accounting for Stock Issued to Employees," to its stock-based compensation grants to employees. Most grants are awarded at the fair market value on the grant date in accordance with the applicable plan and, as such, no compensation expense is recorded for these grants. The Company has no current plans to change to the fair value based method of accounting for these stock option grants.

      In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this requirement with the financial statements for the year ended June 30, 2003.

      Had compensation costs for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, the Company's net loss and net loss per share for years ended June 30, 2003, 2002 and 2001 would have increased as follows:

                                                 Year Ended June 30,
                                    ------------------------------------------
                                        2003           2002           2001
                                    ------------   ------------   ------------
 Net Loss, as reported              $(36,198,159)  $(20,888,034)  $(5,121,838)
 Add:
   Total stock-based compensation
   expense determined under fair
   value based method, net of tax      5,054,000     10,880,000     4,018,000
                                    ------------   ------------   ------------
 Pro-forma net loss                 $(41,252,159)  $(31,768,034)  $(9,139,838)
                                    ============   ============   ============
 Loss per share:
   Basic - as reported              $     (1.65)   $      (.96)   $      (.26)
                                    ============   ============   ============
   Basic - pro forma                $     (1.88)   $     (1.47)   $      (.47)
                                    ============   ============   ============
   Diluted - as reported            $     (1.65)   $      (.96)   $      (.26)
                                    ============   ============   ============
   Diluted - pro forma              $     (1.88)   $     (1.47)   $      (.47)
                                    ============   ============   ============

      The Company applies SFAS 123 for any stock options or awards granted to nonemployees of the Company. When the measurement date (i.e., when the options are fully vested) is reached, the amount of compensation cost is determined based upon the fair value of the options. Prior to the measurement date, the amount of compensation cost of the options is estimated at each reporting date and the expense is amortized during the period during which the options vest.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      There are two executive stock option agreements which contain antidilution provisions. Options are priced based on the lower of the sales price of the additional securities sold by the Company or the fair market value of the Common Stock as of the date of issuance (see Note H - Equity Compensation Plans Not Approved by Security Holders). When the resultant option exercise price is lower than the fair market value on the grant date, the difference is recorded as compensation expense.

Other Comprehensive Income (Loss)
---------------------------------

      The Company's total comprehensive loss was as follows:

                                                        Year Ended June 30,
                                            ------------------------------------------
                                                2003           2002           2001
                                            ------------   ------------   ------------
  Net Loss                                  $(36,198,159)  $(20,888,034)  $ (5,212,838)
  OTHER COMPREHENSIVE INCOME
    (LOSS) (net of taxes):
  Foreign currency translation adjustments       115,493         -              -
  Unrealized holding gains arising during
    period                                       219,147        476,980        839,149
  Less: reclassification adjustments for
    gains realized in net income                 275,944        870,372          8,590
                                            ------------   ------------   ------------
  Net unrealized gains (losses)                  (56,797)      (393,392)       830,559
                                            ------------   ------------   ------------
  COMPREHENSIVE LOSS                        $(36,139,463)  $(21,281,426)  $ (4,382,279)
                                            ============   ============   ============

Cash Equivalents
----------------

      Cash equivalents consist of investments in short-term, highly liquid securities having a maturity of three months or less from the date of acquisition.

Short-Term Investments
----------------------

      The Company has evaluated its investment policies consistent with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and determined that all of its investment securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in Stockholders' Equity under the caption "Accumulated Other Comprehensive Income." The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretions are included in interest income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other nonoperating income (expense). The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      Short-term investments consist of mortgage and asset-backed securities and corporate notes which matures 91 days or more from date of acquisition. At June 30, 2003 these short term investments mature in 35 days to 31 months.

Investment in Rare Earth Ovonic-China
-------------------------------------

      The Company has three joint ventures, collectively Rare Earth Ovonic, with Rare Earth High-Tech Co. Ltd. (Rare Earth High-Tech) of Baotou Steel Company of Inner Mongolia, China, for the manufacturing of its battery and other related technologies. The Company accounts for its 19% interest in each of these joint ventures using the cost method of accounting (total cash investment of $1,710,000).

Financial Instruments
---------------------

      Due to the short-term maturities of cash, cash equivalents, short-term investments, accounts receivable and accounts payable, the Company believes that the carrying value of its financial instruments is a reasonable estimate of fair value.

Foreign Currency Transaction Gains and Losses
---------------------------------------------

      Since most of the Company's contracts and transactions are denominated and settled in U.S. dollars, there are no significant foreign currency gains or losses.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

Accounts Receivable
-------------------
                                                      June 30,       June 30,
                                                        2003           2002
                                                    ------------   ------------
Long-term contracts accounted for under
   percentage-of-completion accounting
      Revenues recognized but unbilled
         Commercial customers                       $    -         $   505,857
      Amounts billed to customers
         Commercial customers                          564,598         676,462
                                                   -----------     -----------
               Sub-total                               564,598       1,182,319

Long-term contracts not accounted for under
   percentage-of-completion accounting
      Amounts earned which are billed in the
         subsequent month
         U.S. Government                               698,634         371,577
         Commercial customers                            9,060         172,210
                                                   -----------     -----------
                                                       707,694         543,787
      Amounts billed
         U.S. Government                             1,773,824       1,272,208
         Commercial customers                           -            1,575,020
                                                   -----------     -----------
                                                     1,773,824       2,847,228
                                                   -----------     -----------
               Sub-total                             2,481,518       3,391,015

Amounts unbilled for other than long-term contracts
         Commercial customers                        1,892,532       2,146,983

Amounts billed for other than long-term contracts
         U.S. Government                                -                  370
         Commercial customers                        5,847,071       1,110,760
                                                   -----------     -----------
               Sub-total                             5,847,071       1,111,130

Allowance for uncollectible accounts                  (265,000)       (563,000)
                                                   -----------     -----------
               TOTAL                               $10,520,719     $ 7,268,447
                                                   ===========     ===========

      Certain contracts with the U.S. government require a retention that is paid upon completion of audit of the Company's indirect rates. Certain contracts have been completed for more than 10 years and have not been audited. U.S. Government retentions totaling $103,947 are included in long-term other assets at June 30, 2003 and June 30, 2002. Most U.S. government contracts remain subject to audit.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

Accounts Receivable Due from Related Parties
--------------------------------------------

                                                      June 30,       June 30,
                                                        2003           2002
                                                    ------------   ------------
Amounts earned which are billed in the subsequent
  month on long-term contracts
      United Solar Ovonic LLC                       $    -         $   130,000
      Ovonic Media                                       -             364,263
      Texaco Ovonic Battery Systems                   2,072,138      2,182,575
      Ovonic Fuel Cell                                   -             788,894
      Texaco Ovonic Hydrogen Systems                  1,603,147      1,874,463
                                                    -----------    -----------
            Sub-total                                 3,675,285      5,340,195

Amounts billed
      Texaco Ovonic Battery Systems                   3,221,059      1,738,990
      Ovonic Fuel Cell                                   -             671,358
      Texaco Ovonic Hydrogen Systems                     -           1,508,948
                                                    -----------    -----------
            Sub-total                                 3,221,059      3,919,296

Other unbilled
      Ovonyx                                                412         21,248

Other billed
      ChevronTexaco Technology Ventures                   5,721        536,569
      Ovonyx                                             48,053         21,068
      Texaco Ovonic Battery Systems                      18,386         97,504
      Texaco Ovonic Hydrogen Systems                      8,364         -
                                                    -----------    -----------
            Sub-total                                    80,524        655,141
                                                    -----------    -----------
            TOTAL                                   $ 6,977,280    $ 9,935,880
                                                    ===========    ===========
Inventories
-----------

      Inventories of raw materials, work in process and finished goods for the manufacture of solar cells, metal hydride materials and battery packs are valued at the lower of cost (moving average) or market. Cost elements included in inventory are materials, direct labor and manufacturing overhead.

      Inventories for United Solar Ovonic Corp., United Solar Ovonic LLC (for June 30, 2003 only) and Ovonic Battery are as follows:

                                    June 30,       June 30,
                                      2003           2002
                                  ------------   ------------
         Finished products        $ 5,282,156    $   250,370
         Work in process            1,825,839        478,997
         Raw materials              5,340,177        433,906
                                  -----------    -----------
                                  $12,448,172    $ 1,163,273
                                  ===========    ===========

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

Property, Plant and Equipment
-----------------------------

      All properties are recorded at cost. Plant and equipment are depreciated on the straight-line method over the estimated useful lives of the individual assets. The estimated lives of the principal classes of assets are as follows:

                                                Years
                                           --------------

        Buildings and improvements            5 to 20
        Machinery and other equipment         3 to 12.5
        Capitalized leases                    3 to 15

      United Solar Ovonic LLC capitalized the total costs ($66,812,000) of the 30MW machine (equipment which, when fully optimized, is expected to annually make solar products capable of producing 30MW of electricity) and began depreciating this equipment over a 12.5-year period (its estimated useful life) beginning February 1, 2003. See Note C - Acquisitions.

      Capitalized leases are amortized over the shorter of the term of the lease or the life of the equipment, usually three to 15 years. Accumulated amortization on capitalized leases as of June 30, 2003 and June 30, 2002 was $1,444,000 and $2,443,000, respectively.

      Costs of machinery and other equipment acquired or constructed for a particular product development project, which have no alternative future use (in other product development projects or otherwise), are charged to product development and research costs as incurred.

      Expenditures for maintenance and repairs are charged to operations. Expenditures for betterments or major renewals are capitalized and are depreciated over their estimated useful lives.

Long-Term Note Receivable
-------------------------

      In connection with N.V. Bekaert S.A. and its U.S.-based subsidiary's (Bekaert) investment in United Solar Ovonic Corp. and United Solar Ovonic LLC in April 2000: (1) Bekaert was obligated to invest an additional $12,000,000 in United Solar Ovonic LLC no later than January 1, 2004, (2) United Solar Ovonic LLC was required to pay ECD $12,000,000 no later than January 1, 2004, and (3) ECD was required to pay Canon Inc. of Japan (Canon) $12,000,000 no later than January 1, 2004. These noninterest-bearing notes were recorded in April 2000 at a discounted value of $9,500,000 (using a discount rate of 6.3%). In connection with the purchase of Bekaert's 60% interest in United Solar Ovonic LLC and 19% interest in United Solar Ovonic Corp. on May 14, 2003, and while ECD continues to be contractually obligated to pay Canon, Bekaert agreed to pay the

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

$12,000,000 directly to Canon, which, when made, will satisfy Bekaert's obligation to United Solar Ovonic LLC and ECD's obligation to Canon.

Product Development, Patents and Technology
-------------------------------------------

      Product development and research costs are expensed as they are incurred and, as such, the Company's investments in its technologies and patents are recorded at zero in its financial statements, regardless of their values. The technology investments are the bases by which the Company is able to enter into strategic alliances, joint ventures and license agreements.

Patents and Patent Defense
--------------------------

      Patent expenditures are charged directly to expense. Net patent expenditures were $2,189,000, $2,183,000 and $1,853,000 for the three years ended June 30, 2003, 2002 and 2001, respectively. Patent defense expenditures of $5,429,000 in 2003, $2,749,000 in 2002 and $1,913,000 in 2001, which are incurred by the Company to protect its patents and to defend or prosecute claims involving the Company's patents, are charged directly to expense. ChevronTexaco has agreed to share 50% of the battery litigation expenses, other than those related to consumer batteries, beginning in fiscal 2002. The reimbursements of $624,000 in fiscal year 2003 and $2,167,000 in fiscal year 2002 have been offset against the patent defense costs.

Product Sales
-------------

      Product sales include revenues related to machine-building and equipment sales contracts, photovoltaic products, nickel hydroxide and metal hydride materials and battery packs. Revenues related to machine-building and equipment sales contracts and sales related to other long-term contracts are recognized on the percentage-of-completion method of accounting using the costs incurred to date as a percentage of the total expected costs. All other product sales are recognized when the product is shipped. These products are shipped FOB shipping point. Currently, low sales volumes combined with high fixed costs result in losses.

       The Company estimates product warranty cost liability based upon its past experience and best estimate of future warranty claims. The Company has recognized a liability for these product warranties. The following is a summary of the changes in the product warranty liability during the years ended June 30, 2003, 2002 and 2001:

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

                                                   Year Ended June 30,
                                           ------------------------------------
                                              2003         2002         2001
                                           ----------   ----------   ----------

   Liability beginning of the period       $2,489,024   $  978,895   $   70,284

   Amounts accrued for as warranty costs 1,212,949 1,510,129 908,611 Amounts acquired in connection with
     United Solar Ovonic                      728,503       -            -
   Amounts reversed in connection with
     acquiring United Solar Ovonic         (1,439,815)      -            -
   Warranty claims                             -            -            -
                                           ----------   ----------   ----------
   Liability at June 30                    $2,990,661   $2,489,024   $  978,895
                                           ==========   ==========   ==========

      Warranty liability is recorded at the time that the product is sold (for sales of photovoltaic products) and at the time that revenue is recognized (for machine-building revenues).

Royalties
---------

      Most license agreements provide for the Company to receive royalties from the sale of products which utilize the licensed technology. Typically, the royalties are incremental to and distinct from the license fee and are recognized as revenue upon the sale of the respective licensed product. In several instances, the Company has received cash payments for nonrefundable advance royalty payments which are creditable against future royalties under the licenses. Advance royalty payments are deferred and recognized in revenues as the creditable sales occur, the underlying agreement expires, or when the Company has demonstrable evidence that no additional royalties will be creditable and, accordingly, the earnings process is completed.

      In connection with a 1992 battery development contract with the United States Advanced Battery Consortium (USABC), partially funded by the U.S. Department of Energy (DOE), the Company has agreed to reimburse USABC and DOE, as their recoupment for payments to the Company under the 1992 Contract, a 15% share of royalty payments the Company receives through May 3, 2012 where Ovonic(R) NiMH batteries serve as the primary source of power for battery-propelled vehicles. The Company has accrued as an expense 15% of such royalty payments.

      ECD has a royalty trust arrangement whereby ECD is obligated to pay a trust 25% of optical memory royalties received.

Business Agreements
-------------------

      A substantial portion of revenues is derived through business agreements for the development and/or commercialization of products based upon the Company's proprietary technologies. The Company has two major types of business agreements.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

      The first type of business agreement relates to licensing the Company's proprietary technology. Licensing activities are tailored to provide each licensee with the right to use the Company's technology, most of which is patented, for a specific product application or, in some instances, for further exploration of new product applications of such technologies. The terms of such licenses, accordingly, are tailored to address a number of circumstances relating to the use of such technology which have been negotiated between the Company and the licensee. Such terms generally address whether the license will be exclusive or nonexclusive, whether the licensee is limited to very narrowly defined applications or to broader-based product manufacture or sale of products using such technologies, whether the license will provide royalties for products sold which employ such licensed technology and how such royalties will be measured, as well as other factors specific to each negotiated arrangement. In some cases, licenses relate directly to product development that the Company has undertaken pursuant to product development agreements; in other cases, they relate to product development and commercialization efforts of the licensee; and other agreements combine the efforts of the Company with those of the licensee.

      License agreement fees are generally recognized as revenue at the time the agreements are consummated, which is the completion of the earnings process. Typically, such fees are nonrefundable, do not obligate the Company to incur any future costs or require future performance by the Company, and are not related to future production or earnings of the licensee. License fees payable in installments are recorded at the present value of the amounts to be received, taking into account the collectibility of the license fee. In some instances, a portion of such license fees is contingent upon the commencement of production or other uncertainties. In these cases, license fee revenues are not recognized until commencement of production or the resolution of uncertainties. Generally, there are no current or future direct costs associated with license fees.

      In the second type of agreement, product development agreements, the Company conducts specified product development projects related to one of its principal technology specializations for an agreed-upon fee. Some of these projects have stipulated performance criteria and deliverables whereas others require "best efforts" with no specified performance criteria. Revenues from product development agreements that contain specific performance criteria are recognized on a percentage-of-completion basis which matches the contract revenues to the costs incurred on a project, based on the relationship of costs incurred to estimated total project costs. Revenues from product development agreements, where there are no specific performance terms, are recognized in amounts equal to the amounts expended on the programs. Generally, the agreed-upon fees for product development agreements contemplate reimbursing the Company for costs considered associated with project activities including expenses for direct product development and research, patents, operating, general and administrative expenses and depreciation. Accordingly, expenses related to product development agreements are recorded as cost of revenues from product development agreements.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE A - Summary of Accounting Policies (Continued)
---------------------------------------------------

Deferred Revenues
-----------------

      Deferred revenues represent amounts received under business agreements in excess of amounts recognized as revenues. At June 30, 2003, approximately $5,074,000 in deferred revenues relates to the Rare Earth Ovonic contracts.

Overhead and General and Administrative Allocations
---------------------------------------------------

      The Company allocates overhead and general and administrative expenses to product development research expenses and to cost of revenues from research and development agreements based on a percentage of direct labor costs. For cost of revenues from product development agreements, this allocation is limited to the amount of revenues, after direct expenses, under the applicable agreements. Overhead is allocated to cost of product sales through the application of overhead to inventory costs.

Other Operating Revenues
------------------------

      Other operating revenues consist principally of revenues related to services provided to certain related parties and third-party service revenue realized by certain of the Company's service departments, including the Production Technology and Machine Building Division and Central Analytical Laboratory. Revenues related to services are recognized upon completion of performance of the applicable service.

Other Nonoperating Income
-------------------------

      Other nonoperating income-net consists of gains and losses on the sales of short-term investments, amortization of deferred gains, and rental income.

Government Contract Reserve
---------------------------

      The Company's contracts with the U.S. government and its agencies are subject to audits by the Defense Contract Audit Agency (DCAA). DCAA has audited the Company's indirect rates, including its methodology of computing these rates, for the years ended June 30, 1994 through June 30, 1998 for United Solar Ovonic and the years ended June 30, 2000 and June 30, 2001 for ECD. In its reports, DCAA has questioned the allowability of and the allocability of certain costs as well as the Company's methodology for allocating independent research and development to its indirect cost pools. In addition, DCAA has stated that there could be penalties imposed. The Company is, together with its government consultants, in the process of discussing each of these items in detail with DCAA. Management believes that some of these DCAA assertions are without merit. The Company has recorded a reserve of $1,682,000 related to these issues.

                ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE B - Product Sales, Royalties, Revenues from Product Development Agreements
-------------------------------------------------------------------------------
and License and Other Agreements
--------------------------------

      The Company has product sales and business agreements with related parties and with third parties for which royalties and revenues are included in the consolidated statements of operations. A summary of all of the Company's revenues follows:

                                                             Year Ended June 30,
                                                   ---------------------------------------
                                                      2003*         2002          2001
                                                   -----------   -----------   -----------
  Product sales
      Photovoltaics                                $ 4,001,937   $    -        $    -
      Machine building and equipment sales          10,949,828    25,295,959    12,961,589
      Battery packs                                    138,179       257,637       844,895
      Nickel hydroxide and metal hydride materials     852,494       698,639       118,545
                                                   -----------   -----------   -----------
                                                    15,942,438    26,252,235    13,925,029
  Product sales-related parties
      Photovoltaics                                  5,767,035     5,883,442     5,975,424
      Machine building                                 499,793     4,237,201     3,972,778
      Battery packs                                     86,363        19,998       130,000
      Metal hydride materials                          120,161       241,291       236,739
                                                   -----------   -----------   -----------
                                                     6,473,352    10,381,932    10,314,941
                                                   -----------   -----------   -----------
  Total product sales                              $22,415,790   $36,634,167   $24,239,970
                                                   ===========   ===========   ===========

  Royalties
      Battery technology                           $ 1,778,170   $ 1,913,914   $ 2,846,795
      Optical memory                                    32,592        66,832        52,161
                                                   -----------   -----------   -----------
                                                     1,810,762     1,980,746     2,898,956
  Royalty-related party
      Microelectronics                                  32,885        20,168        -
                                                   -----------   -----------   -----------
  Total royalties                                  $ 1,843,647   $ 2,000,914   $ 2,898,956
                                                   ===========   ===========   ===========

  Revenues from product development agreements
      Photovoltaics                                $ 3,615,674   $ 2,419,332   $ 2,600,216
      Battery technology                             2,575,376     3,762,186     3,557,618
      Optical memory                                    64,387       172,695       603,724
      Solid hydrogen storage systems                    -            348,435       659,954
      Other                                            126,995        74,328        -
                                                   -----------   -----------   -----------
                                                     6,382,432     6,776,976     7,421,512
  Revenues from product development
    agreements - related parties
      Battery technology                            12,366,964    16,315,424     7,213,698
      Optical memory                                   615,330     1,923,273     2,297,977
      Solid hydrogen storage systems                13,948,178    18,783,190    11,818,301
      Fuel cell technology                           4,022,344     8,886,854     8,830,650
                                                   -----------   -----------  ------------
                                                    30,952,816    45,908,741    30,160,626
                                                   -----------   -----------  ------------
  Total revenues from product development
    agreements                                     $37,335,248   $52,685,717   $37,582,138
                                                   ===========   ===========   ===========
  License and other agreements
      Battery technology                           $ 3,444,114   $    25,000   $ 5,300,000
                                                   ===========   ===========   ===========

-----------------------------
* United Solar Ovonic LLC is included in ECD's consolidated financial statements effective May 15, 2003.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE B - Product Sales, Royalties, Revenues from Product Development Agreements
-------------------------------------------------------------------------------
and License and Other Agreements (Continued)
--------------------------------------------

      In the year ended June 30, 2003, the Company recognized $3,269,000 in revenues from license and other agreements as a result of United Solar Ovonic Corp. granting Canon rights to manufacture photovoltaic products in two countries of its choice in Southeast Asia, excluding India and the People's Republic of China. These rights were granted in satisfaction of the outstanding obligation ($2,500,000 plus accrued interest) due Canon in connection with a previous loan made to United Solar Corp. by Canon. Additionally, the Company entered into license agreements with four Chinese battery companies, Henan Huanyu Power Source Co., Ltd. ($50,000), Ghandong Shida Battery Co. Ltd. ($50,000), TWD Battery Co., Ltd. ($50,000) and Linghao Battery (Shenzhen) Co., Ltd. ($25,000).

      In the year ended June 30, 2002, the Company entered into a license agreement with Lexel Battery (Shenzhen) Co., Ltd. of China ($25,000).

      In the year ended June 30, 2001, the Company entered into license agreements with three Chinese companies (BYD Battery Co., Ltd. ($250,000), SANIK Battery Co., Ltd. ($50,000) and Rare Earth Ovonic ($5,000,000).

      The Company has historically entered into agreements with a relatively small number of major customers throughout the world. In the year ended June 30, 2003, three customers represented 58% of the Company's total revenues (21% Texaco Ovonic Hydrogen Systems, 21% Texaco Ovonic Battery Systems and 16% Rare Earth Ovonic joint ventures). In the year ended June 30, 2002, three customers represented 67% of the Company's total revenues (28% Rare Earth Ovonic joint ventures, 20% Texaco Ovonic Hydrogen Systems and 19% Texaco Ovonic Battery Systems). In the year ended June 30, 2001, three customers represented 54% of the Company's total revenues (25% Rare Earth Ovonic joint ventures, 17% Texaco Ovonic Hydrogen Systems and 12% Ovonic Fuel Cell). Texaco Ovonic Battery Systems, Texaco Ovonic Hydrogen Systems, Ovonic Fuel Cell and Rare Earth Ovonic are joint ventures of the Company (See Note E - Joint Ventures and Investments.)

      The following table presents revenues by country based on the location of the customer:

                                          Year Ended June 30,
                                ---------------------------------------
                                   2003          2002          2001
                                -----------   -----------   -----------
        United States           $38,707,587   $57,804,373   $44,190,933
        China                    10,846,690    25,344,459    18,227,952
        Mexico                    9,768,972     5,883,442     5,975,424
        Japan                     4,703,822     1,815,399     2,304,348
        Hong Kong                 1,101,598       711,950       275,405
        Germany                      50,191       150,300       151,125
        The Netherlands              -             -             40,000
        Other countries              -                362       239,306
                                -----------   -----------   -----------
                                $65,178,860   $91,710,285   $71,404,493
                                ===========   ===========   ===========

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE C - Acquisitions
---------------------

      As a result of Bekaert's decision to focus on its core business, on May 14, 2003, ECD purchased Bekaert's 19% interest in United Solar Ovonic Corp. and 60% interest in United Solar Ovonic LLC for $6 million ($4 million paid at closing and $2 million to be paid no later than December 22, 2003) thereby increasing the Company's ownership in both entities to 100%. ECD had previously acquired its 81% interest in United Solar Ovonic Corp. and its 40% interest in United Solar Ovonic LLC in April 2000 (see Note E). In accordance with the purchase and sale agreement, Bekaert assigned to ECD its $12.2 million note receivable of its bridge loans to United Solar Ovonic LLC and ECD provided $36 million to United Solar Ovonic LLC to terminate its master sale-and-leaseback agreement with LaSalle National Leasing ("LaSalle") pursuant to which United Solar Ovonic LLC's machinery and equipment were sold to LaSalle and leased back for a period of seven years. This transaction was accounted for as a step acquisition using the purchase method of accounting.

      The $2 million to be paid to Bekaert no later than December 22, 2003, has been deposited in an escrow account and, as such, its use is restricted. ECD also provided backup guarantees, secured with standby letters of credit, to Bekaert relating to guarantees that Bekaert had provided for United Solar Ovonic relating to a sale/leaseback with Fuji Bank and the lease of the Auburn Hills facility. ECD's standby guarantees are secured by restricting the use of $1.8 million of ECD's short-term investments.

      The purchase price was allocated to identifiable assets acquired and liabilities assumed based on their fair values. United Solar Ovonic Corp. and United Solar Ovonic LLC did not have any intangible assets subject to revaluation. Based on the valuation of machinery and equipment, there is an excess of the aggregate fair value of the identifiable net assets acquired over the purchase price, which resulted in negative goodwill. In accordance with the provisions of SFAS No. 141 "Business Combinations," the negative goodwill is allocated to reduce the carrying value of the fixed assets of United Solar Ovonic Corp. and United Solar Ovonic LLC.

      The following is a summary of the fair value of the assets acquired and liabilities assumed (representing 60% of United Solar Ovonic LLC and 19% of United Solar Ovonic Corp.) as of the date of the acquisition. The fair value of property, plant and equipment shown below is net of the allocated negative goodwill:

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE C - Acquisitions (Continued)
---------------------------------

       ASSETS
         Current Assets
           Accounts receivable                            $  5,600,657
           Accounts receivable - Bekaert                    11,536,530
           Inventory                                         6,625,688
           Prepaids and other assets                           704,419
                                                          ------------
                Total current assets                        24,467,294

       PROPERTY, PLANT AND EQUIPMENT                        26,671,416

       OTHER ASSETS                                          6,699,314
                                                          ------------
                TOTAL ASSETS                              $ 57,838,024
                                                          ============
        LIABILITIES AND EQUITY
          Current Liabilities
            Accounts payable and accrued expenses         $  6,447,455
            Notes payable - affiliates                       5,395,573
            Current portion of long-term debt                3,252,867
            Other current liabilities                            9,053
                                                          ------------
                Total current liabilities                   15,104,948

        LONG-TERM DEBT                                      36,716,661
                                                          ------------
                TOTAL LIABILITIES                           51,821,609
                                                          ------------
        PURCHASE PRICE, NET OF CASH ACQUIRED              $  6,016,415
                                                          ============

      With this transaction, ECD increased its ownership of United Solar Ovonic LLC from 32.4% to 100%, necessitating a change from the equity method of accounting to consolidation effective May 15, 2003. As ECD's ownership interest in United Solar Ovonic Corp. increased from 81% to 100%, United Solar Ovonic Corp. will continue to be accounted for as a consolidated entity; however, minority interest will cease to be recognized.

      The following unaudited pro forma consolidated (pro forma) financial information has been prepared to give effect to the acquisition of United Solar Ovonic LLC and United Solar Ovonic Corp. using the purchase method of accounting. The pro forma information for the years ended June 30, 2003 and 2002 has been prepared as if the transaction had been completed on July 1, 2001. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred on those dates, nor is it necessarily indicative of the Company's future financial position or results of operations.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE C - Acquisitions (Continued)
---------------------------------

                                                  Year Ended June 30,
                                                      (unaudited)
                                              ----------------------------
                                                  2003            2002
                                              ------------    ------------

     Revenues                                 $ 71,871,031    $ 97,887,808

     Net Loss before cumulative effect of
        change in accounting principle        $(45,478,654)   $(24,310,831)

     Net Loss                                 $(43,263,094)   $(24,310,831)
     Net Loss per common share
        Basic                                 $      (1.98)   $      (1.12)
        Diluted                               $      (1.98)   $      (1.12)


   The pro forma financial information includes adjustments, which reflect the allocation of the purchase price to the acquired assets and assumed liabilities of United Solar Ovonic LLC and United Solar Ovonic Corp.

NOTE D - Nonrefundable Advance Royalties
----------------------------------------

      At June 30, 2003 and 2002, the Company deferred recognition of revenue relating to nonrefundable advance royalty payments. Nonrefundable advance royalties consist of the following:

                                              June 30,
                                     ---------------------------
                                         2003           2002
                                     ------------   ------------
            Battery                   $1,560,902     $1,642,822
            Optical memory             1,947,093      1,985,109
                                      ----------     ----------
                                      $3,507,995     $3,627,931
                                      ==========     ==========

      During the years ended June 30, 2003, 2002 and 2001, $119,936, $213,057 and $120,179, respectively, of creditable royalties earned were recognized as revenue. During the year ended June 30, 2001, a nonrefundable advance royalty of $100,000 was received from Japan Storage. There are no obligations in connection with any of the advance royalty agreements which require the Company to incur any additional costs.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments
---------------------------------------

Joint Ventures
--------------

United Solar Ovonic

      On April 11, 2000, ECD and Bekaert entered into a strategic alliance in the field of photovoltaic (solar) products. The strategic alliance entailed an investment in a new manufacturing facility (equipment which, when fully optimized, will annually make solar products capable of producing 30MW of electricity), a sales and marketing expansion program, and the purchase of Canon's interest in United Solar Ovonic Corp. for an initial investment by Bekaert of $84,000,000. For its investment, Bekaert acquired a 19% interest in United Solar Ovonic Corp. and 60% interest in the newly created United Solar Ovonic LLC with United Solar Ovonic Corp. owning the remaining 40% interest.

      In October 2002, ECD and Bekaert agreed to make bridge loans to the joint ventures. Bridge loans in the amount of $12,200,000 and $6,600,000 were provided by Bekaert and ECD, respectively.

      Bekaert advised the Company that it was focusing on its core businesses and would not provide any additional funds to United Solar Ovonic beyond the $12,200,000 bridge loans, which together with ECD's bridge loans funded operations through April 30, 2003.

      On May 14, 2003, ECD acquired Bekaert's 19% interest in United Solar Ovonic Corp. and 60% interest in United Solar Ovonic LLC (bringing the Company's interest in each of these joint ventures to 100%) for $6 million ($4 million paid at closing and $2 million to be paid no later than December 22, 2003). Additionally, the Company provided $36 million to United Solar Ovonic LLC to terminate its sale and leaseback arrangement with LaSalle and, as a result, freed up the $25 million of Company funds that had been restricted in support of its guarantee of this lease. The Company also provided back-up guarantees to Bekaert for its guarantee of United Solar Ovonic Corp.'s lease with Fuji ($3.4 million) and Bekaert's share of the guarantee of the Auburn Hills facility ($1.8 million). Bekaert retained rights from United Solar Ovonic for its technologies outside the field of photovoltaics and rights limited to build sputtering machines outside the field of triple-junction photovoltaics. In addition, Bekaert assigned to ECD its $12.2 million note receivable for its bridge loans to United Solar Ovonic LLC.

      Effective after May 14, 2003, ECD is funding 100% of United Solar Ovonic's cash requirements. ECD is in discussions with potential new equity investors to meet United Solar Ovonic's future cash requirements, as well as refinance the 30MW equipment. Historically, as a consequence of ECD's 81% ownership of United Solar Ovonic Corp. and United Solar Ovonic Corp.'s 40% membership interest in United Solar Ovonic LLC, the Company's financial results have included approximately 50% of the combined operating losses of these entities. After May 14, 2003, the Company has reflected 100% of the operating losses of United Solar Ovonic.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

      During the period from October 1, 2002 through April 18, 2003, ECD provided bridge loans to United Solar Ovonic LLC and United Solar Ovonic Corp. of $2,984,000 and $3,616,000, respectively, and Bekaert provided bridge loans to United Solar Ovonic LLC of $12,200,000.

      The Company recorded revenues from United Solar Ovonic LLC of $6,267,000, $10,121,000 and $9,948,000, respectively, for the period July 1, 2002 to May 14, 2003 and for the years ended June 30, 2002 and June 30, 2001, representing revenues realized on ECD's machine-building contract with United Solar Ovonic LLC and United Solar Ovonic Corp.'s sales of product to United Solar Ovonic LLC.

Texaco Ovonic Battery Systems

      In July 2001, ChevronTexaco bought General Motors' interest in GM Ovonic LLC, a joint venture of Ovonic Battery. ChevronTexaco will invest up to $178,000,000 in the venture, renamed Texaco Ovonic Battery Systems LLC, and Ovonic Battery contributed additional technology. Texaco Ovonic Battery Systems is owned 50% by Ovonic Battery and 50% by ChevronTexaco.

      The Company recorded revenues from Texaco Ovonic Battery Systems of $12,367,000 and $16,315,000 for the years ended June 30, 2003 and 2002, respectively, for services performed on behalf of Texaco Ovonic Battery Systems (primarily for advanced product development and market development work). The Company recorded revenues of $207,000 and $261,000 for the years ended June 30, 2003 and 2002, respectively, for products sold to Texaco Ovonic Battery Systems. During the year ended June 30, 2001, the Company had revenues of $2,127,000 related to sales of products and services to GM Ovonic.

      The Company also recorded revenues from Texaco Ovonic Battery Systems of $179,000 and $116,000 for the years ended June 30, 2003 and 2002, respectively, for rent of a portion of one of the Company's facilities.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

      The following sets forth certain financial data regarding Texaco Ovonic Battery Systems that are derived from its financial statements:

                   TEXACO OVONIC BATTERY SYSTEMS LLC AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS
                            ------------------------

                                                  Year Ended      Year Ended
                                                 June 30, 2003   June 30, 2002
                                                 -------------   -------------
   Revenues
     Product Sales                               $    653,802    $    423,728
     Other Revenues                                 2,776,952          -
                                                 ------------    ------------
         Total Revenues                             3,430,754         423,728

   Expenses
     Cost of Product Sales, exclusive of
        depreciation and amortization                 653,802         423,728
     Research and Development costs                24,560,781      23,837,938
     Sales and Marketing costs                      3,243,541         275,687
     General and Administrative costs               4,596,838       3,997,460
     Realized loss on impairment                    4,000,000          -
     Other (Income)/Expenses                        5,207,374       4,692,070
     Depreciation Expense                           1,918,836       1,392,273
                                                 ------------    ------------
         Total Expenses                            44,181,172      34,619,156
                                                 ------------    ------------
   Net Loss                                      $(40,750,418)   $(34,195,428)
                                                 ============    =============

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

                   TEXACO OVONIC BATTERY SYSTEMS LLC AND SUBSIDIARY
                                    BALANCE SHEETS
                                    --------------

                                                   June 30, 2003  June 30, 2002
                                                   -------------  -------------
   Current Assets:
      Cash and Equivalents                          $  6,849,235   $  4,185,765
      Accounts Receivable                                145,972         28,311
      Inventory                                        2,503,650      2,204,004
                                                     -----------   ------------
            Total Current Assets                       9,498,857      6,418,080
   Property, Plant and Equipment:
      Leasehold Improvements                             139,052        135,502
      Land                                               665,121         -
      Buildings                                        6,774,475         -
      Machinery and Other Equipment                   22,669,236     16,272,233
      Construction in Progress                           249,000         -
                                                    ------------   ------------
                                                      30,496,884     16,407,735
   Less Accumulated Depreciation                      (3,311,109)    (1,392,273)
                                                    ------------   ------------
   Net Property, Plant and Equipment                  27,185,775     15,015,462
                                                    ------------   ------------
   Investments in Non-Subsidiaries                        -           4,000,000
   Other Assets                                           85,180         33,254
                                                    ------------   ------------
            Total Assets                            $ 36,769,812   $ 25,466,796
                                                    ============   ============
   Liabilities and Members' Equity
      Current Liabilities:
         Amounts Due to Related Parties, Net         $ 4,720,548   $     -
         Accounts Payable                              4,828,646      4,511,312
                                                    ------------   ------------
            Total Current Liabilities                  9,549,194      4,511,312

   Members' Equity:
      Members' Interest                              102,166,464     55,150,912
      Loss Accumulated During the
        Development Stage                            (74,945,846)   (34,195,428)
                                                    ------------   ------------
            Total Members' Equity                     27,220,618     20,955,484
                                                    ------------   ------------
            Total Liabilities and Members' Equity   $ 36,769,812   $ 25,466,796
                                                    ============   ============

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

Ovonyx

      ECD owns 41.7% of Ovonyx, Mr. Tyler Lowrey and his colleague own 41.7% of Ovonyx, and Intel and other investors own the remainder. ECD has contributed intellectual property and licenses for its interest in Ovonyx.

      In October 2002, ECD, through a newly formed company, Ovonic Cognitive Computer, Inc., which is owned 95% by ECD and 5% by Ovonyx, made a capital contribution of $1,000,000 in Ovonyx in exchange for technology previously contributed by ECD to Ovonyx and an exclusive, royalty-bearing license. ECD has recorded its $1,000,000 investment in Ovonyx and accounts for this investment on the equity method and will recognize its proportionate share of Ovonyx losses to the extent of its $1,000,000 investment. In the year ended June 30, 2003, ECD recorded an equity loss of $406,000 and recorded zero for the prior two years.

      ECD recorded revenues from Ovonyx of $162,000, $215,000 and $382,000, respectively, for the years ended June 30, 2003, 2002 and 2001 representing services provided to this joint venture.

Ovonic Fuel Cell

      In September 2000, ECD and ChevronTexaco formed Texaco Ovonic Fuel Cell. ChevronTexaco was funding (through December 31, 2002) initial product and market development, the primary use of which was to fund a contract from Texaco Ovonic Fuel Cell to ECD to further develop Ovonic(R) regenerative fuel cell technology. The joint venture was owned 50% by ChevronTexaco and 50% by ECD. ECD contributed intellectual property and licenses.

      On June 24, 2003, the Company acquired ChevronTexaco's interest in Texaco Ovonic Fuel Cell Company LLC for $1, effective as of December 31, 2002. The venture, which is now owned 100 percent by ECD, was renamed Ovonic Fuel Cell Company LLC. Effective December 31, 2002, the Company has included the operations of Ovonic Fuel Cell in its consolidated financial statements. ECD is continuing its development work and is currently funding all of this venture's development costs.

      During the years ended June 30, 2003, 2002 and 2001, the Company recorded revenues of $4,022,000, $8,887,000 and $8,831,000, respectively, for services provided to this joint venture.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

Texaco Ovonic Hydrogen Systems

      In October 2000, ECD and ChevronTexaco formed Texaco Ovonic Hydrogen Systems. ChevronTexaco is funding initial product and market development, the primary use of which is to fund a contract from Texaco Ovonic Hydrogen Systems to ECD to further develop the Ovonic(TM) hydrogen storage technology. The joint venture is owned 50% by ChevronTexaco and 50% by ECD. ECD has contributed intellectual property and licenses.

      The following sets forth certain financial data regarding Texaco Ovonic Hydrogen Systems that are derived from its financial statements.

                       TEXACO OVONIC HYDROGEN SYSTEMS LLC
                            STATEMENTS OF OPERATIONS
                            ------------------------

                                         Year Ended June 30,       From Date of Inception
                                     ---------------------------   (October 31, 2000)
                                         2003           2002       Through June 30, 2001
                                     ---------------------------   ----------------------
     Revenues
       Other Income                  $     17,480   $     26,581        $     27,520
       Prototype Sales                     -              21,793             -
                                     ------------   ------------        ------------
           Total Revenues                  17,480         48,374              27,520

     Expenses
       Product Development - Paid or
          Payable to ECD               12,656,468     11,979,981           9,857,453
       Product Development - Paid or
          Payable to ChevronTexaco      2,659,819      1,691,406             596,310
       Depreciation Expense             1,890,384        596,193              71,684
       Loss on Disposal of Assets          -              50,912              -
                                     ------------   ------------        ------------
             Total Expenses            17,206,671     14,318,492          10,525,447
                                     ------------   ------------        ------------
     Net Loss                        $(17,189,191)  $(14,270,118)       $(10,497,927)
                                     ============   ============        ============


                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

                       TEXACO OVONIC HYDROGEN SYSTEMS LLC
                                 BALANCE SHEETS
                                 --------------

                                                    June 30, 2003    June 30, 2002
                                                   -------------    -------------
   Current Assets:
      Cash and Equivalents                           $ 1,742,437      $   134,823
      Accounts Receivable                                 10,746           10,746
                                                     -----------      -----------
         Total Current Assets                          1,753,183          145,569
   Fixed Assets:
      Leasehold Improvements                           6,271,733        3,226,570
      Machinery and Other Equipment                    3,078,564        2,543,163
      Construction in Progress                           151,415        2,736,571
                                                     -----------      -----------
         Total Fixed Assets                            9,501,712        8,506,304
   Less Accumulated Depreciation and Amortization     (2,556,428)        (666,044)
                                                     -----------      -----------
         Net Fixed Assets                              6,945,284        7,840,260
                                                     -----------      -----------
            Total Assets                             $ 8,698,467      $ 7,985,829
                                                     ===========      ===========
   Current Liabilities:
      Amount Due to Related Parties, Net             $ 2,130,446      $ 3,711,617
      Deferred Revenue                                    15,257           15,257
                                                     -----------      -----------
         Total Current Liabilities                     2,145,703        3,726,874
   Noncurrent Liabilities
      Deferred Revenue                                   112,000           -
   Members' Equity:
      Capital Contributions                           48,398,000       29,027,000
      Cumulative Deficit                             (41,957,236)     (24,768,045)
                                                     -----------      -----------
         Total Members' Equity                         6,440,764        4,258,955
                                                     -----------      -----------
            Total Liabilities and Members' Equity    $ 8,698,467      $ 7,985,829
                                                     ===========      ===========

      During the years ended June 30, 2003, 2002 and 2001, the Company recorded revenues of $13,651,000, $18,581,000 and $11,818,000, respectively, for services provided to this joint venture, primarily for market development and advanced product development work.

ITS Innovative Transportation Systems

      ITS Innovative Transportation Systems is a German company formed to manufacture battery-powered electric vehicles. At the inception of ITS, ECD's interest was 5.7%. ECD's interest increased to 11.7% as a result of an additional investment of $400,000 on June 19, 2000. In October 2000, ECD invested an additional amount of $909,000 in ITS, increasing its ownership interest to 19%. In March 2001, ECD invested an

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

additional amount of $1,500,000, increasing its ownership interest to 30%. As of March 2001, ECD is using the equity method to account for its beneficial investment in ITS. In October 2001, Texaco Ovonic Battery Systems invested $4,000,000 in ITS for an 8% investment, reducing ECD's direct ownership to 26%. ECD made an advance of $1,000,000, in the form of a note, to ITS in July 2002, followed by an additional advance of $1,000,000 to ITS on November 8, 2002. During the years ended June 30, 2003, 2002 and 2001, the Company recorded equity in losses and writedown of joint ventures of $5,286,000, $714,000 and $48,000 respectively.

      ITS requires significant additional investments as it continues commercialization of its products and currently lacks funds to continue operations without new equity investors. Neither current partner in the venture has an obligation nor has committed to provide additional funding. As a result, ECD wrote down its investment in ITS to zero in the year ended June 30, 2003.

Ovonic Media

      In March 2000, ECD and GE formed a strategic alliance, the first activity of which resulted in the creation of a joint venture, Ovonic Media. This joint venture is owned 51% by GE through its GE Plastics business unit and 49% by ECD. ECD has contributed intellectual property, know-how, licenses and equipment to the joint venture. GE made cash and other contributions to the joint venture.

      For the years ended June 30, 2003, 2002 and 2001, the Company recorded revenues of $615,000, $1,923,000 and $2,298,000, respectively, from Ovonic Media for services provided to this joint venture for product development work. GE is evaluating the current market situation to determine next steps and informed the Company that additional funding after January 3, 2003 is suspended. GE and ECD are in discussions as how to best position the joint venture in order to meet the needs of the marketplace, expand the joint venture's operations, and secure new equity investors and strategic partners to fund the joint venture's operations. In the interim, ECD is directly funding continued product development activities for this technology until new partners who will provide funding, marketing and distribution are brought into the venture or GE resumes funding.

Investments in Rare Earth Ovonic

      During the year ended June 30, 2000, ECD and Ovonic Battery signed an agreement with Rare Earth High-Tech of Inner Mongolia, China. The agreement called for the creation of joint ventures for manufacturing and licensing of advanced NiMH battery technology, hydrogen storage alloy powders, advanced Ovonic(TM) nickel hydroxide materials and production equipment, all for battery applications for NiMH batteries. As of June 30, 2003, three of the contemplated five joint ventures have been formed. ECD and Ovonic Battery initially contributed technology for their 19% interest in each of these joint ventures. In February 2002, ECD and Ovonic Battery jointly made a proportionate $1,710,000 cash

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE E - Joint Ventures and Investments (Continued)
---------------------------------------------------

investment in the Rare Earth Ovonic joint ventures and maintained their 19% interest in these entities. All of these joint ventures are being accounted for using the cost method of accounting.

      In the first phase of the project, Ovonic Battery has three contracts totaling $63,600,000 to supply equipment and technology to its Rare Earth Ovonic joint ventures in China. As of June 30, 2003, Ovonic Battery has received payments totaling $58,605,000 under the three contracts.

      The Company recorded revenues from Rare Earth Ovonic of $10,726,000, $25,287,000 and $12,931,000 for the years ended June 30, 2003, 2002 and 2001, respectively.

Sovlux and Sovlux Battery

      In 1990, ECD formed Sovlux, a joint venture to manufacture the Company's photovoltaic products in the countries of the former Soviet Union. Sovlux is owned 50% by ECD and 50% by the State Research and Production Enterprise Kvant and enterprises of the Russian Ministry of Atomic Energy (Minatom).

      In 1998, ECD formed Sovlux Battery to produce NiMH batteries and components for sale to Ovonic Battery and its licensees. Sovlux Battery is owned 50% by ECD and 50% by the Chepetsky Mechanical Plant (Chepetsky), an enterprise of Minatom. ECD's contribution to the ventures consists solely of technology.

      Sovlux and Sovlux Battery are in their developmental stage and, as such, have a history of operating losses. Both ventures will not commence production until funding is secured for production. Due to economic conditions in Russia, it is uncertain when financing will be available.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE F - Long-Term Liabilities and Line of Credit
-------------------------------------------------

      A summary of the Company's long-term liabilities is as follows:

                                                            June 30,
                                                   ---------------------------
                                                       2003           2002
                                                   ------------   ------------

Capital leases - 3800 Lapeer LLC                   $ 9,526,739    $     -
Capital leases - Finova                                 -             936,358
Capital leases - Fuji                                   -           4,800,343
Note Payable - Canon (discount rate of 6.3%)        11,629,489     10,921,232
Note Payable - Canon (interest rate of 6.21%)           -           2,500,000
Other                                                  889,277        532,583
                                                   -----------    -----------
        Total                                       22,045,505     19,690,516
Less amounts included in current liabilities        11,858,378      5,261,747
                                                   -----------    -----------
        Total Long-Term Liabilities                $10,187,127    $14,428,769
                                                   ===========    ===========

Capitalized Leases
------------------

      In April 2001, the Company entered a 15-year lease for a 167,526 square foot corporate facility in Auburn Hills, Michigan. The terms of the lease with 3800 Lapeer LLC allow for two renewal terms of five years each subject to certain provisions. The Company has accounted for this transaction as a capital lease, and has recorded a fixed asset and a related capital lease obligation of $10,000,000 equal to the present value of the minimum lease payments.

      In April 1998, the Company entered into a capital lease transaction with Finova Capital Corporation. The lease transaction matured on June 30, 2003 and as was required by the lease terms, on June 30, 2003, the Company purchased the equipment under the lease for a total cost of $310,000.

      The Company was obligated under a capital lease with Fuji Bank for certain machinery and equipment. In the years ended June 30, 2003, 2002 and 2001, United Solar Ovonic made regular lease payments of $2,097,000, $2,097,000 and $1,446,000, respectively. On June 23, 2003, United Solar Ovonic Corp. paid $3,282,919, including $129,100 in a breakage fee, to terminate this lease and repurchase these assets. The lease had been guaranteed by Canon and Bekaert and, as a result, Canon had a lien on United Solar Ovonic Corp.'s assets.

Notes Payable and Other Long-Term Liabilities
---------------------------------------------

      In connection with the 2000 acquisition of Canon's interest in United Solar Ovonic Corp., ECD issued a noninterest-bearing note payable to Canon for $12,000,000 due no later than January 1, 2004. This note payable was recorded in April 2000, by ECD at a value of $9,500,000 (at a discount rate of 6.3%). In connection with the Company's purchase of Bekaert's 60% interest in United Solar Ovonic LLC and 19% interest in United

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE F - Long Term Liabilities and Line of Credit (Continued)
-------------------------------------------------------------

Solar Ovonic Corp., and while ECD continues to be contractually obligated to pay Canon, Bekaert assumed ECD's obligation to pay this $12,000,000 to Canon no later than January 1, 2004. (See Note A - Long-Term Note Receivable.)

      In January 1998, United Solar Ovonic Corp. entered into a term loan with Canon in the amount of $2,500,000. Interest accrued at a rate of 6.21% per annum and the loan was payable in full on January 17, 2003. At the Company's option, certain additional rights could be given to Canon under a license currently in effect in lieu of a cash payment. In December 2002, United Solar Ovonic Corp. granted Canon rights to manufacture photovoltaic products in two countries of its choice in Southeast Asia, excluding India and the People's Republic of China. These rights were granted in satisfaction of the outstanding obligation ($2,500,000 plus accrued interest) due Canon in connection with this previous loan made to United Solar Ovonic Corp. by Canon. United Solar Ovonic Corp. recorded the satisfaction of the loan and accrued interest from Canon ($3,269,000) as revenue from license agreements in its statement of operations for the year.

      The Company has retirement plans for certain executives that provide for benefits after retirement. The Company recorded retirement expense of $289,000, $301,000 and $208,000 in the years ended June 30, 2003, 2002 and 2001 respectively. The balance recorded in long-term liabilities was $814,000 and $528,000 at June 30, 2003 and 2002 respectively.

Other
-----

      The Company has operating lease agreements, principally for office and research facilities and equipment. These leases, in some instances, include renewal provisions at the option of the Company. Rent expense under such lease agreements for the years ended June 30, 2003, 2002 and 2001 was approximately $2,738,000, $2,443,000 and $1,941,000, respectively.

Future Minimum Payments
-----------------------

      Future minimum payments on long-term notes payable and other long-term liabilities, obligations under capital leases and noncancellable operating leases expiring in each of the five years subsequent to June 30, 2003 are as follows:

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE F - Long Term Liabilities and Line of Credit (Continued)
-------------------------------------------------------------

                                           Long-Term Note
                                           Payable and
                                           Other Long-Term                      Operating
                                           Liabilities       Capital Leases      Leases
                                           ---------------   --------------   -------------
     2004                                  $12,000,000*      $ 1,191,109      $ 2,659,998
     2005                                       -              1,266,497        2,195,071
     2006                                       -              1,266,497        1,421,582
     2007                                       -              1,291,625          832,132
     2008                                       -              1,367,012          783,234
     Thereafter                                889,277        11,137,128        2,035,836
                                           -----------       -----------      -----------
   TOTAL                                   $12,889,277       $17,519,868      $ 9,927,853
                                                                              ===========
   Less interest included above                370,511         7,993,129
                                           -----------       -----------
   Present value of minimum payments       $12,518,766       $ 9,526,739
                                           ===========       ===========

------------
* In connection with the Company's purchase of Bekaert's 60% interest in United Solar Ovonic LLC and 19% interest in United Solar Ovonic Corp., Bekaert assumed ECD's obligation to pay this $12,000,000 to Canon no later than January 1, 2004. (See Note A - Long-Term Note Receivable.)

Line of Credit
--------------

      In April 2001, the Company entered into a two-year financing agreement with Standard Federal Bank for a line of credit of up to $3,000,000. On May 14, 2003, this line of credit was increased to $8,000,000 and, on September 12, 2003, was extended to August 31, 2004. This line of credit has been used for a standby letter of credit, which expired on September 30, 2003, for $3,291,435 covering the Fuji Lease (which was paid off on June 23, 2003) and for another standby letter of credit, which expires October 31, 2003, for $1,827,322 covering the Auburn Hills lease guarantee. ECD has granted Standard Federal a security interest in a $5,000,000 short-term investment. This security interest was reduced to $1,827,000 on September 30, 2003. This financing bears an interest rate of prime, is secured by a first interest in the Company's accounts receivable and inventory and contains certain financial covenants relating to the Company's tangible net worth, working capital and total debt to tangible net worth.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE G - Capital Stock
----------------------

      The voting rights of ECD's three classes of stock are as follows:

          Class A Convertible Common Stock - 25 votes per share
          Class B Convertible Common Stock - one vote per share
          Common Stock - one vote per share

      The Class A Convertible Common Stock is automatically convertible into Common Stock on a share-for-share basis on September 30, 2005 and is convertible at the option of the holder any time prior to that date.

      As part of an employment agreement among ECD, Ovonic Battery and Mr. Stanford R. Ovshinsky, president and CEO of ECD, ECD granted Mr. Ovshinsky the right to vote the shares of Ovonic Battery held by ECD following a change in control of ECD. For purposes of this agreement, change in control means (i) any sale, lease, exchange or other transfer of all or substantially all of ECD's assets, (ii) the approval by ECD stockholders of any plan or proposal of liquidation or dissolution of ECD, (iii) the consummation of any consolidation or merger of ECD in which ECD is not the surviving or continuing corporation,
(iv) the acquisition by any person of 30% or more of the combined voting power of the then-outstanding securities having the right to vote for the election of directors, (v) changes in the constitution of the majority of the Board of Directors, (vi) the holders of the Class A Common Stock ceasing to be entitled to exercise their preferential voting rights other than as provided in ECD's charter and (vii) bankruptcy. In the event of mental or physical disability or death of Mr. Ovshinsky, the foregoing power of attorney and proxy shall be exercised by Mr. Ovshinsky's wife, Dr. Iris Ovshinsky, a vice president of ECD. In February 1999, the Board of Directors of the Company renewed each of Mr. Ovshinsky's employment agreements for an additional term ending September 30, 2005.

      As part of an Executive Employment Agreement between ECD and Mr. Robert C. Stempel, chairman and executive director of ECD, dated January 15, 1999, ECD issued to Mr. Stempel 430,000 shares of its Common Stock ($.01 par value), having a total value of $4,595,840 based upon the closing price of ECD common stock on January 15, 1999, for $4,300, representing an amount equal to the aggregate par value of the Common Stock. The Restricted Stock Agreement entered into between the Company and Mr. Stempel states that the stock fully vests to Mr. Stempel on September 30, 2005, 81 months after the date of the agreement. The Company is amortizing the total value of the stock grant on a straight-line basis, and recorded compensation expense of $682,000 in the year ended June 30, 2003 and $680,400 in each of the years ended June 30, 2002 and 2001 in connection with this transaction. Following stockholder approval on March 25, 1999 authorizing 430,000 shares of a new Class B Common Stock, par value $.01, Mr. Stempel surrendered to ECD the shares of Common Stock issued for an equal number of shares of Class B Common Stock. After the conversion of the Class A Common Stock into Common Stock, the Class B Common Stock will be entitled to 25 votes per share.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE G - Capital Stock (Continued)
----------------------------------

      The Class B Common Stock is automatically convertible into Common Stock on a share-for-share basis on September 30, 2005.

      During the years ended June 30, 2003, 2002 and 2001, ECD issued 2,844, 1,310 and 2,000 shares of restricted Common Stock, respectively, as compensation to directors. ECD recorded compensation expense, based upon fair market value of these shares at the date of issuance, for the years ended June 30, 2003, 2002 and 2001 of $30,000, $25,000 and $40,000, respectively, relating to these restricted shares of Common Stock.

NOTE H - Stock Option Plans, Warrants and Other Rights to Purchase Stock
------------------------------------------------------------------------

      ECD has Common Stock reserved for issuance as follows:

                                                         Number of Shares
                                                  -----------------------------
                                                  June 30, 2003   June 30, 2002
                                                  -------------   -------------

Conversion of Class A Convertible Common Stock        219,913        219,913
Conversion of Class B Convertible Common Stock        430,000        430,000
Stock options                                       5,273,477      5,276,107
Warrants                                              400,000        400,000
Convertible Investment Certificates                     5,210          5,600
                                                    ---------      ---------
    TOTAL RESERVED SHARES                           6,328,600      6,331,620
                                                    =========      =========

Equity Compensation Plans Approved by Security Holders
------------------------------------------------------

      The Company's 1987 Stock Option and Incentive Plan (1987 Stock Option
Plan), which expired in December 1997, the 1995 Non-Qualified Stock Option Plan (1995 Stock Option Plan) and the 2000 Non-Qualified Stock Option Plan (2000 Stock Option Plan) authorize the granting of stock options at such exercise prices and to such employees, consultants and other persons as the Compensation and Nominating Committee appointed by the Board of Directors (the "Compensation and Nominating Committee") shall determine. All three stock option plans are administered by the Compensation and Nominating Committee.

      Options under the 1987 Stock Option Plan expire six years from the date of grant. Options under the 1995 and the 2000 Stock Option plans expire no later than 10 years from the date of grant. Stock options under the 1995 stock option plan may not be exercised during the first six months of the grant. Thereafter, options may be exercised cumulatively each year, starting at the end of six months after grant of the option, at a predetermined rate of the number of shares of the Common Stock subject to the option. Stock options under the 2000 Stock Option Plan may not be exercised during the first year of the grant. Thereafter, options may be exercised cumulatively

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE H - Stock Option Plans, Warrants and Other Rights to Purchase
------------------------------------------------------------------
Stock (Continued)
-----------------

each year, starting at the end of the first year after grant of the option, at a predetermined rate of the number of shares of the Common Stock subject to the option. The exercise price of all options granted has been equal to the fair market value of the Common Stock at the time of grant.

      The purchase price and number of shares covered by the options are subject to adjustment under certain circumstances to protect the optionholders against dilution.

      A summary of the transactions during the years ended June 30, 2003, 2002 and 2001 with respect to ECD's 1987 Stock Option Plan, 1995 Stock Option Plan and 2000 Stock Option Plan follows:


                                 2003                    2002                    2001
                         ---------------------   ---------------------   ---------------------
                                      Weighted                Weighted                Weighted
                                      Average                 Average                 Average
                                      Exercise                Exercise                Exercise
                         Shares       Price      Shares       Price      Shares       Price
                         ---------------------   ---------------------   ---------------------

Outstanding July 1       2,531,753    $ 18.67    2,444,545    $ 18.50    1,453,865    $ 13.50
Granted                    653,825    $ 10.46      120,000    $ 21.88    1,334,400    $ 22.66
Exercised                     -           -         14,412    $ 11.98      341,345    $ 13.43
Cancelled                   18,455    $ 19.01       18,380    $ 22.57        2,375    $ 23.51
                         ---------    -------    ---------    -------    ---------    -------
Outstanding June 30      3,167,123    $ 16.97    2,531,753    $ 18.67    2,444,545    $ 18.50
                         =========    =======    =========    =======    =========    =======
Exercisable June 30      2,002,253    $ 17.66    1,730,668    $ 16.90    1,058,820    $ 13.72
                         =========    =======    =========    =======    =========    =======
Weighted average fair
  value of options
  granted during the year   $ 6.00                 $ 18.78                 $ 14.30
                            ======                 =======                 =======

      The following table summarizes information about stock options outstanding at June 30, 2003:

                                  OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                       -----------------------------------------       ------------------------
                                      Weighted          Weighted                       Weighted
                       Number         Average           Average        Number          Average
Range of               Outstanding    Remaining         Exercise       Exercisable     Exercise
Exercise Prices        As of 6/30/03  Contractual Life  Price          As of 6/30/03   Price
-------------------    -------------  ----------------  --------       -------------   --------

$10.05 - $11.88          1,371,613         5.54          $11.08            729,513      $11.65
$12.35 - $22.43            386,065         3.35          $17.05            353,365      $16.97
$22.63 - $22.63          1,296,045         7.70          $22.63            833,375      $22.63
$22.88 - $27.04            113,400         6.96          $23.39             86,000      $23.39
                         ---------         ----          ------          ---------      ------
$10.05 - $27.04          3,167,123         6.21          $16.97          2,002,253      $17.66
                         =========         ====          ======          =========      ======

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE H - Stock Option Plans, Warrants and Other Rights to Purchase
------------------------------------------------------------------
Stock (Continued)
-----------------

Equity Compensation Plans Not Approved by Security Holders
----------------------------------------------------------

      In November 1993, stock options to purchase 94,367 shares of Common Stock held by Stanford R. Ovshinsky, and stock options to purchase 49,630 shares of Common Stock held by Dr. Iris M. Ovshinsky, issued under the Company's Amended and Restated Stock Option Plan, were cancelled and new stock options, covering 150,000 (adjusted to 401,499 as of June 30, 2003) shares of Common Stock in the case of Mr. Ovshinsky and 100,000 shares (adjusted to 258,250 as of June 30, 2003) of Common Stock in the case of Dr. Ovshinsky, were granted by ECD. The stock options cancelled had an average exercise price of approximately $18.00 per share. The weighted average exercise price of these outstanding stock options is $14.84 per share. The weighted average price was arrived at based upon (i) the option price of $7.00 per share for the original number of shares and any additional shares resulting from adjustments for the antidilution provisions during the 18-month period following the original grant; and (ii) thereafter the option exercise price will be the lower of the sales price of the additional securities or the fair market value of the Common Stock as of the date of such issuance. The Company recorded $198,000 compensation expense in the year ended June 30, 2002 related to options granted at a price lower than market.

      The number of stock options granted to Mr. and Dr. Ovshinsky is adjusted pursuant to the antidilution provisions of the stock option agreements. There were no grants in fiscal year 2003. For the three years ended June 30, 2003, 2002 and 2001, Mr. Ovshinsky was granted stock options to purchase 0, 44,530 and 18,239 shares of ECD Common Stock, respectively. For the three years ended June 30, 2003, 2002 and 2001, Dr. Ovshinsky was granted stock options to purchase 0, 29,687 and 12,160 shares of ECD Common Stock, respectively. The weighted average exercise price of options granted to Mr. and Dr. Ovshinsky during the two years ended June 30, 2002 and 2001 was $20.38 and $30.53 per share, respectively. The weighted average fair value of options granted to Mr. and Dr. Ovshinsky during the two years ended June 30, 2002 and 2001 was $16.77 and $10.52 per share, respectively.

      On January 15, 1999, ECD entered into a Stock Option Agreement with Robert
C. Stempel that granted Mr. Stempel an option to purchase up to 300,000 shares of Common Stock at an exercise price of $10.688 per share, the fair market value of the Common Stock as of the date of the Stock Option Agreement. The option, which is not subject to vesting requirements, may be exercised from time to time, in whole or in part, commencing as of the date of the Stock Option Agreement and ending on the tenth anniversary of such date.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE H - Stock Option Plans, Warrants and Other Rights to Purchase
------------------------------------------------------------------
Stock (Continued)
-----------------

      The Company continues to apply APB 25 to its stock-based compensation awards to employees. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and loss per share for the years ended June 30, 2003, 2002 and 2001 would have been increased by approximately $5,054,000, $10,880,000 and $4,018,000 and $.23, $.50 and $.21 per share, respectively. The fair value of the options granted during 2003, 2002 and 2001 is estimated as $3,926,000, $2,253,000 and $19,078,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                     2003           2002           2001
                                  ----------     ----------     ----------
      Dividend Yield                     0%             0%             0%
      Volatility %                   69.87%         76.53%         82.84%
      Risk Free Interest Rate         2.20%          3.71%          4.48%
      Expected Life              5.11 years     5.11 years     5.10 years

Warrants
--------

      As of June 30, 2003, ECD had outstanding warrants for the purchase of 400,000 shares of Common Stock granted to General Electric pursuant to a Common Stock Warrant between General Electric and ECD entered into in March 2000. These warrants are exercisable on or prior to March 10, 2010 at $22.93 per share.

Other Rights to Purchase Stock
------------------------------

      Pursuant to the Stock Purchase Agreement between ECD and Texaco Inc. dated as of May 1, 2000, Texaco purchased a 20% equity stake in ECD for $67.4 million. As part of this Stock Purchase Agreement, Texaco received rights to purchase additional shares of ECD Common Stock or other ECD securities (ECD Stock). On October 9, 2001, the shareholders of Texaco and Chevron Corp. voted on the merger of Texaco and Chevron. The combined companies have been renamed ChevronTexaco Corporation, which holds its equity stake in ECD in TRMI Holdings, a wholly owned subsidiary of ChevronTexaco.

      So long as ChevronTexaco owns more than 5% of ECD Stock and in the event ECD issues additional ECD Stock other than to ChevronTexaco, ChevronTexaco has the right to purchase additional ECD Stock in order for ChevronTexaco to maintain its same proportionate interest in ECD Stock as ChevronTexaco held prior to the issuance of the additional ECD Stock. If ChevronTexaco elects to purchase ECD Common Stock, the purchase price will be the average of the closing price on NASDAQ of the ECD Common Stock as reported in The Wall Street Journal for the five trading days prior to the closing date of the sale multiplied by the number of shares of the ECD Common Stock which ChevronTexaco is entitled to purchase.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE H - Stock Option Plans, Warrants and Other Rights to Purchase
------------------------------------------------------------------
Stock (Continued)
-----------------

      If ChevronTexaco does not exercise its right to purchase additional ECD Stock within 15 days after delivery of a Rights Notice from ECD, ChevronTexaco's right to purchase such additional ECD Stock which are the subject of the Rights Notice will terminate.

NOTE I - Net Loss Per Share
---------------------------

      Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. ECD uses the treasury stock method to calculate diluted earnings per share. Potential dilution exists from stock options and warrants. Weighted average number of shares outstanding and basic and diluted earnings per share for the years ended June 30 are computed as follows:

                                         2003           2002           2001
                                     ------------   ------------   ------------

Weighted average number of shares
outstanding                            21,900,416      21,659,933    19,348,954

Net loss before cumulative effect
 of change in accounting principle   $(38,413,719)   $(20,888,034)  $(5,121,838)

Cumulative effect of change in
 accounting principle                   2,215,560          -             -

Net loss                             $(36,198,159)   $(20,888,034)  $(5,121,838)

BASIC NET LOSS PER SHARE BEFORE
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                $      (1.75)   $       (.96)   $     (.26)
                                     =============   =============   ===========
BASIC NET LOSS PER SHARE             $      (1.65)   $       (.96)   $     (.26)
                                     =============   =============   ===========

Weighted average number of shares
outstanding                            21,900,416      21,659,933    19,348,954

Weighted average shares for dilutive
securities                                 -              -              -

Average number of shares outstanding
 and potential dilutive shares         21,900,416      21,659,933    19,348,954

Net loss before cumulative effect
 of change in accounting principle   $(38,413,719)   $(20,888,034)  $(5,121,838)

Cumulative effect of change in
 accounting principle                   2,215,560         -              -

Net loss                             $(36,198,159)   $(20,888,034)  $(5,121,838)

DILUTED NET LOSS PER SHARE BEFORE
 CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                $      (1.75)   $       (.96)   $     (.26)
                                     =============   =============   ===========
DILUTED NET LOSS PER SHARE           $      (1.65)   $       (.96)   $     (.26)
                                     =============   =============   ===========

      The per-share amount related to the cumulative effect of change in accounting principle was $.10 (favorable adjustment) for both the basic and diluted net loss per share for the year ended June 30, 2003.

      Due to the Company's net losses, the 2003, 2002 and 2001 weighted average shares of potential dilutive securities of 8,406, 532,151 and 1,872,516, respectively, were excluded from the calculations of diluted loss per share, as inclusion of these securities

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE I - Net Loss Per Share (Continued)
---------------------------------------

would have been antidilutive to the net loss per share. Additional securities of 2,700,473, 62,799 and 0, respectively, were excluded from the 2003, 2002 and 2001 calculations of weighted average shares of potential dilutive securities. Because of the relationship between the exercise prices and the average market price of ECD's Common Stock during these periods, these securities would have been antidilutive regardless of the Company's net loss.

NOTE J - Federal Taxes on Income
--------------------------------

      At June 30, 2003 and 2002, the Company has approximately $88,932,000 and $78,763,000, respectively, of net deferred tax assets, consisting primarily of $63,908,000 and $58,540,000, respectively, due to net operating loss carryforwards, and $487,000 and $487,000, respectively, due to tax credit carryforwards and at June 30, 2003, $24,537,000 in temporary differences, including $18,360,000 due to a basis difference in the Company's investments in the Ovonic Fuel Cell and Texaco Ovonic Hydrogen Systems joint ventures. However, a valuation reserve of $88,932,000 is required due to the Company's operating history and uncertainty regarding the future realizability of the net tax operating loss carryforwards and tax credit carryforwards.

      The Company's valuation reserve was increased by $10,169,000 in 2003, $6,528,000 in 2002 and $1,531,000 in 2001 for the impact of the 2003, 2002 and
2001 net operating losses, temporary differences and the expiration of tax carryforwards. The increases in 2003 and 2002 are mainly the result of the Company's net operating losses. The Company's utilization of United Solar Ovonic's net operating losses is limited to approximately $10,000,000 per year under the Internal Revenue code.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE J - Federal Taxes on Income (Continued)
--------------------------------------------

      At June 30, 2003, the Company's remaining net tax operating loss carryforwards and tax credit carryforwards expire as follows:

                                      Net Tax Operating     R&D Credit
                                      Loss Carryforward     Carryforward
                                      -----------------     -------------

          2004                          $  4,245,000
          2005                             5,307,000
          2006                            14,651,000
          2007                            10,548,000        $  276,000
          2008                             9,302,000            41,000
          2009                            11,923,000            30,000
          2010                             9,313,000            15,000
          2011                             6,854,000            40,000
          2012                            26,121,000            14,000
          2013                            12,447,000            29,000
          2014                             7,219,000            42,000
          2015                                -                   -
          2016                                -                   -
          2017                                -                   -
          2018                             6,825,000              -
          2019                               993,000              -
          2020                            10,170,000              -
          2021                                -                   -
          2022                            23,002,000              -
          2023                            29,042,000              -
                                        ------------        ----------
                Total                   $187,962,000        $  487,000
                                        ============        ==========

NOTE K - Related Party Transactions
-----------------------------------

      For the three years ended June 30, 2003, 2002 and 2001, ECD incurred expenses of $97,301, $72,038 and $45,656, respectively, for services rendered by its directors.

      For related party transactions involving United Solar Ovonic LLC, Ovonic Media, Ovonyx, Texaco Ovonic Fuel Cell, Texaco Ovonic Hydrogen Systems, Texaco Ovonic Battery Systems, ITS Innovative Transportation Systems and Sovlux see Note D.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE L - Business Segments
--------------------------

      The Company has three business segments: its subsidiaries, Ovonic Battery and United Solar Ovonic, and the parent company, ECD. Ovonic Battery is involved in developing and commercializing battery technology. United Solar Ovonic is involved in manufacturing, developing and commercializing photovoltaic technology. ECD is involved in microelectronics, fuel cells and hydrogen storage technologies, machine building and photovoltaics. Some general corporate expenses have been allocated to Ovonic Battery.

      The Company's operations by business segments were as follows:

                       Financial Data by Business Segment
                       ----------------------------------
                                (in thousands)

                                             Ovonic                   Consolidating
                                    ECD      Battery    United Solar      Entries    Consolidated
                                ----------  ----------  ------------  -------------  ------------
Revenues
     Year ended June 30, 2003   $ 27,062    $28,826     $ 14,890      $  (5,599)     $ 65,179
     Year ended June 30, 2002     61,636     48,529        7,157        (25,612)       91,710
     Year ended June 30, 2001     48,218     34,374        7,674        (18,862)       71,404

 Interest Income
     Year ended June 30, 2003   $  3,518    $  -        $     67      $     (24)     $  3,561
     Year ended June 30, 2002      4,439       -             288           -            4,727
     Year ended June 30, 2001      5,816       -              48           -            5,864

 Interest Expense*
     Year ended June 30, 2003   $     61    $    83     $    818      $     (81)     $    881
     Year ended June 30, 2002         51        375          484           -              910
     Year ended June 30, 2001         12        220          569           -              801

 Operating Income (Loss)
     Year ended June 30, 2003   $(20,745)   $(9,998)     $(6,355)     $   3,821      $(33,277)
     Year ended June 30, 2002    (17,560)    (6,460)      (4,539)         6,326       (22,233)
     Year ended June 30, 2001       (285)    (7,627)      (2,742)           587       (10,067)


                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements

NOTE L - Business Segments (Continued)
--------------------------------------

                                             Ovonic                   Consolidating
                                    ECD      Battery    United Solar      Entries    Consolidated
                                ----------  ----------  ------------  -------------  ------------

 Equity in Losses and Writedown
   of Joint Ventures
     Year ended June 30, 2003    $ (5,692)    $   -       $ (6,103)     $    -          $(11,795)
     Year ended June 30, 2002        (714)        -         (3,472)           528         (3,658)
     Year ended June 30, 2001         (49)        -         (2,434)           486         (1,997)


 Depreciation Expense
     Year ended June 30, 2003    $  1,784     $  1,136    $  2,577      $  (1,541)      $  3,956
     Year ended June 30, 2002       1,008        1,146       1,750         (1,631)         2,273
     Year ended June 30, 2001         825        1,442       1,720         (1,685)         2,302

 Capital Expenditures
     Year ended June 30, 2003    $  4,220     $    783    $    132      $    -          $  5,135
     Year ended June 30, 2002       7,340          172         155           -             7,667
     Year ended June 30, 2001       1,349          106         786           -             2,241

 Investments in Equity
   Method Investees
     Year ended June 30, 2003    $    594     $   -       $   -         $    -          $    594
     Year ended June 30, 2002       3,286         -         27,270           -            30,556
     Year ended June 30, 2001        -            -         23,450           -            23,450

 Identifiable Assets
     Year ended June 30, 2003    $141,199     $ 10,916    $142,036      $(140,456)      $153,695
     Year ended June 30, 2002     171,018       13,588      25,819        (18,306)       192,119
     Year ended June 30, 2001     127,462       27,106      38,909        (27,372)       166,105

----------------------------

    * Excludes intercompany interest.

                   ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

                      Notes to Consolidated Financial Statements


NOTE M - Quarterly Financial Data (Unaudited)
---------------------------------------------
(In thousands)

                                      First       Second      Third       Fourth      Total
                                      Quarter     Quarter     Quarter     Quarter     Year
                                      ---------   ---------   ---------   ---------   ---------
Year Ended June 30, 2003
   Revenues                           $ 15,855    $ 18,478    $ 13,595    $ 17,251    $ 65,179
   Operating loss                     $ (6,388)   $ (4,036)   $ (9,347)   $(13,506)   $(33,277)

Net loss before cumulative effect of
  change in accounting principle      $ (5,652)   $ (5,779)   $ (9,076)   $(17,907)   $(38,414)

Cumulative effect of change in
  accounting principle                $  2,216    $   -       $   -       $   -       $  2,216

Net loss                              $ (3,436)   $ (5,779)   $ (9,076)   $(17,907)   $(36,198)

Basic net loss per share before
  cumulative effect of change in
  accounting principle                $  (.26)    $  (.26)    $  (.41)    $  (.82)    $ (1.75)

Basic net income per share for
  cumulative effect of change in
  accounting principle                $   .10     $   -       $   -       $   -       $   .10

Basic net loss per share              $  (.16)    $  (.26)    $  (.41)    $  (.82)    $ (1.65)

Diluted net loss per share before
  cumulative effect of change in
  accounting principle                $  (.26)    $  (.26)    $  (.41)    $  (.82)    $ (1.75)

Diluted net income per share for
  cumulative effect of change in
  accounting principle                $   .10     $   -       $   -       $   -       $   .10

Diluted net loss per share            $  (.16)    $  (.26)    $  (.41)    $  (.82)    $ (1.65)

Year Ended June 30, 2002
   Revenues                           $ 22,459    $ 26,745    $ 24,490    $ 18,016    $ 91,710
   Operating income (loss)            $ (3,897)   $ (5,002)   $ (5,737)   $ (7,597)   $(22,233)
   Net income (loss)                  $ (2,765)   $ (4,317)   $ (5,015)   $ (8,791)   $(20,888)
   Basic earnings per share           $  (.13)    $  (.20)    $  (.23)    $  (.40)    $  (.96)
   Diluted earnings per share         $  (.13)    $  (.20)    $  (.23)    $  (.40)    $  (.96)


                       Schedule II - Valuation and Qualifying Accounts
                       -----------------------------------------------

                                                        Additions
                                                 -----------------------
                                 Balance at      Charged to   Charged to
                                 Beginning of    Costs and    Other                          Balance at
Description                      Period          Expenses     Accounts      Deductions       End of Period
----------------------------     ------------    -----------------------    ----------       -------------
Allowance for Uncollectible
  Accounts:
    Year Ended June 30, 2003     $  563,000      $   23,000    $127,000*    $  (448,000)***  $  265,000
    Year Ended June 30, 2002        583,000          28,000                     (48,000)***     563,000
    Year Ended June 30, 2001        579,000         824,000                    (820,000)***     583,000

Reserve for Losses on
  Government Contracts:
    Year Ended June 30, 2003     $1,400,000       $  281,636                $      -         $1,681,636
    Year Ended June 30, 2002      1,650,000                                    (250,000)**    1,400,000
    Year Ended June 30, 2001      1,350,000          300,000                                  1,650,000

Reserve for Warranty:
    Year Ended June 30, 2003     $2,489,024       $1,212,949   $728,503*    $(1,439,815)     $2,990,661
    Year Ended June 30, 2002        978,895        1,510,129                                  2,489,024
    Year Ended June 30, 2001         70,284          908,611                                    978,895

------------------


  * Represents amounts applicable to United Solar Ovonic at May 14, 2003 (the date at which United Solar Ovonic was consolidated).
 ** Represents change in estimated reserve.
*** Represents write-off of uncollectible accounts.

                                 EXHIBIT INDEX


   5.1  Opinion of Roger John Lesinski, Esq., General Counsel of ECD *


  23.1  Consent of former Independent Registered Public Accounting Firm *

  23.2  Consent of Roger John Lesinski, Esq. (included in Exhibit 5.1) *


-------------
*    Filed herewith.